As filed with the Securities and Exchange Commission on February __, 2001
                          Registration Nos. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                  American International Petroleum Corporation
             (Exact name of Registrant as specified in its charter)

             Nevada                          6719                    13-3130236
(State or other jurisdiction of  (Primary Standard Industrial     (I.R.S. Employer
 incorporation or organization)     Classification Number)     Identification Number)

                        2950 North Loop West, Suite 1000
                              Houston, Texas 77092
                                 (713) 802-0087
     (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)
                        ---------------------------------
                              DENIS J. FITZPATRICK
                             Chief Financial Officer
                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION
                        2950 North Loop West, Suite 1000
                              Houston, Texas 77092
                            Telephone: (713) 802-0087
                           Telecopier: (713) 681-5987
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         -------------------------------
                                   Copies to:
                               CHARLES SNOW, ESQ.
                             SNOW BECKER KRAUSS P.C.
                                605 Third Avenue
                          New York, New York 10158-0125
                            Telephone: (212) 687-3860
                               Fax: (212) 949-7052

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------
                                            Amount            Proposed Maximum
Title of Each Class of Securities to         to be             Offering Price          Proposed Maximum         Amount of
Be Registered                             Registered          Per Security (1)        Offering Price (1)     Registration Fee
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.08 par value               30,100,000              $ 0.375               $11,287,500           $3,386.25
-----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933.
(2) Represents shares to be sold by the selling securityholders named in this registration statement. Also includes an indeterminate number of shares that the selling securityholders may acquire as a result of a stock split, stock dividend or similar transaction involving the common stock pursuant to the antidilution provisions of our series A convertible preferred stock and warrants. Does not include additional shares that may be acquired by the selling securityholders upon conversion of the series A convertible preferred stock attributable to the operation of the conversion price formula set forth in the certificate of designations for that series of convertible preferred stock due to a decline in the market price of our common stock.
(3) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) based upon the closing sale price of the common stock as reported by Bloomberg LP on February 7, 2001.

                           --------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                           --------------------------

                                Explanatory Note

In accordance with Rule 429, the prospectus included in this Registration Statement relates to the offer and resale by the selling securityholders named in the prospectus of 36,936,376 shares of common stock, of which

o    30,100,000 shares are included in this Registration Statement

o 6,836,376 shares are included in Registration Statement No. 333-43084, declared effective by the SEC on August 4, 2000.

      Preliminary Prospectus dated February __, 2001, subject to completion

Information contained in this Prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.


                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION

                                  Common Stock

GCA Strategic Investment Fund Limited and the other selling securityholders named in this prospectus are offering and selling up to 36,936,376 shares of our common stock, including 32,536,376 shares that GCA Strategic Investment Fund Limited may acquire upon conversion of our series A convertible preferred stock. We will not receive any proceeds from these sales.

GCA Strategic Investment Fund Limited is an "underwriter" within the meaning of the Securities Act of the shares of common stock it offers and sells under this prospectus.

Our common stock is quoted on the OTC Bulletin Board under the symbol "AIPN".

The common stock is a speculative investment and involves a high degree of risk. You should read the description of certain risks under the caption "Risk Factors" commencing on page 5 before purchasing the common stock.

Our executive offices are at 2950 North Loop West, Suite 1000, Houston, Texas 77092 and our telephone number is 713-802-0087.

These securities have not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

                  The date of this Prospectus is _______, 2001

                                Table of Contents

                                                                          Page

Prospectus Summary......................................................    3
Risk Factors............................................................    4
Forward Looking Statements..............................................    9
Market for Our Common Stock.............................................    9
Dividend Policy.........................................................   10
Selected Financial Data.................................................   10
Management's Discussion and Analysis of Financial Condition
          And Results of Operations.....................................   11
Business................................................................   15
Management..............................................................   28
Security Ownership of Certain Beneficial Owners and Management..........   33
Certain Transactions....................................................   35
Selling Securityholders.................................................   35
Plan of Distribution....................................................   37
Description of Securities...............................................   38
Where You Can Find More Information.....................................   42
Legal Matters...........................................................   42
Experts.................................................................   42
Index to Consolidated Financial Statements..............................   43

                             ----------------------

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with different information. The common stock will not be offered in any state where an offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of this prospectus.

                               Prospectus Summary

Our Business

We are a holding company that through our wholly owned subsidiaries:

o Refine crude oil feedstocks to produce jet fuel, diesel, naphtha, gas oils and fuel oil.

o Produce, process and market conventional and technologically advanced polymerized asphalt, vacuum gas, oil and other products at our refinery in Lake Charles, Louisiana utilizing low-cost, low-gravity, high sulfur crudes.

o Engage in oil and gas exploration and development in western Kazakhstan, where we own a 70% working interest in a 20,000 square kilometer exploration block and a 100% working interest in a 200,000 acre gas field.

We also are seeking other oil and gas projects in the United States, Russia and Central Asia.

Shares Offered

The selling securityholders named in the section of the Prospectus captioned "Selling Securityholders" are offering and selling up to 36,936,371 shares of common stock, including 32,536,376 shares that GCA Strategic Investment Fund Limited may acquire upon conversion of our series A convertible preferred stock.

Summary of Consolidated Financial Data

The summary consolidated financial data presented below is qualified in its entirety by, and should be read together with, our consolidated financial statements and related notes included in this prospectus under the heading "Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                           ($000)
                                 For the nine months ended
                                        September 30                                         ($000)
                                        (Unaudited)                                       At December 31
                                    -----------------------        --------------------------------------------------------------
                                      2000          1999           1999          1998          1997          1996          1995
                                      ----          ----           ----          ----          ----          ----          ----
Statement of operations data:
Revenues                            $  2,828      $  7,120      $  8,352      $ 11,855      $    828      $  4,003      $  2,811
Net loss(1)                           (9,854)      (11,721)      (14,918)       (9,103)      (17,954)       (4,652)       (4,338)
Net loss per
  Share - basic
  and diluted                          (0.09)        (0.17)        (0.20)        (0.17)        (0.43)        (0.16)        (0.20)


                                                                                              ($000)
                                            ($000)                                        At December 31
                                     At September 30, 2000         --------------------------------------------------------------
                                          (Unaudited)              1999          1998           1997         1996          1995
                                           ----------              ----          ----           ----         ----          ----
Balance sheet data:
Working capital (deficit)                 $  (8,646)            $  (5,005)     $ (4,596)    $   (694)     $ (9,823)     $ (3,403)
Total assets                                 67,657                69,658        60,861       41,840        34,492        32,640
Total current liabilities                    11,021(1)              8,904         7,914        9,335        13,165        11,350
Long-term debt                                5,504                11,985         6,111         -0-          6,767         7,303
Accumulated deficit                        (113,232)             (103,379)      (88,461)     (79,358)      (61,404)      (56,752)
Stockholders' equity                         50,826                48,464        46,530       32,504        21,328        21,291
Cash dividends declared                        -0-                   -0-           -0-          -0-           -0-           -0-


(1) Includes $5.8 million under bridge notes payable to GCA Strategic Investment Fund Limited payable on April 28, 2001

                                  Risk Factors

Risks Related to Our Financial Condition
----------------------------------------

We have a history of operating losses which may continue and we may never become profitable.
We have experienced significant losses since we began operations. We incurred a net loss of approximately $9.9 million for the nine months ended September 30, 2000, compared to a net loss of approximately $11.7 million for the nine months ended September 30, 1999, and net losses of approximately $14.9 million for the year ended December 31, 1999, approximately $9.1 million for the year ended December 31, 1998 and approximately $18 million for the year ended December 31, 1997. As a result of these losses, as of September 30, 2000, we had an accumulated deficit of approximately $113 million. We will continue to incur losses until our asphalt and/or refining operations or Kazakhstan projects generate substantial revenues. We expect our expenses to increase as we expand our business. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations, we may not become profitable. Even if we become profitable, we may be unable to sustain our profitability.

Our auditors have included an explanatory paragraph in their report on our financial statements concerning our ability to continue in business.
In connection with the audit of our financial statements for the year ended December 31, 1999, Hein + Associates, LLP, our independent auditors, included an explanatory paragraph in its report on our financial statements as to our ability to continue in business as a result of

     o a net loss of approximately $14.9 million during 1999, of which approximately $6.4 million represented non-operating or non-cash items

     o lack of resources to fulfill our operating and capital commitments as of December 31, 1999

     o a working capital deficit of approximately $5.0 million at December 31, 1999

     o the suspension of our refinery operations until at least the second quarter of 2000

We owe GCA $5.8 million under bridge notes due April 28, 2001 which we will not be able to pay unless we refinance or extend the due date of this debt, or receive funds from a financing or the sale of assets.
We have $5.8 million of debt due to GCA on April 28, 2001, which we may not be able to pay. Payment of this debt is secured by our St. Marks refinery. If we are not able to pay or extend the due date, or refinance this debt, the lender has the right to foreclose on this collateral. If we are not able to obtain the necessary financing or sell certain assets to meet these obligations, our ability to continue operations will be materially and adversely effected.

Risks Related to Our Business
-----------------------------

We do not have any proved reserves of gas or oil.
Although we have identified structures within both our concessions in Kazakhstan which geological and engineering data demonstrate with reasonable certainty may contain oil and gas reserves to be recoverable in future years from known reservoirs under existing economic and operating conditions, we do not have a contract in place to sell the resultant oil and/or gas that may be produced from these structures. Under SEC accounting rules, we may not classify these reserves as proven until we have entered into such a contract.

We are subject to losses from drilling and other hazards.
Unusual or unexpected formation pressures, down-hole fires or other hazardous conditions may be encountered in drilling oil and gas wells and in the refining of oil. If we encounter such hazards, completion of wells or production of asphalt products may be substantially delayed and the costs significantly increased, and in the case of asphalt products, may result in the cancellation of customer contracts and adversely affect our ability to attract future business. Even though a well is completed and is found to be productive, water or other deleterious substances may be encountered, which may impair or prevent production of oil or gas, and which may adversely affect our operations. Since our refineries are located on inland waterways, floods and adverse weather conditions can hinder or delay feedstock and transportation of products at our refineries in Lake Charles, Louisiana and St. Marks, Florida. Labor disputes, work stoppages, shortages of equipment and materials or the unavailability of oil or asphalt barges and drilling rigs can also disrupt drilling and production operations.

Our business is subject to environmental risks.
Extensive national and/or local environmental laws and regulations in both the United States and Kazakhstan affect nearly all of our operations. These laws and regulations set various standards regulating certain aspects of health and environmental quality, provide for penalties and other liabilities for the violation of such standards and establish in certain circumstances obligations to remediate current and former facilities and off-site locations. We may incur substantial financial obligations in connection with environmental compliance.

We are occasionally subject to non-recurring environmental costs. The annual cost incurred in connection with these assessments varies from year to year, depending upon our activities in that year. The costs of such environmental impact assessments were not material in 2000, but may be in the future. We are not aware of any other anticipated nonrecurring environmental costs.

Kazakhstan has comprehensive environmental laws and regulations and has adopted the environmental standards set out by the World Bank organizations. Enforcement is administered through the Kazakhstan Ministry of Environment and related local state agencies. Our operations require a comprehensive environmental permit for all drilling and exploration activities.

Our operations are subject to all of the environmental risks normally incident to oil and gas exploration, drilling, and refining activities, including blowouts, pollution and fires. Any of these occurrences could result in environmental damage or destruction, including the discharge of hazardous materials into the environment. Although we maintain comprehensive and general liability coverage as is customary in the oil and gas industry, and coverage against certain risks, we are not fully covered for damages incurred as a consequence of environmental mishaps. To the extent we are covered, the coverage may not be adequate protection in the event of an environmental problem. We are not aware of any pending or threatened reclamation issues in the United States or abroad.

We may experience difficulties in marketing some of our products.
Our ability to market some of our products depends upon:

     o our ability to obtain the financing necessary to develop our oil and gas properties to the point where production is available for sale

     o the proximity, capacity and cost of oil or gas pipelines and other facilities for the transportation of oil or gas

     o    the quantity and quality of the oil or gas produced

     o the availability of viable purchasers willing to buy our oil and gas production

     o our ability to provide asphalt products which satisfy state and federal highway quality specifications

     o the availability and cost of asphalt barges to transport asphalt products

Government legislation in Kazakhstan and other foreign countries through which our products may be transported may adversely affect our business.
Our exploration in western Kazakhstan is subject to regulations imposed by the Kazakhstan government. The Kazakhstan government may limit oil and gas production and impose taxes on oil and gas when sold. We cannot predict whether such governmental actions may occur, or anticipate the ultimate effect of governmental policies and contracts upon us. We also will be subject to the laws of jurisdictions through which oil and gas pipelines traverse. We cannot predict what policies these jurisdictions may follow, or the impact of local regulations on our business.

Our business is subject to possible adverse political and economic conditions in Kazakhstan.

A favorable political climate in Kazakhstan and the openness of its markets to United States trade is essential to our success in Kazakhstan. Kazakhstan is a former constituent republic of the Soviet Union, which declared its independence from the Soviet Union in December 1991. At the time of its independence, it became a member of the Commonwealth of Independent States, or CIS, the association of former Soviet states which have entered into agreements of cooperation and support for trade, border protection, immigration controls, environmental matters and overall cooperation for the economic and political stability and development of the member states. The CIS have embraced political and economic reforms, but there remains political and economic instability the result of which could be detrimental to our operations there.

Because the CIS countries are in the early stages of development of a market economy, the commercial framework in still developing along with commercial laws, their applications and the enforcement of these laws. Although Kazakhstan's laws regarding foreign investment provide for protection against nationalization and confiscation, there is little or no judicial precedent in this area. Foreign firms operating in this region may be subject to numerous other risks that are not present in domestic operations, including political strife, the possibility of expropriation, inadequate distribution facilities, inflation, fluctuations of foreign currencies, high and unpredictable levels of taxation, requirements for governmental approvals for new ventures, local participation in operations, and restrictions on royalties, dividends and currency remittances. Currently, there are no restrictions on royalties, dividends or currency remittances.

Our business is subject to foreign currency risks.
Since we have oil and gas operations outside the United States, our business is subject to foreign currency risks. These risks include

     o The value of the local currency in Kazakhstan relative to the U.S. dollar may continue to decline and is subject to continued volatility

     o We may encounter difficulties in converting local currencies to U.S. dollars. Although Kazakhstan laws permit the conversion of local currency into foreign currency, the local currency generally is not convertible outside CIS countries. If we discover oil or gas in our licensed area in Kazakhstan and sell the oil and gas in a CIS country, currency liquidity and restrictions may adversely affect us.

     o The market for conversion of local currency into other currencies may deteriorate or cease to exist. Although a market exists within CIS countries for the conversion of CIS currencies into other currencies, it is limited in size and subject to rules limiting the purposes for which conversion may be effected. In addition, the availability of other currencies may inflate their values relative to CIS currencies.

We may encounter delays in transfer of funds in and out of Kazakhstan since its banking system is not well developed.
Since the banking system in Kazakhstan is not yet as developed as its Western counterparts, we may encounter considerable delays in the transfer of funds within, and the remittance of funds out of Kazakhstan. Any delay in converting Kazakhstan currency into a foreign currency in order to make a payment, or delay in the transfer of such currency could have a material adverse effect on our business.

We may experience difficulties in repatriating profits and capital.
While applicable legislation in the CIS currently permits the repatriation of profits and capital and the making of other payments in hard currency, our ability to repatriate such profits and capital and to make such other payments is dependent upon the continuation of the existing legal regimes for currency control and foreign investment, administrative policies and practices in the enforcement of such legal regimes and the availability of foreign exchange in sufficient quantities in those countries.

We may not generate significant revenue from our refining operations.
Since the first quarter of 1998, we have been engaged in the production and sale of asphalt products at our refinery in Lake Charles, Louisiana. Our refinery operation is subject to all of the risks and hazards associated with the establishment of a new business. To date, we have encountered mechanical problems with equipment, delays caused by unavailability of asphalt barges, shortages of economically-priced feedstocks, and unanticipated expenses for refinery repairs and transportation fees. Since we were blending asphalt and not processing crude oil, our crude unit was idle for most of 1999 and 2000. Consequently, we have had minimal revenues from light-end products.

In September 2000, we entered into a crude oil processing agreement with Sargeant Bulktainers, Inc., a division of Sargeant Marine, Inc., an international marketer and transporter of asphalt products, under which Sargeant agreed to process a minimum of 300,000 barrels of crude oil per month through our Lake Charles, Louisiana refinery. However, as of January 31, 2000, Sargeant has provided us with only 52,000 barrels for processing as a test run. Although Sargeant has advised us that it plans to process larger quantities of crude under the processing agreement beginning in late February 2001, Sargeant may not comply with its obligations under the processing agreement. Although we are seeking agreements to process crude oil feedstocks for others, we may not be successful in obtaining them. Unless Sargeant complies with its obligations under our processing agreement, or we agree to operate our refining unit for other companies, we do not expect to operate the unit during 2001. As a result, revenues from our refining operations may not be significant in 2001 .

Our success is dependent on our key personnel who we may not be able to retain and we may not be able to hire additional qualified personnel to satisfy our personnel needs.

Our success is dependent upon the efforts, abilities and expertise of certain key management personnel. Our future success also is dependent, in part, on our ability to attract and retain qualified personnel. We cannot give you any assurance that we will be able to attract and retain qualified individuals. As compared to other publicly traded oil and gas companies, we have fewer resources to attract and/or retain key personnel, and we do not have the depth of managerial employees to rely upon in the event of the loss of any single employee. The loss of any key employee could have a material adverse affect on the operations of our business.

Risks Related to Our Common Stock
---------------------------------

Since our common stock is subject to the sec's "penny stock" rules, investors may find it more difficult to sell our common stock as compared to securities traded on a national securities exchange or quoted on the Nasdaq stock market. SEC rules require brokers to provide information to purchasers of securities traded at less than $5.00 and not traded on a national securities exchange or quoted on the NASDAQ Stock Market. The rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker must also give bid and offer quotations and broker and salesperson compensation information to the customer orally or in writing before or with his confirmation. The SEC rules also require a broker to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction before a transaction in a penny stock. These disclosure requirements may have the effect of reducing trading activity in our common stock and make it more difficult for investors to sell.

Conversion of our convertible debenture and subsequent public sale of our common stock while its market price is declining may result in further decreases in the market price.

As of December 31, 2000, $5,769,135 principal amount of our 5% convertible debenture due February 18, 2004 was outstanding. The debenture is convertible into shares of our common stock at a conversion price equal to 85% of the average of the lowest 3 daily weighted average sale prices of a share of our common stock for 20 trading days prior to the date of conversion, subject to a maximum conversion price of $1.214 per share. Since there is no minimum conversion price, there is no limit on the number of shares of common stock that the holder of the debenture may acquire upon conversion.

The holder of our debenture may sell at market price the shares of common stock it has acquired upon conversion at a 15% discount to prevailing market prices concurrently with, or shortly after, conversion, realizing a profit equal to the difference between the market price and the discounted conversion price. The holder of the debenture also could engage in short sales of our common stock, which could contribute to a decline in the market price of the common stock and give it the opportunity to profit from that decrease by covering a short position with shares acquired upon conversion at a 15% discount to the prevailing market price. The conversion of the debenture and subsequent sale of a large number of shares of common stock acquired upon conversion during periods when the market price of the common stock declines, or the possibility of such conversions and sales, may exacerbate the decline or impede increases in the market price of the common stock.

Conversion of our shares of series a convertible preferred stock and subsequent public sale of our common stock while its market price is declining may result in further decreases in the market price.
Each share of our series A convertible preferred stock has a stated value of $1,000 and is convertible into shares of our common stock at a conversion price equal to 92% of the average of the lowest three daily weighted average sales prices of our common stock during the 20 trading days prior to the date of conversion. The number of shares of common stock that may be acquired upon conversion is determined by dividing the stated value of the number of shares of series A convertible preferred stock to be converted by the conversion price. Since there is no minimum conversion price, there is no limit on the number of shares of common stock that holders of the series A convertible preferred stock may acquire upon conversion.

Holders of our series A convertible preferred stock may sell at market price the shares of common stock they have acquired upon conversion at an 8% discount to prevailing market prices concurrently with, or shortly after, conversion, realizing a profit equal to the difference between the market price and the discounted conversion price. The holders of the series A convertible preferred stock could engage in short sales of our common stock, which could contribute to a decline in the market price of the common stock and give them the opportunity to profit from that decrease by covering their short position with shares acquired upon conversion at an 8% discount to the prevailing market price. The conversion of the series A convertible preferred stock and subsequent sale of a large number of shares of common stock acquired upon conversion during periods when the market price of the common stock declines, or the possibility of such conversions and sales, may exacerbate the decline or impede increases in the market price of the common stock.

Conversion of our outstanding debenture and series a convertible preferred stock, and the exercise of our outstanding warrants and stock options and subsequent public sale of our common stock, will result in substantial dilution to existing stockholders.

     As of December 31, 2000, we had outstanding 132,624,318 shares of common stock. In addition,

     o An indeterminate number of shares may be acquired upon conversion of the outstanding $5,769,135 principal amount of our 5% convertible debenture due February 18, 2004, since there is no minimum conversion price. At an assumed conversion price of $0.34 per share, the holder of the debenture could acquire 18,664,849 shares of common stock upon conversion of, and payment of 24 months accrued interest on, the debenture, representing approximately 18.9% of the shares outstanding as of December 31, 2000.

     o An indeterminate number of shares may be acquired by GCA Strategic Investment Fund Limited upon conversion of our series A convertible preferred stock available under our credit facility since there is no minimum conversion price. Assuming we do not increase the amount of our credit facility, we may sell an additional 3,750 shares of series A convertible preferred stock to GCA. If GCA converts an additional 3,750 shares of series A convertible preferred stock at an assumed conversion price of $0.34 per share, we will issue 11,029,412 shares of common stock, representing approximately 12.3% of the shares outstanding on December 31, 2000. We also will issue warrants to purchase 75,000 shares of common stock to LKB Financial on each date shares of series A convertible preferred stock are sold to GCA under the purchase agreement.

     o 11,180,926 shares may be acquired upon exercise of outstanding warrants, representing approximately 8.4% of the shares outstanding as of December 31, 2000.

     o 3,622,415 shares may be acquired upon exercise of outstanding options, representing approximately 2.7% of the shares outstanding as of December 31, 2000.

Existing stockholders will experience substantial dilution in their percentage ownership of our common stock if the debenture and shares of Series A convertible preferred stock purchased by GCA are converted. If the entire outstanding $5,769,135 principal amount of our 5% convertible debenture is converted at an assumed conversion price of $0.34 per share, an additional 3,750 shares of series A convertible preferred stock is purchased by GCA and converted at an assumed conversion price of $0.34 per share, and all outstanding warrants and stock options are exercised, the number of outstanding shares of common stock will increase by 44,497,602, representing approximately 33.6% of the outstanding common stock as of December 31, 2000.

Future sales of our common stock may have an adverse effect on its market price. As of December 31, 2000, we had outstanding 132,624,318 shares of common stock, of which 129,437,105 shares are transferable without restriction under the Securities Act. The remaining 3,187,213 shares are restricted securities which may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. In addition,

     o An indeterminate number of shares may be acquired upon conversion of the outstanding $5,769,135 principal amount of our 5% convertible debenture due February 18, 2004 since there is no minimum conversion price. At an assumed conversion price of $0.34 per share, the holder of the debenture could acquire 18,664,849 shares of common stock upon conversion of, and in payment of 24 months accrued interest on, the debenture. The actual conversion price is 85% of the average of the lowest 3 daily weighted average sale prices for the 20 trading days prior to the date of conversion. The maximum conversion price is $1.214 per share. Since there is no minimum conversion price, if the market price of the common stock declines below the assumed conversion price, the number of shares that may be acquired upon conversion will increase.

     o An indeterminate number of shares may be acquired upon conversion of the remaining 3,750 shares of our series A convertible preferred stock available under our credit facility since there is no minimum conversion price. Assuming we sell an additional 3,750 shares of series A convertible preferred stock to GCA. If GCA converts an additional 3,750 shares of series A convertible preferred stock at an assumed conversion price of $0.34 per share, we will issue 11,029,412 shares of common stock. The number of shares that GCA may acquire upon conversion of the series A convertible preferred stock will increase if the market price of the common stock declines below the assumed conversion price. We also will issue warrants to purchase 75,000 shares of common stock to LKB Financial on each date shares of series A convertible preferred stock are sold to GCA under the purchase agreement. The exercise price of the warrants issued to GCA and LKB is $0.23 per share.

     o 11,180,926 shares may be acquired upon exercise of warrants having exercise prices ranging from $0.13 to $3.00 per share.

     o 3,622,415 shares may be acquired upon exercise of stock options granted pursuant to our employee stock option plans at exercise prices ranging from $0.43 to $2.00 per share.

Substantially all of such shares, when issued, may be immediately resold in the public market pursuant to effective registration statements under the Securities Act. We cannot give you any assurance as to the effect, if any, that future sales of common stock, or the availability of shares of common stock for future sales, will have on the market price of the common stock from time to time. Sales of substantial amounts of common stock, or the possibility of such sales, could adversely affect the market price of the common stock and also impair our ability to raise capital through an offering of equity securities in the future.

Other issuances of preferred stock could adversely affect existing holders of our common stock.
Under our articles of incorporation, our Board of Directors may, without further stockholder approval, issue up to 7,000,000 shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. Our Board of Directors has authorized the issuance of up to 18,000 shares of Series A convertible preferred stock in connection with our credit facility with GCA Strategic Investment Fund. We could use new classes of preferred stock as a method of discouraging, delaying or preventing a change in persons that control us. In particular, the terms of the preferred stock could effectively restrict our ability to consummate a merger, reorganization, sale of all or substantially all of our assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the common stock. We could also create a class of preferred stock with rights and preferences similar to those of our series A convertible preferred stock, which could result in substantial dilution to holders of our common stock or adversely affect its market price.

                           Forward Looking Statements

Some of the information in this prospectus may contain forward-looking statements within the meaning of the safe harbor provisions of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Such statements can be identified by the use of forward-looking terminology such as may, "will," "expect," "believe," "intend," "anticipate," "estimate," "continue" or similar words. These statements discuss future expectations, estimate the happening of future events or our financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risks and uncertainties discussed under the captions "Risk Factors", "Management Discussion and Analysis of Financial Condition and Results of Operations - Liquidity", and "Business", which could cause our actual results to differ materially from those contained in any forward-looking statement.

                           Market For Our Common Stock

Our common stock is traded in the over-the-counter market and quoted on the OTC Bulletin Board under the symbol "AIPN". Prior to November 7, 2000, our common stock was included in the Nasdaq National Market. Our common stock was delisted from Nasdaq for failure to maintain a bid price of $1.00 per share as required under Nasdaq's rules for continued listing. The following table sets forth, for the periods indicated, the range of high and low sale prices of the common stock as reported by Bloomberg LLP.

                                                              Common Stock
                                                          High Price   Low Price
                                                          ----------   ---------

1999     First Quarter                                     $1.50        $0.5625
         Second Quarter                                    1.375        0.71875
         Third Quarter                                   1.34375        0.65625
         Fourth Quarter                                  1.25625          0.375

2000     First Quarter                                    $2.063       $   .500
         Second Quarter                                    1.000           .500
         Third Quarter                                      .656           .406
         Fourth Quarter                                     .500           .100

2001     First Quarter (through January 30, 2001)           .484           .109


At January 31, 2001, our common stock was owned by approximately 1,750 shareholders of record and we estimate there were approximately 32,500 beneficial owners of our common stock.


                                 Dividend Policy

We have never paid cash dividends on our common stock, and do not contemplate paying any cash dividends in the foreseeable future. Our Board of Directors intends to retain earnings to finance the operations and development of our business.

                             Selected Financial Data

The following table sets forth selected consolidated financial data for each of the five years ended December 31, 1999 and for the nine-month periods ended September 30, 2000 and 1999. The selected consolidated financial information for and as of the years ended December 31, 1996 and 1995 are derived from our consolidated financial statements, which have been audited by PricewaterhouseCoopers, independent certified public accountants. The selected financial information and as of the years ended December 31, 1999, 1998 and 1997 are derived from our consolidated financial statements, which financial statements have been audited by Hein + Associates, LLC, independent certified public accountants. Our consolidated balance sheets as of December 31, 1999, 1998 and our consolidated statements of operations for the years ended December 31, 1999, 1998 and 1997 and the accountants' report thereon are included in this prospectus under the heading "Consolidated Financial Statements". The selected data for each of the nine-month periods ended September 30, 2000 and 1999 are derived from our unaudited interim consolidated financial statements. Our interim consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, which we consider necessary for the fair presentation of our financial position and results of operations for those periods. The interim operating results for the nine-month period ended September 30, 2000 are not necessarily indicative of the results that we will experience for the entire year. Historical results are not necessarily indicative of the results to be expected in the future. The selected consolidated financial data presented below is qualified in its entirety by, and should be read together with, our consolidated financial statements and related notes included in this prospectus under the heading "Consolidated Financial Statements".

                                             ($000)
                                     For the nine months ended
                                           September 30                                         ($000)
                                           (Unaudited)                                       At December 31
                                       -----------------------        --------------------------------------------------------------
                                         2000          1999           1999          1998          1997          1996          1995
                                         ----          ----           ----          ----          ----          ----          ----
Statement of operations data:
Revenues                               $  2,828      $  7,120      $  8,352      $ 11,855      $    828      $  4,003      $  2,811
Net loss(1)                              (9,854)      (11,721)      (14,918)       (9,103)      (17,954)       (4,652)       (4,338)
Net loss per
  Share - basic
  and diluted                             (0.09)        (0.17)        (0.20)        (0.17)        (0.43)        (0.16)        (0.20)


                                                                                                  ($000)
                                                ($000)                                        At December 31
                                        At September 30, 2000         --------------------------------------------------------------
                                             (Unaudited)              1999          1998           1997         1996          1995
                                              ----------              ----          ----           ----         ----          ----
Balance sheet data:
Working capital (deficit)                    $  (8,646)            $  (5,005)     $ (4,596)    $   (694)     $ (9,823)     $ (3,403)
Total assets                                    67,657                69,658        60,861       41,840        34,492        32,640
Total current liabilities                       11,021(1)              8,904         7,914        9,335        13,165        11,350
Long-term debt                                   5,504                11,985         6,111         -0-          6,767         7,303
Accumulated deficit                           (113,232)             (103,379)      (88,461)     (79,358)      (61,404)      (56,752)
Stockholders' equity                            50,826                48,464        46,530       32,504        21,328        21,291
Cash dividends declared                           -0-                   -0-           -0-          -0-           -0-           -0-

-------------
(1) Includes $5.8 million under bridge notes payable to GCA Strategic Investment Fund Limited payable on April 28, 2001


           Management's Discussion And Analysis Of Financial Condition
                            And Results Of Operations

Results of Operations

We have two major segments of business - refining and oil and gas exploration and development. We have had no oil and gas production operations since the first quarter of 1997 when we sold our South American wholly-owned oil and gas subsidiaries. Since this sale, our oil and gas activities have been limited to geological and geophysical acquisition, reprocessing and/or analysis of data, acquisition of additional licenses or projects, drilling, and market analysis and negotiation in Kazakhstan where we have two gas and oil concessions. We have yet to implement oil and/or gas production operations in Kazakhstan.

In July 2000 we entered into a joint venture agreement with Sargeant Bulktainers Inc. under which Sargeant agreed to provide and finance certain wholesale asphalt feedstocks to our Lake Charles refinery's asphalt division for processing, blending and the marketing of the these feedstocks. For the nine months ended September 30, 2000, our refining segment had sales of $2,708,000, net of the joint venture income of $16,000 and costs of goods sold operating expenses of $3,384,000. Interest income and other corporate revenues totaled $119,000 with general corporate expense, interest expense and depreciation being $4,994,000, $1,554,000 and $2,748,000, respectively. Our identifiable assets at September 30, 2000 total $31,888,000 of operating assets in the United States, $33,503,000 in Kazakhstan, and $2,266,000 of corporate assets.

The following table highlights the results of operations for the nine months ended September 30, 2000 and for the years ended December 31, 1999, 1998 and 1997.


                                                   Nine Months Ended                 Years Ended December 31,
                                                   September 30, 2000              ---------------------------
                                                       (Unaudited)                 1999        1998       1997
                                                  --------------------             ----        ----       ----
Refinery Processing Operations:
    Refinery product revenues (000's)                    $ 2,577                  $ 8,138     $11,394       --
    Product Costs (000's)                                  2,280                  $ 5,944     $ 8,194       --
    Operating Costs (000's)                                  920                  $ 2,727     $ 3,087

Exploration and Production Activity:
Colombia Properties(1):
    Revenue - Oil Sales (000's)                               --                       --          --       $261
    Lease Operating Expenses (000's)                          --                       --          --       $99
    Production Volume - Barrels                               --                       --          --       318,625
    Average Price per Bbl                                     --                       --          --       $14.01
    Production Cost per Bbl                                   --                       --          --       $5.31
    Depletion, depreciation and amortization per Bbl          --                       --          --       $3.77

--------------
(1) Reflects activity through the closing of the sale of our South American assets.

Refinery Operations

Nine Months Ended September 30, 2000 compared to the Nine Months Ended September 30, 1999
--------------------------------------------------------------------------------

During the first nine months of 2000, refinery asphalt revenues decreased approximately $3,900,000 to $2,577,000, compared to $6,478,000 during the first nine months of 1999. The decrease in refinery asphalt revenues is due to our accounting for the joint venture with Sargeant on the equity method. Asphalt revenues of the joint venture amounted to approximately $2,786,000, with related costs of approximately $2,636,000 for the nine months ended September 30, 2000. Costs of sales associated with our asphalt revenues were approximately $3,200,000 and $6,905,000 for the first nine months of 2000 and 1999, respectively. The increase in cost of sales relative to revenues during the nine month period in 2000, compared to the same period in 1999, is due primarily to our having to fulfill fixed price contracts entered into during 1999 with asphalt acquired during 2000 at higher prevailing prices than during 1999. During the first nine months of 2000, the refinery had no light-end product sales compared to approximately $486,000 during the same period last year.

Our continuing effort to target the high margin polymerized asphalt market has resulted in an 11% increase from 70% of sales volumes attributed to polymerized asphalt for the same period in 1999 compared to 81% during the comparable nine month period in 2000. We are continuing to direct our sales efforts to the high margin polymerized asphalt markets.

We began operating our barge for outside third parties during 2000. Revenues generated from the barge operations for the nine months ended September 30, 2000 were approximately $125,000 with operating costs of approximately $109,000.

Terminal operations in St. Marks Florida commenced in June 1998, but were not operational during the first nine months of 2000 or in 1999 because we directed our sales efforts into the Texas and Louisiana asphalt markets during those periods. If we do not implement operations in 2001 at St. Marks, we may impair its book value.

Year Ended December 31, 1999 compared to the Year Ended December 31, 1998
-------------------------------------------------------------------------

During 1999, we generated revenues of approximately $7,621,000 in asphalt sales from our Lake Charles facility and approximately $513,000 from sales of certain light-end and other products, compared to approximately $5,965,000 and $3,357,000, respectively, generated in 1998. Although our asphalt volumes were up only approximately 10% over 1998, revenues were up approximately 28%, primarily due to a greater demand for the higher priced, higher grades of polymer asphalt. However, polymerized asphalts only accounted for approximately 60% of our asphalt sales volumes in 1999. Most of our sales backlog was incurred late in 1998 and in early 1999 when crude oil and asphalt sales prices were much lower. As a result, we were committed to selling low-priced conventional asphalts at a loss or at break-even throughout most of 1999 and early 2000.

In 1999 we implemented the use of escalation provisions in our asphalt sales contracts, which enable us to increase our contracted sales price by 5% per quarter if our feedstock prices rise to certain levels. This mitigates the problem we incurred in 1999 by committing to long-term supply contracts at fixed prices. Our sales prices on our retail asphalt ranged from approximately $78 to $162 a ton. Due to the significant increases in world oil prices that occurred throughout 1999, it was not economically feasible for us to purchase and process crude oil through our crude unit to manufacture asphalt as we had done in 1998. As a result, light-ends and other products provided though this process were significantly decreased in 1999 and was the primary reason for the decrease in light-end and other product sales in 1999 compared to 1998.

We purchased general grade asphalt on the spot market to blend and supply various grades of asphalt to our Louisiana and Texas customers. Operating and inventory costs attributed to the related revenues for 1999 were approximately $8,486,000, compared to approximately $9,500,000 of operating and inventory costs in 1998. The relatively high operating and inventory costs during 1999 were partially attributable to the increase in the world oil prices and the non-availability of certain types of crude oil during the year, the related increase in asphalt feed stock prices that we had to incur for our asphalt, and to an increase in operating costs to maintain the refinery during this period. Even though we have not operated the crude unit since January of 1999, we had to maintain the unit in a state of readiness and thus incurred additional operating overhead costs attributed to maintaining the unit.

We did not operate our terminal in St. Marks Florida during 1999, but incurred approximately $96,000 of maintenance and security costs during the year. We had revenues of approximately $2,000,000 with related costs of approximately $1,800,000 in 1998. Due to the increased costs and the subsequent decrease in supply of product brought on by the increase in world oil prices, we determined that it would be more economically feasible to direct our sales efforts and strategy to the high demand, high quality and high margin asphalt in the Louisiana and Texas markets rather than shipping lower margin conventional asphalt for sale into the St. Marks, Florida market.

Year Ended December 31, 1998 compared to the Year Ended December 31, 1997
-------------------------------------------------------------------------

During 1997, we commenced expansion of our Lake Charles refinery and conversion of the crude unit to a heavy crude processing unit to enable the manufacture of asphalt and other products. During 1998 we undertook extensive testing of our refinery equipment and processing capabilities. The refinery did extensive process sampling with various types of crude oils in an effort to determine the most economical and technically acceptable crude feedstock to develop and produce the basic asphalt material to be used in developing the specialty asphalts the asphalt road construction industry requires to be used.

As a result of the refinery's testing activity in 1998, we manufactured products that generated revenues of approximately $6 million dollars from asphalt products and approximately $3.4 million dollars from certain light-end and other products. Our sales prices on our retail asphalt ranged from $75 to $187 a ton. We incurred approximately $6.8 million in product costs related to those revenues and approximately $2.7 in operating costs during this extensive testing period throughout 1998. Because of very low operating levels during most of 1998 and redundant processing and blending of feedstock and asphalt during the testing process, our margins were severely distorted and were not indicative of margins expected during normal operating conditions.

Our terminal operations in St. Marks, Florida, which commenced in June 1998, generated revenues of approximately $2 million from sales of asphalt and costs of sales of approximately $1.8 million related to those sales during 1998.

Oil and Gas Production Activity

We have had no oil and gas production activity since February 1997.

The oil and gas production revenues reflected in 1997 are the results of operations for Colombia and Peru through February 25, 1997, the date of the sale of our Colombia and Peru subsidiaries.

Other Income

Nine Months Ended September 30, 2000 compared to the Nine Months Ended September 30, 1999
--------------------------------------------------------------------------------

Other revenues decreased approximately $52,000, to $119,000 during the first nine months of 2000 compared to the same period in 1999. The decrease was attributable to the following: (1) a decrease in interest income of approximately $73,000 due to our having fewer funds on deposit during the current period compared to the same period in 1999, (2) during the first nine months of 1999 we recognized income of approximately $56,000 from the forgiveness of debt, and (3) we recognized sub-leasing income of approximately $76,000 for the period nine months ended September 30, 2000 and did not have any rental income during the same period in 1999. The sub-leasing income is a result of our efforts to reduce our general and administrative costs by entering into a 5-year partial sub-lease of office space in our New York office.

Year Ended December 31, 1999 compared to the Year Ended December 31, 1998.
--------------------------------------------------------------------------

Other income decreased during 1999 by approximately $246,000 to $215,000 compared to 1998, primarily from a $251,000 decrease in interest income due to decrease in funds on deposit in 1999 compared to those on deposit in 1998.

Year Ended December 31, 1998 compared to the Year Ended December 31, 1997.
--------------------------------------------------------------------------

Other income decreased during 1998 by approximately $107,000 to $461,000 compared to 1997, primarily from a $63,000 decrease in interest income due to reduced funds on deposit in 1998 compared to those on deposit in 1997. An additional decrease of approximately $50,000 in 1998 compared to 1997 was attributable to a one-time $50,000 non-cash reduction of an accounts payable item recorded as income in 1997.

General and Administrative

Nine Months Ended September 30, 2000 compared to the Nine Months Ended September 30, 1999
 -------------------------------------------------------------------------------

General and administrative expenses increased approximately $185,000 during the first nine months of 2000 compared to the same period in 1999, due to increased activity of our refinery operations and oil and gas activity. General insurance costs increased by approximately $45,000 due to increased coverage of new asset additions placed in service during 1999, rent expenses increased approximately $61,000 due to built in escalation clauses, investor relations costs decreased by approximately $160,000, bond costs increased approximately $422,000 due to our financing activities, professional fees and telephone and utility expenses decreased approximately $71,000 and $23,000, respectively; corporate, property and other taxes increased approximately $27,000; dues and commissions decreased approximately $23,000 and $79,000, respectively.

Year Ended December 31, 1999 compared to the Year Ended December 31, 1998
-------------------------------------------------------------------------

Total general and administrative expenses increased by approximately $693,000, or 12%, in 1999 compared to 1998. The acquisition of the St. Marks refinery at the end of 1998 accounted for an increase of approximately $180,000 of general and administrative expenses related to payroll and insurance costs. Other payroll and employee related costs increased approximately $285,000. Insurance cost increased approximately $183,000 in 1999 compared to 1998 due to additional coverage on new additions to the Lake Charles refinery at end of 1998. Rents increased approximately $281,000 in 1999 compared to 1998. We have entered into a agreement to sublease out part of our available office space which was effective during the second quarter 2000, which effectively reduces our current rent expense by approximately $161,000 a year.

Year Ended December 31, 1998 compared to the Year Ended December 31, 1997
-------------------------------------------------------------------------

Total general and administrative expenses increased by approximately $469,870, or 10%, in 1998 compared to 1997. We incurred approximately $1.4 million in additional general and administrative expenses during 1998, principally due to increased activity at the Lake Charles refinery, which were offset by an aggregate of approximately $1.0 million in reduced general and administrative expenses resulting from a reduction of $279,000 related to the sale of its Colombia and Peru oil and gas operations in 1997 and a non-cash charge of $745,000 in 1997 in connection with the issuance of stock options. In addition, legal expenses decreased by approximately $90,000 due primarily to the settlement of an IRS excise tax dispute and an environmental lawsuit.

Due to the increased activity at the Lake Charles refinery, payroll and related employee expenses increased by approximately $434,000 and general insurance costs increased by approximately $86,000 due to increased coverage of the Lake Charles refinery equipment and liability. General office administrative expenses increased by $80,000 due to the increased sales and operations at the Lake Charles refinery. Additional costs of approximately $70,000 were incurred in upgrading computers systems due in part to Year 2000 compliance considerations. Investor relations costs increased in 1998 by approximately $111,000 compared to 1997 and professional consulting fees increased by approximately $500,000.

Depreciation, Depletion and Amortization

Nine Months Ended September 30, 2000 compared to the Nine Months Ended September 30, 1999
--------------------------------------------------------------------------------

Depreciation, depletion and amortization increased approximately $304,000 during the first nine months of 2000 compared to the same period in 1999, and is primarily attributable to new additions at our Lake Charles refinery during 1999.

Year Ended December 31, 1999 compared to the Year Ended December 31, 1998
-------------------------------------------------------------------------

Depreciation, depletion and amortization increased approximately $918,000 in 1999 compared to the same period in 1998. Depreciation, depletion and amortization in 1999 reflects the increased depreciation of our $18.6 million dollar asphalt and related equipment construction project at the Lake Charles refinery that commenced in 1996 and was completed in December of 1998. This new addition doubled the carrying value of the Lake Charles refinery and accounted for the 100% increase in these expenditures. In addition, we commenced depreciating the St Marks facility and our marine equipment during the first quarter of 1999.

Year Ended December 31, 1998 compared to the Year Ended December 31, 1997
-------------------------------------------------------------------------

Depreciation, depletion and amortization increased approximately $39,000 in 1998 compared to the same period in 1997. The increase in 1998 of $124,000, due to an increase in refinery depreciable assets during 1998, was offset by a decrease in 1998 of depreciation and depletion attributable to the Colombia and Peru operations that were sold in 1997.

Interest

Imputed interest of approximately $326,087, $3,044,000, $6,042,000, and $1,899,000 was incurred in the nine months ended September 30, 2000, 1999, 1998, and 1997, respectively, and relates to the presumed incremental yield the investor may derive from the discounted conversion rate of debt instruments issued by us during these years. Management believes that the related amount of interest recorded by us is not necessarily the true cost to us of the instruments we issued and that it may be reasonable to conclude that the fair value of the common stock into which these securities may be converted was less than such stock's quoted market price at the date the convertible securities were issued (considering factors such as the period for which sale of the stock is restricted, which in some cases was as long as six months, large block factors, lack of a sufficiently-active market into which the stock can be quickly sold, and time value). However, generally accepted accounting principles require that the "intrinsic value" of the conversion feature at the date of issuance should be accounted for and that such incremental yield should be measured based on the stock's quoted market price at the date of issuance, regardless if such yield is assured.

We expense and also capitalize certain other costs associated with the offering and sale of debentures. Capitalized costs are amortized as interest expense over the life of the related debt instrument. These costs include the accounting for common stock warrants issued with and related to certain convertible debentures, commissions paid, and certain legal expenses

Nine Months Ended September 30, 2000 compared to the Nine Months Ended September 30, 1999
--------------------------------------------------------------------------------

Interest expense decreased during the first nine months of 2000 compared to the first nine months of 1999 by approximately $3,039,000 to approximately $2,749,000, which reflects a $3,013,000 reduction in our non-cash expenses related to costs associated with our financing activities. We incurred $1,171,000 of non-cash interest during the first nine months of the current year compared to $4,184,000 incurred during the same period in 1999.

Year Ended December 31, 1999 compared to the Year Ended December 31, 1998
-------------------------------------------------------------------------

Interest expense for 1999 was $6,500,579, net of capitalized interest of $547,786, compared to interest expense of $1,912,949, net of capitalized interest of $7,055,340 in 1998. During 1999 we incurred approximately $1,898,000 of interest on debentures and short-term notes outstanding and expensed non-cash imputed interest, as discussed above, of approximately $2,882,000. We also incurred interest on trade notes of approximately $638,000 and approximately $1,619,000 of non-cash interest related to warrants issued in connection with those agreements.

Year Ended December 31, 1998 compared to the Year Ended December 31, 1997
-------------------------------------------------------------------------

Interest expense for 1998 was $1,912,949, net of capitalized interest of $7,055,340, compared to an interest expense of $6,663,992, net of capitalized interest of $340,988 in 1997. We incurred approximately $1,670,000 of interest on debentures outstanding during the year. We also incurred approximately $2,118,000 of imputed interest costs on the sale of its $12 million debentures in April 1998 and amortized an additional $3,924,000 related to the conversion of debentures held at December 31, 1997. We capitalized interest expense of $7,055,000 incurred in connection with our oil and gas and refinery projects during 1998.

Realized and Unrealized Loss on Marketable Securities

We neither held nor sold any marketable securities during the first nine months of 2000 or during 1999.

As partial proceeds from the sale of our South American assets, we received approximately $4.4 million shares of Mercantile International Petroleum common stock valued at $2.00 per share. However, during 1997 and 1998, the market value of Mercantile's shares declined significantly. During 1997, we sold and disposed of approximately 1,441,000 shares of the Mercantile shares for proceeds of approximately $1,979,000 and recorded an aggregate net realized and unrealized loss of $6,053,000 for the year ended December 31, 1997. During 1998 we sold all of its remaining Mercantile shares for proceeds of approximately $377,000 and recorded an aggregate net realized loss of approximately $359,000.

Loss on Sale of Assets

We recorded an aggregate $564,000 loss in 1997 on the sale of two of our wholly-owned subsidiaries, which includes the current discount to fair value of a $3 million exchangeable debenture and a $1.4 million deferred performance earn-out payment, both received in the sale of our South American assets.

Liquidity and Capital Resources

During the nine months ended September 30, 2000, we used a net amount of approximately $6,850,000 for operations, which reflects approximately $2,893,000 in non-cash provisions, including issuance of stock in lieu of cash payments of $168,000 and depreciation and amortization of $2,725,000. Approximately $561,000 was provided during the period to decrease product and feedstock inventory and $429,000 was used to decrease accounts payable and accrued liabilities and to increase current assets other than cash. Additional uses of funds during the quarter included additions to oil and gas properties and Refinery property equipment of $1,647,000. Cash for operations was provided, in part, by proceeds from short-term debt and bridge notes of an aggregate of $4,519,000 and proceeds from notes issued to our officers and directors of $350,000, and cash used to decrease notes payable of approximately $475,000.

During the year ended December 31, 1999, we used a net amount of approximately $7,306,000 for operations, which reflects approximately $6,320,000 in non-cash provisions, including depreciation, depletion and amortization and accretion of discount on notes of $5,717,000. Approximately $832,000 was provided during the period to decrease product and feedstock inventory and $459,000 was provided by an increase in accounts payable and accrued liabilities and in current assets other than cash. Additional uses of funds during 1999 included additions to oil and gas properties and refinery property and equipment of $5,980,000 and $801,000, respectively. Cash for operations was provided, in part, by proceeds from the exercise of certain warrants and options of $769,000, and from proceeds from long and short-term debt of approximately $19,216,000. At December 31, 1999, we had negative working capital of approximately $5.0 million dollars.

In February 1999, Mercantile International Petroleum, Inc. failed to pay us the $1.6 million outstanding balance of the 5% convertible debenture it issued to us as partial payment for the purchase of our oil and gas properties in Columbia and Peru, South America in February 1997. In January 2000, the parties reached an agreement, under which Mercantile acknowledged its indebtedness to us in the amount of $1,581,000 for the outstanding balance of the debenture and an additional amount of $1,306,000 in connection with our earnout provision of the original purchase agreement. Mercantile agreed to repay this aggregate debt of $2,888,000 by issuing a new 11.5% convertible debenture to us. Beginning in February 2000, Mercantile began to make the scheduled monthly payments to us amounting to the greater of $70,000 or 80% of its Colombian subsidiary's net income during the calendar year 2000. To date, each payment has been in the amount of $70,000 and has generally been paid in a timely manner. Beginning in January 2001, Mercantile began to pay monthly the greater of $80,000 or 80% of the subsidiary's net income until the debt is retired. The unpaid portion of the debt is convertible into Mercantile common stock at the option of the Company, at any time at $1.50 per share.

Mercantile also agreed to issue warrants, upon the signing of the definitive agreement, entitling us to purchase an aggregate of 2,347,000 Mercantile common shares at any time prior to December 31, 2002. The exercise price of the warrants is $1.00 per share during 2001 and $1.50 during 2002.

Since December 1999, we have sold an aggregate of $7.35 million principal amount of bridge notes to GCA Strategic Investment Fund Limited. Since then, we have repaid $1.56 million of the bridge notes, leaving an outstanding principal balance of approximately $5.8 million due and payable on April 28, 2001. In July 2000, we entered into a $10 million convertible preferred equity line of credit with GCA which we have the right to increase by $8,000,000.

In August 2000, our American International Petroleum Kazakhstan subsidiary sold an aggregate of $450,000 principal amount of its 12% promissory notes to certain of our officers and directors and to an individual investor. Each investor was given a warrant or option to purchase one share of our common stock for each dollar invested, with an exercise price of 105% of the closing market price of the common stock on the date preceding the closing of each transaction. We used these proceeds to initiate the reentry work at our Begesh oil well in Kazakhstan.

We met our minimum work and monetary obligations on its License 953 in Kazakhstan during 1999 and have recently negotiated a revision of the minimum work program with the Kazakhstan government. Due to recent interpretations of electric well logs from the Begesh #1 oil well, we have decided to re-enter the Begesh #1 to test a key upper Jurassic interval known to be productive in the general locale of the well. The reentry, which was started in November 2000, is estimated to cost approximately $1 million and, although the reentry is being completed in 2001, it will satisfy our minimum work requirement at 953 for the year 2000. The reentry is being funded from proceeds from the promissory notes and the equity line. Two more wells are expected to be drilled at 953, at least one at the Begesh location, before the end of next year, which will complete the total minimum work required under the License. Because of the proximity of oil pipelines, rail lines, and highways to the Begesh location, if the reentry is successful, we could begin production and sale of oil shortly after the completion of the reentry work at Begesh.

We had originally planned to begin our Shagryly-Shomyshty gas field development in Kazakhstan in November 2000. However, because of the uncertainty of weather conditions in western Kazakhstan at that time of year, we believed it was more prudent to begin drilling at Shagryly in the second quarter of 2001. The initial phase of the development has been reestimated to cost approximately $3.8 million and is expected to be funded from (i) the proceeds derived from the sale of a portion of Shagryly, (ii) financing to be provided by the purchaser (which financing is expected to also be provided to fund our remaining interest in the project subsequent to the sale) or (iii) by the GCA equity line. The total development cost for the project is estimated at approximately $160 million to $180 million. We are also having discussions with other financing entities, suppliers and export credit agencies regarding project financing for the development of Shagryly. However, our strategy is to sell a minimum of 50% of Shagryly prior to commencing the main phase of development.

In October 2000, we signed a framework agreement with Zao Kaztransgaz, a Kazakhstan government company involved in the transportation and marketing of natural gas within Kazakhstan, whereby Kaztransgaz will purchase up to 200 million cubic feet of natural gas per day from our 100 percent owned License 1551 in western Kazakhstan, for an initial period of 15 years. The parties have agreed to appoint key representatives to a joint committee charged to prepare the definitive document for the sale and purchase of our gas at 1551.

We are also currently engaged in negotiations with Gazprom, the Russian gas transport company, for the transportation and sale of our anticipated Shagryly gas production, as well as third party gas which we may decide to purchase and sell. Based upon our discussions with independent petroleum engineers, upon the signing of a gas sales agreement, the related gas reserves would be classified as "proved". This would result in a significant increase in our market value and provide us with a borrowing base for conventional, non-convertible financing, mitigating or negating the need for future draw downs on our equity line.

Alternatively, the Kazakhstan government is negotiating an agreement with Gazprom in connection with the export of Kazakhstan gas to western markets. The Kazakhstan government has informed us that it will furnish all necessary support to us to have access to these gas markets. Such access would allow us to market its gas directly to the western end-users, significantly enhancing the value of its gas reserves in Shagryly. We have also been having discussions with the drilling subsidiary of Gazprom and other drilling companies regarding a drilling contract to develop the Shagryly field.

In September 2000, we entered into a processing agreement with a division of Sargeant Marine, Inc., Sargeant Bulktainers, Inc., to process Sargeant's condensate or other crude oils at our Lake Charles, Louisiana refinery for a fee. Our Gulf Coast Petroleum Trading, Inc., subsidiary also has entered into an agreement to purchase Sargeant's jet fuel, naphtha, kerosene, diesel oil, and vacuum gas oil. We will then market these products throughout the country.

We also entered into a joint venture with Sargeant to service our existing asphalt supply obligations and expand our asphalt business. The joint venture agreement provides for Sargeant to provide and finance the feedstocks required. We will receive 50% of the profits generated from the joint venture's asphalt operations and Sargeant will reimburse us for all of our direct operating costs. The joint venture plans to purchase asphaltic by-products produced from the processing agreement, mentioned above, or purchase wholesale asphalt to utilize as feedstock for blending and polymer enhancement. The joint venture's strategy is to sell primarily higher-margin polymerized asphalt products, which asphalts are expected to approximate 75-95% of its asphalt sales during 2001. Other than providing the direct operating labor and other direct expenditures, for which we are reimbursed, we do not anticipate any material capital requirements for the joint venture asphalt operations in 2001. The joint venture has been profitable since its inception in July 2000. As of December 31, 2000, the joint venture had a backlog of approximately $6 million.

On July 17, 2000, we entered into a securities purchase agreement with GCA for the sale of $10,000,000 of our series A convertible preferred stock. As of January 31, 2000, we had sold a total of 6,250 shares of our series A convertible preferred stock to GCA under the securities purchase agreement for a total purchase price of $6,250,000. As of January 31, 2001 GCA had converted 5,353.7 shares of series A convertible preferred stock into 24,963,624 shares of common stock. GCA has sold all of those shares of common stock.

Under the terms of the purchase agreement, we may sell 10,000 shares of series A convertible preferred stock to GCA until August 21, 2002 for a total purchase price of $10,000,000. The purchase price of a share of series A convertible preferred stock under the purchase agreement is $1,000. We must give GCA at least 20 business days prior written notice of our intention to sell shares of series A convertible preferred stock under the purchase agreement. The maximum amount of series A convertible preferred stock that we may sell to GCA on any date is $1,250,000, or 1,250 shares. The minimum amount of series A convertible preferred stock that we may sell to GCA on any date is equal to 2.5% of the weighted average trading volume of our common stock for the number of trading days elapsed since the last sale of shares of series A convertible preferred stock under the purchase agreement times the weighted average sales price of our common stock for that period. We have the right, upon written notice to GCA not later than June 22, 2001, to sell an additional 8,000 shares of series A convertible preferred shares for $8,000,000 prior to August 21, 2002.

The proceeds from the equity line have been used primarily to supplement cash flows provided by the refining and asphalt operations. Any proceeds that may be derived from the possible sale or farm-out of a portion of our oil and gas concessions in Kazakhstan will be utilized to repay debt, fund the development of our License 1551 gas field, the reentry and drilling work at our License 953, and for general corporate uses. We plan to utilize any proceeds we may receive from the sale of a portion of our Kazakhstan concessions to repay our outstanding bridge notes and our outstanding convertible debt. If such a sale is not consummated by the due date of the bridge notes and we are unable to negotiate a further extension of their maturity dates or refinance the notes, we will utilize funds available under the GCA equity line to pay a portion of the notes, and seek additional financing to pay the balance. If we are unable to obtain additional financing on terms acceptable to us, we may have to sell assets to pay the balance of the note.

Market Risk

We are exposed to various types of market risk in the normal course of business, including the impact of interest rate changes and foreign currency exchange rate fluctuations. We do not employ risk management strategies, such as derivatives or various interest rate and currency swaps, to mitigate these risks.

Foreign Exchange Risk

We are subject to risk from changes in foreign exchange rates for its international operations which uses a foreign currency as their functional currency and are translated to U.S. dollars. We have not experienced any significant gains or losses from such events.

Interest Rate Risk

We are exposed to interest rate risk from its various financing activities. The following table provides information, by maturity date, about our interest rate sensitive financial instruments, which are fixed rate debt obligations. The fair value of financial instruments closely approximates the carrying values of the instruments.

                                                       Total
                                                       Recorded         Fair
                  2001             2004                Amount           Value
                  ----             ----                ------           -----

Debt:          $6,725,000         $5,769,135         $12,494,135     $12,494,135
                  11.3%              27.5%

A 10% increase in interest rates would decrease our cash flow by approximately $1,249,000 and would decrease the fair value of our debt instruments.

                                    Business

We are a holding company that through our wholly owned subsidiaries:

     o Refine crude oil feedstocks to produce jet fuel, diesel, naphtha, gas oils and fuel oil.

     o Produce, process and market conventional and technologically advanced polymerized asphalt, vacuum gas, oil and other products at our refinery in Lake Charles, Louisiana utilizing low-cost, low-gravity, high sulfur crudes.

     o Engage in oil and gas exploration and development in western Kazakhstan, where we own a 70% working interest in a 4.7 million acre exploration block and a 100% working interest in a 264,000 acre gas field.

We also are seeking other domestic and international oil and gas projects.

We were organized on April 1, 1929 under the laws of the State of Nevada under the name Pioneer Mines Operating Company. Our name was changed to American International Petroleum Corporation in 1982.

American International Refinery, Inc.
-------------------------------------

We own 100% of our American International Refinery Inc. subsidiary, which owns a refinery in Lake Charles, Louisiana Charles it, acquired in July 1988. The refinery is located on 30 acres of land bordering the Calcasieu River, which connects with the Port of Lake Charles, the Lake Charles Ship Channel and the Intercoastal Waterway.

The production of asphalt, vacuum gas oil and other products at the refinery was implemented in the first quarter of 1998 utilizing low-cost, low-gravity, high-sulfur crudes from Mexico and Venezuela.

Total petroleum storage capacity at the refinery is 750,000 barrels. Storage tanks on the refinery's land include 275,000 barrels of crude storage, 395,000 barrels of storage for finished product sales and 80,000 barrels of product rundown storage.

Our American International Refinery, Inc. subsidiary also owns 25 acres of vacant waterfront property adjacent to the refinery and another 45 acres of vacant land across the highway from the refinery. Most of the refinery's feedstock and refined products are handled through the refinery's barge dock at the river.

From February to July of 1989, we recommissioned and tested the operations of the refinery, which during that period processed up to 24,000 barrels of oil per day. Numerous modifications intended to achieve compliance with environmental regulations and to facilitate production of higher value products were then initiated. Most environmental compliance projects and a military specification jet fuel upgrade project at the refinery were completed in 1990.

The main unit of the refinery is the crude distillation tower, or crude unit, which is capable of producing light naphtha and the following side cuts: heavy naphtha, kerosene for jet fuel, #2 diesel, atmospheric gas oil and reduced crude oil sold as special #5 fuel oil. The crude unit also is suitable for adaptation to process sour crude oil.

In 1989, we purchased a 16,500 barrel per day vacuum distillation unit that was dismantled and moved to the refinery. Construction of the vacuum distribution unit on the refinery site was completed in 1993. The vacuum distribution unit was idle until mid-1998 when the expansion of, and certain enhancements to, the crude unit, vacuum distribution unit, and other components of the refinery were completed to enable the refinery to produce conventional and polymerized asphalt, vacuum gas oil, diesel, and other products. We leased our crude unit to Gold Line Refining Ltd., an independent refiner, from 1990 to March 20, 1997 and terminated the lease in March 1997 as a result of a default by Gold Line. Since the termination of the lease, the refinery has been staffed by our employees and all operations have been conducted under the direct control of our management.

In September 2000, we entered into a processing agreement with Sargeant Bulktainers Inc. to process various types of crude oil feedstocks through the Lake Charles refinery facilities for a fee. We also have an asphalt operation, which we operate in a joint venture with Sargeant.

Gulf Coast Petroleum Trading Inc.
---------------------------------

We own 100% of our Gulf Coast Petroleum Trading Inc. subsidiary, which we formed in 2000 to purchase and market refined crude oil products throughout the U.S. In September 2000, we signed an agreement with Sargeant to purchase and market products derived from their processing agreement with our American International Petroleum subsidiary.

St. Marks Refinery
------------------

We own 100% of our St. Marks Refinery subsidiary, which owns a refinery in St. Marks, Florida that we acquired in November 1998 for 1,500,000 shares of our common stock. The refinery is located on the St. Marks River near Tallahassee, Florida and has an operating capacity of 20,000 barrels per day. We have utilized the refinery only as a distribution center for asphalt products, but did not conduct operations at the refinery in 1999 and 2000 due to the high cost of crude oil feedstock. However, our asphalt joint venture plans to reopen and utilize St. Marks in 2001 and beyond.

American International Marine, Inc.
-----------------------------------

We own 100% of our American International Marine, Inc. subsidiary, which was formed in July 1998 to acquire a 1,750 ton asphalt barge. The barge has a capacity of 27,000 barrels and has been used to transport asphalt between the Lake Charles refinery and the asphalt terminal at St. Marks and to transport refined products for third parties.

American International Petroleum Kazakhstan
-------------------------------------------

We own 100% of our American International Petroleum Kazakhstan subsidiary, which owns a 100% working interest in a 264,000 acre gas concession in Kazakhstan called Shagryly-Shomyshty and known as License 953, and a 70% working interest in a 4.7 million acre exploration block in western Kazakhstan known as License 1551.

     License 953
     -----------

In May 1997, our American International Petroleum Kazakhstan subsidiary entered into an agreement with MED Shipping and Trading S.A., a Liberian corporation with offices in Frankfurt, Germany, to acquire 70% of the stock of MED Shipping Usturt Petroleum Ltd., a Kazakhstan corporation which owns 100% of the working interest in a Kazakhstan oil and gas concession called License 953. The concession is located approximately 125 kilometers from the Chevron Corporation's multi-billion-barrel Tengiz Oil field near the Caspian Sea in the North Usturt Basin.

The definitive agreement under which we explore and evaluate hydrocarbon reserves in the license area provides for the payment of a commercial bonus of 0.5% of reserve value, a subscription bonus of $975,000, and grants us the exclusive right to a production license upon commercial discovery. The term of the license is five years and may be extended for an additional 4 years. The five-year minimum work program required by the license called for us to acquire and process 3,000 kilometers of new seismic data, reprocess 500 kilometers of existing seismic data, and a minimum of 6,000 linear meters of exploratory drilling. Initial production up to 650,000 barrels is exempt from royalty, which otherwise ranges between 6% and 26%, to be negotiated in conjunction with a production agreement with the government. Income tax has been set at 30% and social programs payments at $200,000 annually during exploration.

The social program contribution required in the Kazakhstan Agreement is not specific as to any one program. This contribution concept is common to most contracts and the amount is determined at the time of negotiating the respective contracts on a case by case basis. We have completed the acquisition of 13,500 kilometers of new 2D seismic data and reprocessed about 1,200 kilometers of vintage 2D seismic data over the license area. We drilled one of the gas bearing Eocene structures in December 1998 and a second Eocene prospect in October 1999. Additional flow testing on the 1998 well was conducted in 1999, but only non-commercial rates of gas were measured. The 1999 well was evaluated using electric logging techniques and determined non-commercial.

At the time the concession was acquired, a preliminary evaluation indicated potential recoverable reserves from 12 structures of possible oil bearing Jurassic Age sandstones and 8 structures of gas bearing Eocene Age sandstones. As a result of further study of data acquired over the course of the last two years, and the drilling results stated above, the prior assessment of reserve potential of the evaluated structures was significantly reduced. However, we believe it continues to be a viable prospect because License 953 is known to contain other geological structures with unevaluated geological potential, we fully intend to have the required minimum work program completed in accordance with the contract. As mentioned above, we are currently in the process of reentering a well previously drilled by the Russians approximately 25 years ago. We are also evaluating various available options with regard to completing the License obligations under reduced-exposure arrangements.

     License 1551
     ------------

In February 1999, we were officially notified by the Kazakhstan government's State Investment Committee that we had won the tender for the Shagyrly-Shomyshty gas field in western Kazakhstan. Fifty-eight of the sixty-nine gas wells drilled to delineate the 264,000 acre gas field were tested to have commercial gas by the regional development authorities. We entered into a license agreement in 1999 with the Kazakhstan government for 100% ownership of the Shagyrly, a 30-year agreement with effect from August 31, 1999. Our drilling and production development plan involves developing and maintaining daily gas production at 200 million cubic feet per day from the most productive part of the field. Facility start-up and natural gas sales are anticipated to commence late in 2001, provided adequate financing can be obtained.

The plan development provides for the initial drilling of approximately 100 horizontal wells, each with a horizontal extension of 1500 feet. Analysis of wells tested to date indicate that individual horizontally drilled wells could achieve an average production rate exceeding 6 million cubic feet per day. The ultimate field development proposal involves use of modular, movable production process/compression centers designed to filter, dehydrate, compress, and deliver a total of approximately 200 million cubic feet of gas per day.

Ryder Scott Company, L.P., a Houston-based petroleum consulting firm, reviewed our horizontal drilling and reservoir development studies demonstrating significant recoverable gas reserves at Shagyrly and issued an opinion letter stating that they are in general agreement with the estimates and that the reserves were prepared in accordance with standard industry procedures. The studies included horizontal well recovery analyses for drainage of reservoir areas in the 640-1280 acre range, revised operational plans for horizontal drilling, and detailed analyses of prior gas well completions in the License 1551 area. A pilot development drilling program, originally scheduled for the second half of 2000, is tentatively scheduled for the summer of 2001 to verify the horizontal drilling application pending the consummation of a related gas sales contract. These reserves would have been classified as proved undeveloped had a gas sales contract been in place. We expect to sign a gas sales contract with Gazprom in the first quarter of 2001 for the sale of Shagyrly gas, as well as the sale or transport of other gas we may want to market. Upon execution of this contract, we expect to have a significant amount of proved gas reserves and then add more upon the successful completion, if any, of the horizontal pilot program.

Our strategy includes developing shallow gas reserves in Shagyrly and diversified pursuit of field development opportunities in other selected countries and basins where perceived geological and political risks are acceptable.

American International Petroleum Corporation Holding, Inc.
----------------------------------------------------------

Our American International Petroleum Corporation Holding, Inc. subsidiary was formed in August 1998 to hold 25% of the outstanding shares of Zao Nafta, a Russian closed-stock company, which we received as a default payment in 1999. A "closed stock company" is a company which has its equity ownership measured in registered shares. The shares are not publicly traded or readily available for sale to another party without first offering other shareholders proportional participation in the purchase of the shares to be sold. In March 1998, we signed an agreement with Zao Nafta that granted us a 90-day option to acquire a 75% working interest in a joint venture for the development of 17 oil and gas licenses in the Samara and Saratov regions of European Russia, covering approximately 877,000 acres. During the course of our due diligence investigation, we were unable to reach an agreement with the owner of Zao Nafta over who would control and manage development of the acquired fields. As a result, we informed the owner that we would not pursue the purchase and requested a refund of the $300,000 deposit called for in the option. When the refund was not paid by the owner, we exercised our right under the option to demand 25% of the outstanding shares of Zao Nafta from the owner. The Zao Nafta shares may be sold or traded in private commercial transactions, as they are not listed or traded on any organized exchange. The shares have been delivered to us and we will hold them until a decision is made on how or if to proceed. We continue to consider various alternatives including the sale or barter of the Zao Nafta shares to acquire petroleum interests in the Samara region of Russia.


Competition

Refining and Asphalt
--------------------

The extensive development of the United States Gulf Coast Offshore deep water drilling program has created an abundance of natural gas liquids. Condensate is an ideal feedstock for our atmospheric distillation unit. It is transported by barge, thereby placing us in a competitive position with all refineries, including major integrated oil companies. Condensate, with very minor amounts of indigenous contaminates such as sulfur, produces finished products because downstream de-sulfurization is not required. The condensate refining and the asphalt refining facilities, the atmospheric distillation unit and vacuum distillation unit, respectively, are currently being split into two separate and distinct refining operations that will allow us to develop divergent profitable businesses. The resultant product line will include high and low sulfur naphtha, kerosene, diesel and gas oil. In addition, the refinery will produce finished jet fuel, pipeline grade #2 diesel fuel and multi-grades of finished polymer modified, performance grade asphalts.

During 1999 and continuing into 2000, most State Departments of Transportation converted to Strategic Highway Research Program performance grade asphalt specifications. As a result, the number of asphalt competitors continues to decline. In the past year, several major oil companies have announced mergers and formed joint operation spin-off companies in a move to consolidate resources, reduce redundant operation, and increase efficiency. This has resulted in a supply/demand shift that is favorable to our business. As a result of these consolidations, the number of major oil company asphalt refiner/suppliers has been reduced by almost 70% over the past three years.

The geographic location of our refinery in Lake Charles, Louisiana gives us a distinct freight advantage over other asphalt suppliers in the area. Most of our competition in its planned asphalt manufacturing business will come from those refiners who do not have downstream processing options such as residual coking capacity. The major competitor in the local truck rack market is a blending plant operation over 75 miles away. The average distance from our refinery to the nearest competing truck rack asphalt producing refinery is over 150 miles away. One major market currently under development by our American International Refinery, Inc. subsidiary is the greater East Texas asphalt area. We have transportation advantages over all competitors in the gulf coast area except one who's overall cost basis is higher than ours.

Exxon made the strategic decision in 2000 to withdraw from the Texas asphalt market based in Baytown (Houston), Texas. It has built a coker unit to convert asphalt to gasoline and heating oil. Exxon has been one of our major competitors in eastern Texas over the past several years. A major consolidation involving Marathon Petroleum and Ashland Oil during 1999 has created the largest downstream asphalt marketing company in the United States. Marathon Ashland Petroleum recently upgraded their Garyville, Louisiana asphalt rack at great expense and has subsequently become very competitive in eastern Louisiana and western Mississippi.

Oil and Gas
-----------

The oil and gas industry, including oil refining, is highly competitive. We are in competition with numerous major oil and gas companies and large independent companies for prospects, skilled labor, drilling contracts, equipment and product sales contracts. Many of these competitors have greater resources than do we. Revenues generated by our oil and gas operations and the carrying value of our oil and gas properties are highly dependent on the prices of oil and natural gas. The price that we receive for the oil or natural gas we may produce is dependent upon numerous factors beyond our control, the exact effect of which cannot be predicted. These factors include (i) the quantity and quality of the oil or gas produced, (ii) the overall supply of domestic and foreign oil or gas from currently producing and subsequently discovered fields, (iii) the extent of importation of foreign oil or gas, (iv) the marketing and competitive position of other fuels, including alternative fuels, as well as other sources of energy,
(v) the proximity, capacity and cost of oil or gas pipelines and other facilities for the transportation of oil or gas, (vi) the regulation of allowable production by governmental authorities, (vii) the regulations of the Federal Energy Regulatory Commission governing the transportation and marketing of oil and gas, and (viii) international political developments, including nationalization of oil wells and political unrest or upheaval. All of the aforementioned factors, coupled with our ability or inability to engage in effective marketing strategies, may affect the supply or demand for our oil, gas and other products and, thus, the price attainable for those products.

The Shagyrly development has the usual geological, mechanical and competitive risks associated with development of oil and gas reservoirs, and in addition, bears additional risk unique to its location in a former Soviet Union republic. The gas production from the field will be transferred to markets in Western Europe via a Russian-owned Gazprom pipeline. Therefore the project bears political risks of both Russia and Kazakhstan, as well as market risks as Europe enters a deregulated environment. Cost of transportation as well as cost of equipment and drilling and completion services, are subject to escalation if oil and gas development activities escalate.


Financial Information Relating to Foreign and Domestic Operations and Export
Sales

The table below sets forth, for the three quarters ended September 30, 2000 and for each of the previous three fiscal years, the amounts of revenue, operating profit or loss and assets attributable to each of our geographical areas, and the amount of our export sales.

Sales to unaffiliated customers:                      2000              1999              1998             1997
                                                      ----              ----              ----             ----
     United States                               $  2,708,374      $  8,137,867      $ 11,394,009      $     23,298
     Colombia(1)                                           --                --                --           292,947
     Peru(1)                                               --                --                --                 *
     Kazakhstan                                            --                --                --                --

Sales or transfers between geographic areas:
     United States                                         --                --                --                --
     Colombia(1)                                           --                --                --                --
     Peru(1)                                               --                --                --                --
     Kazakhstan                                            --                --                --                --

Operating profit or (loss):
     United States                               $ (4,036,779)     $ (4,978,963)     $ (2,820,758)     $ (1,165,890)
     Colombia(1)                                           --                --                --          (170,424)
     Peru(1)                                               --                --                --                 *
     Kazakhstan                                            --                --                --                --

Identifiable assets:
     United States                               $ 34,157,801      $ 33,877,437      $ 35,234,530      $ 21,159,627
     Colombia(1)                                           --                --                --                --
     Peru(1)                                               --                --                --                --
     Kazakhstan                                  $ 33,503,686      $ 32,162,385      $ 22,677,073      $ 11,724,477

Export sales:
(1) These properties were sold in February 1997.
*Information was not available due to dispute with partner, which dispute was settled subsequent to the sale of these properties in February 1997.

Insurance; Environmental Regulations

Our operations are subject to all risks normally incident to (i) the refining and manufacturing of petroleum products; and (ii) oil and gas exploratory and drilling activities, including, but not limited to, blowouts, extreme weather conditions, pollution and fires. Any of these occurrences could result in damage to or destruction of oil and gas wells, related equipment and production facilities and may otherwise inflict damage to persons and property. We maintain comprehensive and general liability coverage, as is customary in the oil and gas industry and coverage against customary risks, although no assurance can be given that such coverage will be sufficient to cover all risks, be adequate in amount, or that any damages suffered will not be governed by exclusionary clauses, thereby rendering such coverage incomplete or non-existent to protect our interest in specific property. We are not fully covered for damages incurred as a consequence of environmental mishaps. We believe it is presently in compliance with government regulations and follows safety procedures that meet or exceed industry standards.

Extensive national and/or local environmental laws and regulations in both the United States and Kazakhstan affect nearly all of our operations. These laws and regulations set various standards regulating certain aspects of health and environmental quality, provide for penalties and other liabilities for the violation of such standards and establish in certain circumstances obligations to remediate current and former facilities and off-site locations. There can be no assurance that we will not incur substantial financial obligations in connection with environmental compliance.

We are occasionally subject to nonrecurring environmental costs. The annual cost incurred in connection with these assessments varies from year to year, depending upon our activities in that year. The costs of such environmental impact assessments were not material in 1999, and are not expected to be material in future years, however, there can be no assurance these costs will not be material. We are not aware of any other anticipated nonrecurring environmental costs.

Kazakhstan has comprehensive environmental laws and regulations and has adopted the environmental standards set out by the World Bank organizations. Enforcement is administered through the Kazakhstan Ministry of Environment and related local state agencies. Our operations require a comprehensive environmental permit for all drilling and exploration activities.

We have no currently outstanding or anticipated reclamation issues in the United State or abroad.


Marketing

After satisfactorily completing the qualification requirements and asphalt facility inspection in 1999, our American International Refinery, Inc. subsidiary received approval from the Louisiana Department of Transportation Materials Inspection Division to have its paving asphalt products placed on the Division's list of eligible suppliers. This enabled us to bid on state and federal highway projects in the State of Louisiana and provided an asphalt quality assurance endorsement for non-state and federal projects as well. We have maintained an aggressive posture in our efforts to secure asphalt sales agreements with Louisiana and Texas highway construction companies, both at highway bid lettings and through private conventional paving projects.

In July of 1999, our Lake Charles refinery received full accreditation certification for its asphalt quality control and testing program from the American Association of State Highway and Transportation officials. This was followed in November, 1999, by the awarding of the Louisiana approved supplier certification by the Louisiana Department of Transportation and Development, for us to self-certify our own asphalt products.

The rapid escalation of crude oil prices, combined with a very slow reacting asphalt retail rack market across the country during 2000, created an unprofitable economic scenario for sales in 2000. As a result, we temporarily suspended operations at our St. Marks refinery to control overhead and manufacturing costs. We have mitigated this problem in the future by including escalation clauses in all of the new asphalt sales agreements which allows the us to increase our contract sales price by 5% per quarter if feedstock prices increase to certain levels. We continually monitor the market conditions in the region and should general industry conditions change in future months, we will reconsider asphalt operations at St. Marks. In addition, we continue to investigate the possibility of establishing more truck rack retail locations outside the immediate area of its current facility.

These market opportunities have the potential to increase our expansion into new profitable retail sales outlets at greater net-back margins than can be achieved in the wholesale barge markets. The Transportation and Equity Act for the 21st Century authorizes $173 billion over six years (1998-2003) for construction and maintenance of federal highways. The six-state Gulf Coast market where we sell our conventional and polymerized asphalt products has been allocated more than $32 billion in federal funding under this Act, a 61% increase over the previous highway spending program. This Act is expected to provide a significant increase in the overall demand for asphalt in our markets. In addition, matching state Department of Transportation highway funds could increase the total spending for highway construction by another 10% - 50%. We are committed to continue an aggressive, expanding, retail market growth program across the Gulf Coast and into other various profitable geographic areas.

R. E. Heidt Construction, Diamond B Construction, Davison Petroleum, and Gilchrist Construction accounted for 25%, 16%, 16% and 13% of our sales during 2000, respectively, and James Corporation, Davison Petroleum, R. E. Heidt Construction and O.S. Johnson accounted for 16%, 15%, 13% and 10% of our sales during 1999, respectively.

Oil and Gas

We have had no oil and gas sales since we sold our South American assets in February 1997 to Mercantile. Prior to the sale, we had an agreement with Carbopetrol S.A. to sell all of its crude oil produced in Colombia. Payments were made in Colombian Pesos adjusted for expected exchange fluctuation. Prices were based on the price of local fuel oil and had an average price, net of transportation costs, of approximately $11.81 per barrel of oil in 1997. In Peru, our contract with PetroPeru provided for a flexible royalty rate based on the amount of production and world basket price for this contract area providing a net sales price to us of approximately 65% of the world basket price for the field, which, based on an average gross price of $16.53 per barrel of oil in 1997, which provided a net price to us of approximately $10.75 per barrel of oil. Sales of our crude oil to Carbopetrol S.A. in Colombia accounted for 29% of our 1997 revenues. Sales to Ecopetrol accounted for approximately 11% of our 1997 revenues.

We are currently engaged in negotiations with Gazprom, the Russian gas transport company, for the transportation and sale of our anticipated Shagryly gas production. We anticipate that a U.S. Dollar or Eurodollar backed contract will be concluded during the first quarter of 2001.

Sources and Availability of Raw Materials

Our Lake Charles refinery requires sour asphaltic crudes as a feedstock for its vacuum distillation unit to produce performance grade asphalts, which are generally in available supply within the western hemisphere. Primary sources of feedstock include Mexico, Venezuela, Colombia, Ecuador, Canada, and the wholesale asphalt markets in the U.S. Crude oil feedstocks for roofing asphalt can be obtained from Saudi Arabia, Oman, U.S. Gulf off-shore, Texas and Louisiana sweet lights. Many crudes can be blended into the primary base crudes.

In July 2000, we formed a joint venture with Sargeant Bulktainers Inc., a division of Sargeant Marine Inc., which owns and operates the largest fleet of asphalt ships in the world today. Sargeant has term contracts to ship asphalt products for Pemex (Mexico) and P.D.V.S.A. (Venezuela). Sargeant processes asphaltic crude oil in various locations in the U.S. gulf coast, including our Lake Charles refinery, and transports and trades asphalt around the world. Their role in the joint venture is to provide it with asphaltic crude oil feedstocks and bulk asphalt supply. Our role in the joint venture is to provide asphalt storage, blending and retail rack facilities, and marketing services to the joint venture.

Oil and Gas Acreage and Wells

Gross acreage presented below represents the total acreage in which we owned a working interest on December 31, 2000 and net acreage represents the sum of the fractional working interests we owned in such acreage.

                       Gross            Gross            Net             Net
                     Developed      Undeveloped       Developed      Undeveloped
                      Acreage         Acreage          Acreage         Acreage
                      -------         -------          -------         -------

Kazakhstan
   License 953              --       4,734,097              --        3,313,868
   License 1551        263,853       4,997,950         263,853        3,577,721

The table below indicates our gross and net oil and gas wells as of December 31, 2000. Gross wells represents the total wells in which we owned a working interest, and net wells represents the sum of the fractional working interests we own in such wells.

                                       Productive Wells
                                       ----------------

                            Total                   Oil                  Gas
                            -----                   ---                  ---
                      Gross        Net       Gross        Net     Gross      Net

Kazakhstan              --         --         --          --       --        --


Oil and Gas Production

The table below indicates our net oil and gas production, by country, for the nine months ended September 30, 2000 and for each of the three years in the periods ended December 31, 1999, 1998, and 1997, along with the average sales prices for such production during these periods.

                                                Production
                               Oil (in        Average Net Sales         Gas              Sales Price
                               Barrels)       Price (per Barrel)       (in mcf)          (per mcf)
                               --------       ------------------       --------          ---------
2000 -Kazakhstan                     --             $    --               --               $ --
     -Columbia                       --                  --               --                 --
     -Peru                           --                  --               --                 --

1999 -Kazakhstan                                    $    --               --               $ --
     -Colombia(1)                    --                  --               --                 --
     -Peru(1)                        --                  --               --                 --

1998-Kazakhstan                                     $    --               --               $ --
     -Colombia(1)                    --                  --               --                 --
     -Peru(1)                      *                    *                 *                  *

1997-Kazakhstan                                     $    --               --               $ --
     Colombia(1)                 18,625               11.81               --                 --
     Peru(1)                       *                    *                 --                 --


Average foreign lifting cost in 1997 was approximately $5.31 per equivalent barrel of oil. We incurred no lifting costs in 1998, 1999, and 2000 due to the S.A. Sale.

(1) These properties were sold in February 1997.

*Information not available due to dispute with partner, which dispute was resolved subsequent to the sale of our South American subsidiaries.

Reserves

We have had no proved reserves and future net revenues from oil and gas interests we owned since February 1997, when we sold these assets. Consequently, we have not filed any reports of estimated total proved net oil or gas reserves since the beginning of our last fiscal year.

Huddleston & Co., Inc., petroleum and geological engineers, performed an evaluation to estimate proved reserves and future net revenues from oil and gas interests owned by our Columbian subsidiary as of January 1, 1997. As of January 1, 1997, all of our proved reserves were located in Colombia. The report, dated February 6, 1997, is summarized below. Future net revenues were calculated after deducting applicable taxes and after deducting capital costs, transportation costs and operating expenses, but before consideration of Federal income tax. Future net revenues were discounted at a rate of ten percent to determine the "present worth". The present worth was shown to indicate the effect of time on the value of money and should not be construed as being the fair market value for our properties. Estimates of future revenues did not include any salvage value for lease and well equipment or the cost of abandoning any properties.


                               Colombian Reserves
                                                                                                  Future
                                                                                                 Revenues
                                 Net Oil                                     Future             Discounted
                                (Barrels)         Net Gas (mmcf)            Revenues               at 10%
                                ---------         --------------            --------               ------
Proved Developed
     Producing                    917,522             1,121.1            $ 9,379,548            $ 5,899,502
Proved Developed
     Non-Producing                 31,199             5,200.0              4,070,584              2,274,369
Proved Undeveloped              3,061,698             8,358.3             28,474,585             14,183,770
                              -----------            --------            -----------            -----------
          TOTAL                 4,010,419            14,679.4            $41,924,717            $22,357,641
                              ===========            ========            ===========            ===========

Huddleston & Co., Inc. used the net market price, exclusive of transportation cost, of $12.20 per average barrel of oil, $0.40 per MCF for Toqui gas and $1.00 per MCF for Puli gas in their report. The oil prices utilized were the prices received by us as of December 31, 1996 for oil produced from our leaseholds. The gas prices utilized were based on the Ecopetrol spot price at December 31, 1996. The prices were held constant throughout the report except for where contracts provide for increases.

Operating costs for our South American subsidiary leaseholds included direct leasehold expenses only. Capital expenditures were included as required for new development wells, developed non-producing wells and current wells requiring restoration to operational status on the basis of prices supplied by us.

The report indicates that the reserves were estimates only and should not be construed as being exact quantities.

In evaluating the information at their disposal concerning the report, Huddleston & Co. excluded from consideration all matters as to which legal or accounting interpretation may be controlling. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering data and such conclusions necessarily represent only informed professional judgments.

The data used in the Huddleston & Co. estimates were obtained from us and were assumed to be accurate by Huddleston & Co.. Basic geologic, engineering and field performance data are now maintained on file by Mercantile, who purchased these properties from the Company in February 1997.


Drilling Activity

We sold all of our oil and gas producing properties in February 1997 and have not yet implemented production operations in Kazakhstan,. The following table sets forth the gross and net exploratory and development wells that were completed, capped or abandoned in which we participated during the years indicated.

                                            2000              1999             1998              1997
                                       Gross     Net     Gross     Net    Gross     Net     Gross     Net
            Exploratory Wells:
              Kazakhstan
                  Oil                    1       .7       --       --      --        --      --       --
                  Gas                   --       --       --       --      --        --      --       --
                  Dry                   --       --        2      1.4      --        --      --       --
                                      ----     ----     ----     ----    ----      ----    ----     ----
                        Total            1       .7        2      1.4      --        --      --       --

            Development Wells:
                 Kazakhstan             --       --       --      ---      --        --      --       --
                 South America          --       --       --      ---      --        --      --       --
                                      ----     ----     ----     ----    ----      ----    ----     ----
                        Total           --       --       --      ---      --        --      --       --
                                      ----     ----     ----     ----    ----      ----    ----     ----
             Total                       1       .7        2      1.4      --        --      --       --
                                      ====     ====     ====     ====    ====      ====    ====     ====

Legal Proceedings

In 1998, Neste Trifinery filed suit in a Harris County District Court against us and our wholly-owned subsidiary, American International Refinery, Inc. (Neste Trifinery v. American International Refinery, Inc., et al, Case No. 98-11453; in the 269th Judicial District; in and For Harris County, Texas). Neste has asserted claims for recovery of compensatory and punitive damages based on the following theories of recovery; (1) breach of contract, (2) disclosure of confidential information; and (3) tortuous interference with existing contractual relations. Generally, Neste has alleged that in connection with the due diligence we conducted of the business of Neste, we had access to confidential or trade secret information and that we have exploited that information, in breach of an executed confidentiality agreement, to the detriment of Neste. Neste seeks the recovery of $20,000,000 in compensatory damages and an undisclosed sum in connection with its claim for the recovery of punitive damages.

In addition to seeking the recovery of compensatory and punitive damages, Neste sought injunctive relief. Specifically, Neste sought to enjoin us from: (1) offering employment positions to the key employees of Neste; (2) contacting the suppliers, joint venture partners and customers of Neste in the pursuit of business opportunities; (3) interfering with the contractual relationship existing between Neste and St. Marks Refinery, Inc.; and (4) disclosing or using any confidential information obtained during the due diligence process to the detriment of Neste. We have asserted to a general denial to the allegations asserted by Neste. We also moved the district court to refer the matter to arbitration, as provided for in the confidentiality agreement, and to stay the pending litigation. On March 27, 1999, the district court referred the matter to arbitration, as requested by us, and stayed litigation. At present, the dispute existing between the us and Neste in Texas will be decided by a panel of three arbitration judges under the American Arbitration Association rules for commercial disputes. Two arbitrators have been identified by the parties and the third is in the process of being chosen. We are vigorously defending this matter.

Facilities

We have a lease for approximately 4,800 square feet of office space at 444 Madison Avenue, New York, N.Y. 10022. This space comprises the our principal executive office. The space was leased for a period of seven years at a monthly rental rate of $19,600 and expires on December 31, 2005. We have recently agreed to sublet 2/3 of our space for $152,472 per year through the end of its lease in New York. In addition, we have leased approximately 10,500 square feet of office space in Houston, Texas at a monthly rental of $17,929. This lease expires on December 12, 2003.

We also own 100 acres of land in Lake Charles, Louisiana where our refinery is located. In addition to the structures and equipment comprising our refining facility, our refinery assets include an approximately a 4,400 square foot office building, a new 2,200 square foot asphalt plant office, a laboratory, and two metal building structures serving as work shops, maintenance and storage facilities with an aggregate square footage of approximately 4,300 square feet. We also own approximately 68 acres of vacant land adjacent to the St. Marks Refinery in Florida.

Employees

As of December 31, 2000, we, together with our subsidiaries, employed 51 persons on a full-time basis, including 13 persons who are engaged in management, accounting and administrative functions for American International Petroleum Corporation and 33 who are employed by American International Refinery, Inc. on a full-time basis, including 14 persons who are engaged in management and administrative functions, and 5 persons who are employed by American International Petroleum Kazakhstan in management and administrative positions. Two persons are employed by St. Marks Refinery, Inc., none of which are in management and administration. We frequently engage the services of consultants who are experts in various phases of the oil and gas industry, such as petroleum engineers, refinery engineers, geologists and geophysicists. We have no collective bargaining agreements and believe that relations with our employees are satisfactory.

                                   Management

                                                                                               Year First
    Name                       Age           Position(s)                                Became a Director or Officer
---------------                ---           -----------                                ----------------------------
George N. Faris                60            Chairman of the Board and                           1981
                                                Acting Chief Executive Officer
William R. Smart               80            Director                                            1987

Daniel Y. Kim                  76            Director                                            1987

Donald G. Rynne                78            Director                                            1992

John H. Kelly                  61            Director                                            1999

Denis J. Fitzpatrick           56            Acting President, Secretary and                     1994
                                             Chief Financial Officer
William L. Tracy               53            Treasurer and Controller                            1992
------------------------------------

Dr. George N. Faris has served as Chairman of our Board of Directors 1981. He served as Chief Executive Officer from 1981 to December 1999 . Dr. Faris was the founder of ICAT, an international engineering and construction company, and served as its President from ICAT's inception in 1972 until October 1985. Prior to 1972, Dr. Faris was the President and Chairman of the Board of Directors of Donbar Development Corporation, a company engaged in the patent development of rotary heat exchangers, devices which exchange heat from medium to medium and on which Dr. Faris was granted a number of patents. Dr. Faris received a Ph.D. in Mechanical Engineering from Purdue University in 1968.

William R. Smart has served as a member of our Board of Directors since June 1987. Since November 1, 1983, Mr. Smart has been Senior Vice President of Cambridge Strategic Management Group, a management consulting firm. Mr. Smart was Chairman of the Board of Directors of Electronic Associates, Inc., a manufacturer of electronic equipment, from May 1984 until May 1992. He has served on the Board of Directors of Apollo Computer Company and Executone Information Systems, Inc. Mr. Smart is presently a director of National Datacomputer Company and Hollingsworth and Voss Company. Mr. Smart received a B.S. degree in Electrical Engineering from Princeton University in 1941.

Dr. Daniel Y. Kim has served as a member of our Board of Directors since July 1987. Dr. Kim is a Registered Professional Geophysicist in California and Colorado. From 1981 until 1984, Dr. Kim was President and Chief Executive Officer of Kim Tech, Inc., a research and development company. In 1984, Kim Tech, Inc. was merged into Bolt Industries, a public company engaged in the manufacture of air guns and auxiliary equipment used to generate shock waves in seismic exploration for oil, gas and minerals. Dr. Kim has been a director of Bolt Industries since 1984. From 1977 to 1980, Dr. Kim was Chief Consulting Geophysicist for Standard Oil Company of Indiana. Dr. Kim received a B.S. degree in Geophysics and a Ph.D. degree in Geophysics from the University of Utah in 1951 and 1955, respectively.

Donald G. Rynne has served as a member of our Board of Directors since September 1992. Mr. Rynne has been Chairman of the Board of Directors of Donald G. Rynne & Co., Inc., a privately owned company engaged in international consulting and trading, since founding that company in 1956. Mr. Rynne is involved in international maritime trading and consulting, dealing primarily in the Middle East in hydrocarbon products and capital equipment. Mr. Rynne received a B.A. degree from Columbia University in 1949.

Ambassador John H. Kelly has served as a member of our Board of Directors since December 1999. Ambassador Kelly was Assistant Secretary of State for South Asian and Near Eastern affairs from 1989 to 1991 and is currently Ambassador in Residence at the Center for International Strategy, Technology, and Policy at the Sam Nunn School of International Affairs at Georgia Tech in Atlanta. Ambassador Kelly is a career diplomat and was four times Deputy Assistant Secretary of State as well as Ambassador to Finland and Lebanon. He attended Emory University and the Armed Forces Staff College. He has been a frequent commentator for "Meet the Press", the "Today Show", and on CNN, C-Span BBC, and other media.

Denis J. Fitzpatrick has served as Vice President, Secretary and Chief Financial Officer since August 1994. Mr. Fitzpatrick has held various accounting and financial management positions during his 24 years in the oil and gas industry. He has also served as a Director or Officer of the Council of Petroleum Accountants Society; served on the Tax Committee of the American Petroleum Institute and as a member of the American Management Association. Mr. Fitzpatrick received a B.S. degree in Accounting from the University of Southern California in 1974.

William L. Tracy has served as our Treasurer and Controller since August 1993. From May 1989 until February 1992, Mr. Tracy was self-employed as an energy consultant with the Commonwealth of Kentucky. From June 1985 until May 1989, Mr. Tracy served as President of City Gas and Transmission Corp., a public oil and gas production and refining company. He received his BBA from Bellarmine College in Louisville, Kentucky in 1974.

Our executive officers are appointed annually by the Board to serve until their successors are duly elected and qualified.

Committees of the Board of Directors

Our Board of Directors has three standing committees: an Executive Committee, a Compensation Committee, and an Audit Committee.

The Executive committee is composed Dr. Faris (Chairman), Messrs. Rynne and
Smart.

The Compensation committee is composed of Dr.. Kim (Chairman), Dr. Faris, Messrs. Rynne and Kelly.

The Audit Committee is composed of Messrs. Smart (Chairman), Rynne and Dr. Kim.

Compensation Committee Interlocks

No member of the Compensation Committee was an officer or employee of our company or of any of our subsidiaries during the prior year or was formerly an officer of our company or any of our subsidiaries. During the last fiscal year, none of our executive officers has served on our Board of Directors or Compensation Committee of any other entity whose officers served either on our Board of Directors or on our Compensation Committee.

Director Compensation

During 2000, we reimbursed outside Directors for their actual company-related expenses, including the costs of attending Directors' meetings. We accrued, for each outside Director, $1,000 per month for serving in such capacity; $500 for participation in each Committee meeting, if such Director served on a Standing Committee of the Board of Directors; and $500 for each Board meeting attended.

Summary Compensation Table

The following table discloses compensation for services rendered by our Chief Executive Officer and all of our other executive officers whose compensation exceeded $100,000 in 2000, 1999, and 1998.

              Annual Compensation                                            Long Term Compensation
---------------------------------------------------------        ---------------------------------------------------
Name and Principal                                               Other Annual                         All Other
Position                     Year     Salary        Bonus        Compensation       0ptions(#)      Compensation
-----------                  ----     ------        -----        ------------       ----------      ------------
George N. Faris              2000  $ 298,077     $   17,757(1)   $      --            250,000          $  --
Chairman of the              1999    335,769         41,250             --            500,000             --
Board and Acting             1998    330,000        120,000             --          1,000,000(2)          --
Chief Executive
Officer

Denis J. Fitzpatrick         2000  $ 175,500     $    7,103(1)   $  16,976(3)          50,000          $  --
Secretary, Acting            1999    135,769         15,000             --            100,000             --
President and Chief          1998    140,000         31,250             --            170,000(4)          --
Financial Officer

Joe M. McKinney (6)          2000  $ 187,019     $   18,860(1)   $   5,500(5)         200,000          $  --
Chief Executive              1999    118,461     $    5,625          2,500(5)         700,000             --
Officer and Chief            1998         --             --             --                 --
Operating Officer

William L. Tracy             2000                $  100,000      $   5,000         $       --          $  --
Treasurer and                1999    100,000         10,006             --             75,000             --
Controller                   1998    100,000         13,500             --            106,000(7)          --


(1)  Incentive bonus paid in shares of our common stock.

(2) Includes 580,000 contingent options that were terminated since our common stock did not trade at $5.00 per share for 15 consecutive days at any time before December 31, 1999.

(3)  Includes $11,976 moving allowance and $5,000 car allowance.

(4) Includes 100,000 contingent options that were terminated since our common stock did not trade at $5.00 per share for 15 consecutive days at any time before December 31, 1999.

(5)  Vehicle allowance.

(6)  Mr. McKinney resigned July 7, 2000.

(7) Includes 50,000 contingent options that were terminated since our common stock did not trade at $5.00 per share for 15 consecutive days at any time before December 31, 1999.

Stock Option Plans

We have a 2000 Stock Option Plan and a 1998 Stock Option Plan. Both plans have been approved by our Board of Directors and by our shareholders. Each plan is administered by our Board of Directors or a committee designated by them. Under each plan employees, including officers and managerial or supervising personnel, are eligible to receive incentive stock options in tandem with stock appreciation rights and employees, Directors, contractors and consultants are eligible to receive non-qualified stock options in tandem with stock appreciation rights. Options may be granted to purchase an aggregate of 5,000,000 shares of our common stock under each plan. If an option granted under either plan terminates or expires without having been exercised in full, the unexercised shares subject to that option will be available for a further grant of options under the applicable plan. Options may not be transferred other than by will or the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by the optionee.

Options may not be granted under the 2000 Stock Option Plan after July 10, 2010 or under the 1998 Stock Option Plan after May 29, 2008. The exercise price of the options granted under either plan cannot be less than the fair market value of the shares of common stock on the date the option is granted. Incentive stock options granted to shareholders owning 10% or more of the outstanding voting power of our company must be exercised at a price equal to at least 110% of the fair market value of the shares of common stock on the date of grant. The aggregate fair market value of common stock, as determined at the time of the grant with respect to which incentive stock options are exercisable for the first time by any employee during any calendar year, may not exceed $100,000. Any additional common stock as to which options become exercisable for the first time during any such year are treated as non qualified stock options. As of December 31, 2000 no options had been granted under the 2000 Stock Option Plan.

Stock Award Plan

The American International Petroleum Corporation 2000 Stock Award Plan provides for the granting of stock awards not to exceed an aggregate of 500,000 shares of our common stock. The plan was approved by our Board of Directors and Shareholders. Employees, officers, and consultants are eligible for awards under the plan. Awards may be made under the plan until May 15, 2010. No recipient shall be entitled to more than an aggregate of 50,000 shares of common stock under the plan. The plan is administered our Board of Directors.

Option Grants In Last Fiscal Year

The table below includes the number of stock options granted to the executive officers named in the Summary Compensation Table as of December 31, 2000, exercise information and potential realizable value.

                                  Individual Grants                                       Potential Realizable
                           Number of         Percent of                                     Value at Assumed
                           Securities        Total Options                                Annual Rates of Stock
                           Underlying        Granted to                                    Price Appreciation
                           Options           Employees in     Exercise      Expiration       for Option Term
  Name                     Granted(#)        Fiscal Year      Price($/sh)      Date           5%($)    10%($)
  ----                     ----------        -----------      -----------   ----------        -----    ------
George Faris                 200,000            40%               $0.58      04/26/10          $-0-      $-0-
                              50,000            10%                0.55      07/10/10          $-0-      $-0-

Joe Michael McKinney         200,000 (1)        40%               $0.58      07/07/00          $-0-      $-0-

Denis Fitzpatrick             50,000            10%               $0.55      07/10/10          $-0-      $ -0-


(1) These options terminated following the resignation of Mr. McKinney on July 7, 2000

Aggregate Option Exercises In 2000 And Option Values At December 31, 2000

The table below includes the number of shares covered by both exercisable and non-exercisable stock options owned by the executive officers named in the Summary Compensation Table as of December 31, 2000. Also reported are the values for "in-the-money" options that represent the positive spread between exercise price of any such existing stock options and the year-end price.

                                     Shares                      Number of
                           Acquired on     Value            Unexercised Options            Value of Unexercised
Name                        Exercise       Realized        at December 31, 2000            In-the-money Options
-----                       --------       ---------   ----------------------------        --------------------
                                                       Exercisable    Unexercisable     Exercisable  Unexercisable
                                                       -----------    -------------     -----------  -------------
George N. Faris           1,537,500     $2,005,185      1,089,169        695,833           $   --       $   --

Joe Mike McKinney            62,500     $   85,935             --             --           $   --       $   --

Denis J. Fitzpatrick        192,000     $  173,438        135,000         68,000           $   --       $   --

William L. Tracy            125,000     $  114,375         28,000         53,000           $   --       $   --


Employment Contracts

Dr. George N. Faris is employed as Chairman of the Board until December 31, 2002 at an annual salary of $250,000. The agreement provides that if the initial term is not extended, we will retain Dr. Faris, at his discretion, as a consultant for a period of two calendar years ending December 31, 2004 at an annual salary equal to 50% of his annual base salary at December 31, 2002. The agreement also provides for, a) a severance payment equal to one month's salary for each full year of employment beginning January 1, 1995, based on base salary at December 31, 1999 and b) a change in control payment equal to 2.99 times the greater of
(i) $350,000 or (ii) his base salary in effect on date of termination as a result of a change in control. Following the resignation of Joe Michael McKinney on July 7, 2000, Dr. Faris assumed the title and responsibilities of Acting Chief Executive Officer and his salary was increased to $350,000 per year until such time as a permanent Chief Executive Officer is hired.


        Securities Ownership Of Certain Beneficial Owners And Management

The following table sets forth certain information, as of December 31, 2000, regarding the beneficial ownership of our common stock by (i) each person known by us to be the beneficial owner of more than 5% of the common stock; (ii) each Director; (iii) each executive officer named in the Summary Compensation Table; and (iv) all Directors and executive officers as a group.

Name and Address                            Amount and Nature of        Percent
of Beneficial Holder(1)                     Beneficial Ownership        of Class

The Palladin Group, L.P.                         13,129,807 (2)            9.9%
195 Maplewood Avenue
Maplewood, NJ  07040

GCA Strategic Investment Fund Limited            13,129,807 (3)            9.9%
106 Colony Drive, Suite 900
Cumming, GA  30040

George N. Faris                                   4,276,120 (4)            3.1%

Daniel Y. Kim                                       372,997 (5)               *

Donald G. Rynne                                     926,711 (6)               *

William R. Smart                                    472,631 (7)               *

John Kelly                                          152,000 (8)               *

Denis J. Fitzpatrick                                169,731 (9)               *

William L. Tracy                                     67,000 (10)              *

All officers and Directors
as a group (consisting of
8 persons)                                        6,437,190 (11)           4.6%

Joe Michael McKinney(12)                                   0                  -

---------------------
*Less than 1% of class

(1) All officers and Directors have an address c/o American International Petroleum Corporation at 2950 North Loop West, Houston, Texas, 77092.

(2) The Palladin Group, L.P. serves as investment advisor to Halifax Fund, L.P., the registered owners of our 5% convertible secured debenture and warrants to purchase common stock, and has been granted investment discretion over our securities owned by this fund. In this capacity, The Palladin Group, L.P. may be deemed to have voting and dispositive power over such securities. Mr. Jeffrey Devers is the principal officer of The Palladin Group. The terms of the 5% Debenture and warrants provide that the number of shares that the registered owners may acquire upon conversion or exercise may not exceed that number that would render Halifax Fund, L.P. the beneficial owner of more than 9.99% of the then outstanding shares of our common stock.

(3) GCA is the ultimate beneficial owner of the shares owned by GCA and, through its board of directors, has the sole voting power to vote the shares. Prime Management Limited, a Bermuda corporation located in Bermuda has sole voting power with respect to the shares owned by GCA. Joe Kelly, a Bermuda resident, has the sole voting power over Prime Management. Global Capital Advisors Ltd., GCA's investment advisor located in Georgia, together with GCA's board of directors, has the sole investment decision authority over the shares owned by GCA. The terms of the series A convertible preferred stock and related warrants provide that the number of shares that GCA may acquire upon conversions or exercise may not exceed that number that would render GCA the beneficial owner of more than 9.99% of the then outstanding shares of our common stock.

(4) Includes 1,680,000 shares that he may acquire upon the exercise of stock options. Excludes 105,000 shares that he may acquire upon exercise of options commencing January 1, 2002.

(5) Includes 303,119 shares that he may acquire upon the exercise of stock options.

(6) Includes 197,619 shares that he may acquire upon the exercise of stock options.

(7) Includes 222,619 shares that he may acquire upon the exercise of stock options.

(8) Includes 150,000 shares that he may acquire upon the exercise of stock options. Excludes 25,000 shares that he may acquire upon exercise of options commencing July 22, 2001.

(9) Includes 152,500 shares that he may acquire upon the exercise of stock options. Excludes 17,500 shares that he may acquire upon exercise of options commencing January 1, 2002

(10) Includes 67,000 shares that he may acquire upon the exercise of stock options. Excludes 14,000 shares that he may acquire upon exercise of options commencing January 1, 2002.

(11) Includes all of the shares that may be acquired upon the exercise of stock options included in the table for the named individuals described in Notes
     (4) through (10) above.

(12) Mr. McKinney resigned on July 7, 2000.


                              Certain Transactions


On August 24, 2000, we borrowed $200,000, $100,000, and $50,000 from George N.
Faris, our Chairman of the Board, Donald Rynne, one of our directors, and Denis
J. Fitzpatrick, our Chief Financial Officer, respectively. These loans are repayable on demand and bear interest at 12% per annum.

We issued to each of these individuals options to purchase one share of common stock for each dollar borrowed. The options may be exercised prior to August 23, 2010 and have an exercise price of $0.43 per share, representing 105% of the market price of a share of our common stock on the date immediately preceding the loan.

We believe that the terms of these loans were as favorable to us as we could have obtained from an unaffiliated party. As of December 31, 2000, the entire amount of these loans remained outstanding.


                             Selling Securityholders

The following table sets forth the names of the selling securityholders, the number of shares of common stock beneficially owned by each selling securityholder as of December 31, 2000, the number of shares that each selling securityholder may offer, and the number of shares of common stock beneficially owned by each selling securityholder upon completion of the offering, assuming all of the shares are sold. None of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with American International Petroleum Corporation or any of its predecessors or affiliates.

The selling securityholders are offering up to 36,936,376 shares of common stock by this prospectus.

GCA Strategic Investment Fund is offering:

     o 32,536,376 shares it may acquire upon conversion of our series A convertible preferred stock. The number of shares that GCA acquires and may resell under this prospectus depends upon the actual conversion price at the time of conversion. The actual conversion price is 92% of the average of the lowest three daily weighted average sales prices of a share of common stock for the 20 trading days prior to the date of conversion. The number of shares of common stock that GCA may acquire upon conversion is equal to the number of shares of series A convertible preferred stock to be converted times $1,000, the stated value of each share of series A convertible preferred stock, divided by the conversion price. Since there is no minimum conversion price, if the market price of the common stock declines below the assumed conversion price, the number of shares that GCA may acquire upon conversion will increase. The number of shares that GCA may acquire will decrease following a sustained increase in the market price of the common stock sufficient to offset the 8% discount used in computing the conversion price that results in a conversion price that is higher than the assumed conversion price.

     o As of January 31, 2001, GCA had sold 24,963,624 shares of common stock upon conversion of 5,353.7 shares of series A convertible preferred stock purchased under the securities purchase agreement. On February 2, 2001, we sold 660 shares of series A convertible preferred stock to GCA and we may sell another 3,750 shares of series A convertible preferred stock to GCA prior to August 21, 2001. We may sell an additional 8,000 shares of series A convertible preferred stock to GCA during a period of 12 months commencing August 22, 2001 upon written notice to GCA prior to June 22, 2001.

     o 2,300,000 shares it may acquire upon exercise of warrants issued in connection with their purchase of various bridge notes.

LKB Financial is offering:

     o 1,675,000 shares it may acquire upon exercise of warrants issued in connection with various bridge notes. LKB will also receive warrants to purchase 75,000 shares of common stock on each date that GCA purchases shares of series A convertible preferred stock under the related agreement.

Actrade Capital Inc. is offering 300,000 shares it acquired as collateral for a loan.

Trinity Capital Advisors, Inc. is offering 25,000 shares it may acquire upon exercise of a warrant it received for financial advisory services.

Harry Sargeant Jr. is offering 100,000 shares he may acquire upon exercise of a warrant received in connection with a loan.

The selling securityholders acquired, or will acquire, the securities described above in transactions exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act and Rule 506 of Regulation D, or in the case of shares acquired by GCA upon conversion of our series A convertible preferred stock, under Section 3(a)(9) of the Securities Act. All of the selling securityholders are "accredited investors", as defined in Rule 501(a) of Regulation D.

The number of shares listed below as beneficially owned before the offering by GCA has been computed without giving effect to the terms of the certificate of designations creating the series A convertible preferred stock that limits the number of shares of common stock that the holder may acquire upon conversion of the series A convertible preferred stock to the extent the issuance of such shares of common stock would cause the holder to become the beneficial owner of more than 9.99% of the then total outstanding shares of common stock.

As of December 31, 2000, we had 132,624,318 shares of common stock outstanding. For purposes of computing the number and percentage of shares beneficially owned by each selling securityholder as of December 31, 2000, any shares which such person has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other selling securityholder.

                               Beneficial Ownership                                  Beneficial Ownership
                              Of Common Stock Before                                    of Common Stock
                                     Offering                    Shares of Common       After Offering
                                      Number           Percent     Stock Offered      Number        Percent
                                 -----------------       -----      -----------       ------        ------
GCA Strategic Investment
Fund Limited (1)                     36,179,007          21.4%      34,836,376        1,342,631        --
c/o Prime Management Ltd.
12 Church Street
Hamilton, Bermuda HM11

LKB Financial LLC (2)                 2,405,050           1.8%       1,675,000          730,050        --
106 Colony Park Drive
Suite 900
Cumming, Ga. 30040

Actrade Capital Inc.                  1,300,000           1.0%         300,000        1,000,000        *
7 Penn Plaza
New York, NY  10001

Trinity Capital Advisory, Inc.           25,000             *           25,000                0        --
2115 Sutter Street, 2nd Floor
San Francisco, CA   94108

Harry Sargeant, Jr.                     100,000             *          100,000                0        --
3020 Military Trial, Suite 100
Boca Raton, FL  33431

----------
* Less than one percent (1%).

(1) GCA is the ultimate beneficial owner of the shares owned by GCA and, through its board of directors, has the sole voting power to vote the shares. Prime Management Limited, a Bermuda corporation located in Bermuda has sole voting power with respect to the shares owned by GCA. Joe Kelly, a Bermuda resident, has the sole voting power over Prime Management. Global Capital Advisors Ltd., GCA's investment advisor located in Georgia, together with GCA's board of directors, has the sole investment decision authority over the shares owned by GCA. GCA is an affiliate of LKB Financial.

(2) Lewis Lester and Michael Brown have shared voting and dispositive power with respect to the shares owned by LKB Financial. LKB Financial is an affiliate of GCA.

The shares of common stock offered by GCA and LKB under this prospectus have been registered in accordance with registration rights that we have granted to them. We have agreed to pay all registration and filing fees, printing expenses, blue sky fees, if any, and fees and disbursements of our counsel. The selling securityholders have agreed to pay any underwriting discounts and selling commissions. In addition, we have agreed to indemnify GCA and LKB Financial and underwriters who may be selected by them and certain affiliated parties, against certain liabilities, including liabilities under the Securities Act, in connection with the offering. Although GCA and LKB Financial also have agreed to indemnify our officers and directors and persons controlling us against such liabilities, we have been informed that in the opinion of the SEC indemnification of those persons of liabilities under Securities Act is against public policy as expressed in the Securities Act and is therefore not enforceable.

                              Plan of Distribution

The selling securityholders may sell shares from time to time in public transactions, in the over-the-counter market, or private transactions, at prevailing market prices or at privately negotiated prices. They may sell their shares in the following types of transactions:

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers

     o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account under this prospectus

     o face-to-face transactions between sellers and purchasers without a broker-dealer

The selling securityholders also may sell shares that qualify under Section 4(1) of the Securities Act or Rule 144. As used in this prospectus, selling securityholder includes donees, pledges, distributees, transferees and other successors in interest of the selling securityholders named in this prospectus.

In effecting sales, brokers or dealers engaged by the selling securityholders may arrange for other brokers or dealers to participate in the resales. The selling securityholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling securityholders also may sell shares short and deliver the shares to close out such short positions. The selling securityholders also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell under this prospectus. The selling securityholders also may pledge the shares to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares under this prospectus.

Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling securityholders in amounts to be negotiated in connection with the sale. Any broker-dealer that acts as an agent for the purchaser may receive compensation from the purchaser.

Broker-dealers may agree with a selling securityholder to sell a specified number of shares of common stock at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for such selling securityholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling securityholder.

Broker-dealers who acquire shares of common stock as principal may then resell such shares from time to time in transactions in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then current market price or in negotiated transactions and, in connection with such resales, may pay or receive from the purchasers of such shares commissions as described above.

GCA Strategic Investment Fund Limited is an "underwriter" within the meaning of the Securities Act of shares of common stock it offers and sells under this prospectus, and any commissions, discounts or concessions it receives in connection with the sale of shares under this prospectus will be underwriting compensation. The other selling securityholders and any brokers or dealers participating in the distribution of shares under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any commissions, discounts or concessions they receive may be deemed to be underwriting compensation.

Information as to whether underwriters who may be selected by the selling securityholders, or any other broker-dealer, is acting as principal or agent for the selling securityholders, the compensation to be received by them, and the compensation to be received by other broker-dealers, in the event such compensation is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

We have advised the selling securityholders that during such time as they may be engaged in a distribution of the shares they are required to comply with Regulation M under the Securities Exchange Act. With certain exceptions, Regulation M precludes any selling securityholders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or Purchases made in order to stabilize the price of a security in connection with the distribution of that security.

                            Description Of Securities

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.08 par value per share, and 7,000,000 shares of "blank check" preferred stock, par value $0.01 per share. As of December 31, 2000, 132,624,318 shares of common stock were outstanding and 1,250 shares of series A preferred stock were outstanding.

The following are brief descriptions of our securities as of December 31, 2000. The rights of the holders of shares of capital stock are established by our articles of incorporation, as amended, our by-laws and Nevada law. The following statements do not purport to be complete or give full effect to statutory or common law, and are subject in all respects to the applicable provisions of the articles of incorporation, by-laws and state law.


Common Stock

Holders of our common stock are entitled to one vote per share, and subject to the rights of holders of preferred stock, to receive dividends when, as and if declared by our Board of Directors and to share ratably in our assets legally available for distribution to holders of common stock in the event of the liquidation, dissolution or winding up of our company. Holders of the common stock do not have subscription, redemption, conversion or preemptive rights.

Each share of common stock is entitled to one vote on any matter submitted to shareholders, including the election of directors. The Board is empowered to fill any vacancies on the Board created by the resignation of Directors. Except as otherwise required by the Nevada law, all shareholder action (other than the election of the Directors, who are elected by a plurality vote) is subject to approval by a majority of the shares of common stock present at a shareholders' meeting at which a quorum (a majority of the issued and outstanding shares of the common stock) is present in person or by proxy, or by written consent pursuant to Nevada law. All shares of common stock outstanding are fully paid and non-assessable.


Options and Warrants

Options. We have outstanding options to purchase an aggregate of 3,622,415 shares of common stock, at exercise prices ranging from $0.43 to $2.00, which expire at various dates from 2005 to 2010.

Warrants. We have outstanding warrants to purchase an aggregate of 11,180,926 shares of common stock, at exercise prices ranging from $0.13 to $3.00, which expire at various dates through 2005.


Preferred Stock

We are authorized to issue up to 7,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, the Board of Directors is empowered, without further shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company.

Our Board of Directors authorized the issuance of up to 18,000 shares of series A convertible preferred stock in connection with our securities purchase agreement with GCA Strategic Investment Fund Limited. Each share of our series A convertible preferred stock has a stated value of $1,000 and is convertible into shares of our common stock at a conversion price equal to 92% of the average of the lowest three daily weighted average sales prices of our common stock during the 20 trading days prior to the date of conversion. The number of shares of common stock that may be acquired upon conversion is determined by dividing the stated value of the number of shares of series A convertible preferred stock to be converted by the conversion price. Since there is no minimum conversion price, there is no limitation on the number of shares of common stock that holders of series A convertible preferred stock may acquire upon conversion.

On July 17, 2000, we entered into a securities purchase agreement with GCA for the sale of $10,000,000 of our series A convertible preferred stock. As of January 31, 2000, we had sold a total of 6,250 shares of our series A convertible preferred stock to GCA under the securities purchase agreement for a total purchase price of $6,250,000. As of January 31, 2001 GCA had converted 5,353.7 shares of series A convertible preferred stock into 24,963,624 shares of common stock. GCA has sold all of those shares of common stock.

Under the terms of the purchase agreement, we may sell 10,000 shares of series A convertible preferred stock to GCA until August 21, 2002 for a total purchase price of $10,000,000. The purchase price of a share of series A convertible preferred stock under the purchase agreement is $1,000. We must give GCA at least 20 business days prior written notice of our intention to sell shares of series A convertible preferred stock under the purchase agreement. The maximum amount of series A convertible preferred stock that we may sell to GCA on any date is $1,250,000, or 1,250 shares. The minimum amount of series A convertible preferred stock that we may sell to GCA on any date is equal to 2.5% of the weighted average trading volume of our common stock for the number of trading days elapsed since the last sale of shares of series A convertible preferred stock under the purchase agreement times the weighted average sales price of our common stock for that period. We have the right, upon written notice to GCA not later than June 22, 2001, to sell an additional 8,000 shares of series A convertible preferred shares for $8,000,000 prior to August 21, 2002.

We may not sell shares of series A convertible preferred stock to GCA under the purchase agreement

     o if the number of shares of common stock acquired and to be acquired upon conversion of series A convertible preferred stock exceeds an aggregate of 21,478,012 shares, representing 19.9% of the number of shares of common stock outstanding on the date of the agreement, without stockholder approval. This limitation, which was required under the corporate governance rules of The Nasdaq Stock Market, Inc. while our common stock was quoted on the Nasdaq Stock National Market, no longer applies since our common stock does not qualify for inclusion on the Nasdaq Stock Market.

     o to the extent the issuance of shares of series A convertible preferred stock would render GCA the beneficial owner of more than 4.99% of the then outstanding common stock. GCA has waived this provision of the purchase agreement.

The certificate of designations creating the series A convertible preferred stock limits the number of shares of common stock that may be acquired upon conversion of the series A convertible preferred stock to the extent the issuance of such shares of common stock would cause the holder requesting conversion to become the beneficial owner of more than 9.99% of the then total outstanding shares of common stock.

We also issued to GCA warrants to purchase 200,000 shares of common stock in connection with the purchase agreement. These warrants have an exercise price of $0.23 per share and expire on August 21, 2005.

If we do not sell shares of series A convertible preferred stock under the purchase agreement within 33 days after the last sale under the purchase agreement, we must pay GCA a fee equal to 2% of the maximum dollar amount of shares we are allowed to sell under the purchase agreement, or $25,000. For each additional 30 days we fail to sell shares of series A convertible preferred stock under the purchase agreement, we must pay GCA an additional $30,000.

We have the right to terminate the purchase agreement at any time. If we terminate the purchase agreement, we must issue to GCA warrants to purchase that number of shares of common stock that could be acquired with 1-1/2% of the unused portion of the commitment at a purchase price of $1.00 per share. These warrants will have a term of five years and an exercise price equal to 105% of the bid price on the date of termination.

We must redeem the outstanding shares of series A convertible preferred stock for cash within 10 business days after the occurrence of one or more of the following events:

     o August 21, 2002, the second anniversary of the date upon which shares of series A convertible preferred stock were first sold under the purchase agreement.

     o    A "change in control" of our company.

     o    A consolidation, merger or amalgamation of our company.

     o Our failure to have the registration statement for the resale of the shares of common stock that may be acquired upon conversion of the series A convertible preferred stock declared effective, or our failure to maintain the effectiveness of that registration statement, after specified periods of time, or our failure to register a sufficient number of shares for conversion of the series A convertible preferred stock.

     o Our failure to obtain stockholder approval in accordance with the corporate governance rules of the Nasdaq Stock Market for the issuance upon conversion of shares of series A convertible preferred stock and exercise of warrants issued under the purchase agreement of more than 19.99% of the outstanding shares of common stock on the date of the purchase agreement within 40 days after the date upon which we have issued the maximum number of shares that may be issued without obtaining such stockholder approval. Since our common stock does not qualify for inclusion on the Nasdaq Stock Market, this limitation no longer applies.

     o Our failure to pay, when due, the principal amount or accrued interest on our outstanding bridge notes held by GCA.

     o The suspension or delisting of trading in our common stock, unless within 10 trading days of such suspension or delisting the common stock is listed and approved for trading on the New York Stock Exchange, the American Stock Exchange, the Nasdaq SmallCap Market or the OTC Bulletin Board.

The redemption price is an amount equal to the number of shares of common stock that could be acquired upon conversion of the outstanding shares of series A convertible preferred stock times the average closing bid price of our common stock for the five trading days preceding the event causing the redemption.

We must pay GCA 25% of the gross proceeds from the sale of shares of series A convertible preferred stock under the purchase agreement, which payments will be applied to amounts outstanding under our 7% secured bridge note in the principal amount of $3,000,000 until the principal and accrued interest on that bridge note have been paid in full. As of December 31, 2000, we had repaid $1,562,500 of the 7% secured bridge note, leaving a balance due of $1,437,500. GCA has extended the maturity date of this bridge note from November 28, 2000 to April 28, 2001. GCA also has extended the maturity date of our other outstanding bridge notes in the principal amounts of $2,500,000 and $1,850,000 from August 28, 2000 to April 28, 2001. In consideration for this extension, we reduced the exercise price of warrants issued in connection with the bridge note financings and the equity line financings to $0.23 per share.

We are required to pay LKB Financial, LLC, an affiliate of GCA, 5% of the aggregate proceeds from the sale of shares of series A convertible preferred stock under the purchase agreement for financial advisory services performed in connection with the purchase agreement. We also are required to issue to LKB warrants to purchase 75,000 shares of common stock on each date upon which GCA purchases shares of series A convertible preferred stock under the purchase agreement. The warrants issued to LKB have a term of five years and an exercise price of $0.23 per share.


Shares Eligible for Future Sale

     As of December 31, 2000, we had 132,624,318 shares of common stock outstanding, of which only 129,437,105 shares of common stock are transferable without restriction under the Securities Act. The remaining 3,187,213 shares, issued in private transactions, are "restricted securities", as that term is defined in Rule 144 promulgated under the Securities Act, which may be publicly sold only if registered under the Securities Act or if sold in accordance with an applicable exemption from registration, such as Rule 144. In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of our company, who has beneficially owned restricted securities for at least one year, is entitled to sell (together with any person with whom such individual is required to aggregate sales), within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if the common stock is quoted on Nasdaq or a national securities exchange, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of our company for at least three months, and who has beneficially owned restricted securities for at least two years is entitled to sell such restricted securities under Rule 144 without regard to any of the limitations described above. . In addition,

     o An indeterminate number of shares may be acquired upon conversion of the outstanding $5,769,135 principal amount of our 5% convertible debenture due February 18, 2004, since there is no minimum conversion price. At an assumed conversion price of $0.34 per share, the holder of the debenture could acquire 18,664,849 shares of common stock upon conversion of, and payment of 24 months accrued interest on, the debenture, representing approximately 18.9% of the shares outstanding as of December 31, 2000.

     o An indeterminate number of shares may be acquired by GCA Strategic Investment Fund Limited upon conversion of our series A convertible preferred stock available under our credit facility since there is no minimum conversion price. Assuming we do not increase the amount of our credit facility, we may sell an additional 3,750 shares of series A convertible preferred stock to GCA. If GCA converts an additional 3,750 shares of series A convertible preferred stock at an assumed conversion price of $0.34 per share, we will issue 11,029,412 shares of common stock, representing approximately 12.3% of the shares outstanding on December 31, 2000. We also will issue warrants to purchase 75,000 shares of common stock to LKB Financial on each date shares of series A convertible preferred stock are sold to GCA under the purchase agreement.

     o 11,180,926 shares may be acquired upon exercise of outstanding warrants, representing approximately 8.4% of the shares outstanding as of December 31, 2000.

     o 3,622,415 shares may be acquired upon exercise of outstanding options, representing approximately 2.7% of the shares outstanding as of December 31, 2000.


Dividend Policy

Since we have never paid any dividends on our common stock and we do not anticipate paying such dividends in the foreseeable future. We intend to retain earnings, if any, to finance our operations.


Reports to Shareholders

We distribute to our shareholders annual reports containing financial statements audited and reported upon by our independent certified public accountants after the end of each fiscal year, and makes available such other periodic reports as we deem to be appropriate or as may be required by law or by the rules or regulations of any stock exchange on which our common stock is listed. Our fiscal year end is December 31.

Transfer Agent and Warrant Agent

Transfer Online, Portland, Oregon, is the transfer agent for our common stock.

                       Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock to be sold under this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and the common stock to be sold in this offering, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document we have filed. You may inspect the registration statement, including exhibits, without charge at the principal office of the SEC in Washington, D.C. You may inspect and copy the registration statement at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, or at the SEC's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. You can also obtain copies of this material at prescribed rates by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains a website at that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC.

                                  Legal Matters

The validity of the shares of common stock offered by the prospectus has been passed upon by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158. Members of Snow Becker Krauss P.C. own 144,518 shares of common stock, all of which were issued for legal fees and disbursements.

                                     Experts

The consolidated financial statements as of December 31, 1997, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of Hein + Associates LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The report of Hein + Associates LLP contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as set forth in note 2 to our consolidated financial statements.

                   Index to Consolidated Financial Statements

(a)  Documents Filed as Part of the Report

(1)  Financial Statements                                               Page No.

     Reports of Independent Accountants                                    F-1
     Consolidated Balance Sheet
        December 31, 1999 and 1998                                         F-2
     Consolidated Statement of Operations
        Years Ended December 31, 1999, 1998, and 1997                      F-3
     Consolidated Statement of Cash Flows
        Years Ended December 31, 1999, 1998, and 1997                      F-4
     Consolidated Statement of Changes in Stockholder's Equity
        Year Ended December 31, 1999                                       F-5
        Year Ended December 31, 1998                                       F-6
        Year Ended December 31, 1997                                       F-7
     Notes to Consolidated Financial Statements                            F-8
     Supplementary Oil and Gas Information                                 F-25
     Unaudited Consolidated Financial Statements
        Consolidated Balance Sheet
          at September 30, 2000 and September 30, 1999                     F-28
        Consolidated Statements of Operations for the
          Nine Months Ended September 30, 2000 and September 30, 1999      F-30
        Consolidated Statements of Cash Flow
          Nine Months Ended September 30, 2000 and September 30, 1999      F-31
        Consolidated Statement of Changes in Stockholder's Equity
          Nine Months Ended September 30, 2000                             F-32
          Nine Months Ended September 30, 1999                             F-33

(2)  Financial Statement Schedules

       Independent Auditor's Report on Schedule                            F-34
       Valuation and Qualifying Accounts                                   F-35

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders American International Petroleum Corporation

We have audited the accompanying consolidated balance sheets of American International Petroleum Corporation and Subsidiaries as of December 31, 1999 and 1998, and related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American International Petroleum Corporation and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

The Company reported a net loss of approximately $14.9 million during 1999, of which approximately $6.3 million represented non-cash items and has a working capital deficit of approximately $5.0 million at December 31, 1999. The Company had limited revenue generating operating activities during 1999 and does not, as of December 31, 1999, have the resources to fulfill its operating and capital commitments. The Company's refinery facility suspended operations in late 1999 and is not expected to resume operation before the second quarter of 2000. These matters raise a substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are discussed in
Note 2 to the financial statements.

As of December 31, 1999, the Company has costs capitalized in the accompanying balance sheet of approximately $31,600,000 relating to unevaluated oil and properties in Kazakhstan. At the present time, the Company has no commercially feasible means of transporting any oil and gas production it may produce from the Kazakhstan properties. The Company will require a substantial amount of additional capital expenditures to recover its investment in the oil and gas concession. At the present time, the Company does not have the resources to develop these properties and to meet the minimum work program required.


HEIN + ASSOCIATES, LLP
Houston, Texas
March 30, 2000

          AMERICAN INTERNATIONAL PETROLEUM CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                           December 31,
                                                 -------------------------------
                                                     1999             1998
                                                 --------------   --------------
                       Assets
                       ------
Current assets:
  Cash and cash equivalents                     $  1,753,707      $    376,745
  Accounts and notes receivable, net                 497,553           548,442
  Inventory                                          723,088         1,554,694
  Deferred financing costs                           545,997             8,563
  Prepaid expenses                                   793,956           829,654
       Total current assets                        4,314,301         3,318,098
Property, plant and equipment:
  Unevaluated oil and gas property                31,556,376        23,438,886
  Refinery property and equipment                 37,999,682        36,935,705
  Other                                            1,005,886           626,910
                                                  70,561,944        61,001,501
Less - accumulated depreciation, depletion,
 and amortization                                 (6,470,672)       (4,707,103)
       Net property, plant and equipment          64,091,272        56,294,398
Notes receivable, less current portion             1,252,696         1,118,200
Other long-term assets, net                               --           130,638
                                                ------------      ------------
       Total assets                             $ 69,658,269      $ 60,861,334
                                                ============      ============

        Liabilities and Stockholders' Equity
        ------------------------------------

Current liabilities:
  Short-term debentures                         $  2,223,500      $         --
  Notes payable - trade
                                                   1,736,831         1,725,350
  Notes payable - officers                                --           266,850
  Accounts payable                                 3,641,886         4,081,557
  Accrued liabilities                              1,301,472         1,840,493
       Total current liabilities                   8,903,689         7,914,250
Long-term debt                                    11,984,592         6,110,961
       Total liabilities                          20,888,281        14,025,211

Commitments and contingent liabilities
  (Note 10)                                               --                --

Minority Interest Liability                          305,956           305,956

Stockholders' equity:
  Preferred stock, par value $0.01,
    7,000,000 shares authorized, none issued
  Common stock, par value $.08, 100,000,000
    shares authorized, 91,282,773 and
    65,992,328 shares issued outstanding
    at December 31, 1999 and December 31,
    1998, respectively                             7,302,621         5,279,385
  Additional paid-in capital                     145,605,966       129,711,531
  Common stock issued as collateral,
    held in escrow                                (1,065,938)               --
  Accumulated deficit                           (103,378,617)      (88,460,749)
       Total stockholders' equity                 48,464,032        46,530,167
                                                ------------      ------------
Total liabilities and stockholders' equity      $ 69,658,269      $ 60,861,334
                                                ============      ============

          AMERICAN INTERNATIONAL PETROLEUM CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                    For the years ended December 31,
                                                            --------------------------------------------------
                                                                 1999              1998              1997
                                                            --------------    --------------    --------------
Revenues:
  Oil and gas production and
   pipeline fees                                             $         --      $         --      $    260,579
  Refinery operating revenues
                                                                8,137,867        11,394,009                --
  Other
                                                                  214,171           460,597           567,385
                                                             ------------      ------------      ------------
        Total revenues
                                                                8,352,038        11,854,606           827,964
                                                             ------------      ------------      ------------
Expenses:
  Lease operating
                                                                       --                --            98,766
  Costs of goods sold - refinery
                                                                8,670,760        11,281,139                --
  General and administrative
                                                                6,367,857         5,097,468         4,627,598
  Depreciation, depletion and
   amortization
                                                                1,730,710           813,088           774,264
  Interest
                                                                6,500,579         1,912,949         6,663,992
  Realized  and unrealized loss on marketable securities
                                                                       --           359,325         6,053,298
  Loss on sale of subsidiaries
                                                                       --                --           563,667
  Provison for bad debts
                                                                       --         1,493,750                --
                                                             -------------------------------------------------
       Total expenses
                                                               23,269,906        20,957,719        18,781,585
                                                             ------------      ------------      ------------

Net loss                                                     $(14,917,868)     $ (9,103,113)     $(17,953,621)
                                                             ============      ============      ============

Net loss per share of common stock - basic and diluted       $      (0.20)     $      (0.17)     $      (0.43)
                                                             ============      ============      ============
Weighted-average number of shares
 of common stock outstanding                                   72,855,230        53,741,498        41,309,102
                                                             ============      ============      ============


          AMERICAN INTERNATIONAL PETROLEUM CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                    For the years ended December 31,
                                                                      ----------------------------------------------------------
                                                                           1999                  1998                   1997
                                                                      --------------         -------------         -------------
Cash flows from operating activities:
  Net loss                                                             $(14,917,868)         $ (9,103,113)         $(17,953,621)
  Adjustments to reconcile net loss to
   net cash provided (used) by operating
   activities:
   Depreciation, depletion, amortization and accretion
    of discount on debt                                                   5,716,550             2,472,751             5,125,934
   Accretion of premium on notes receivable                                 (50,604)             (208,886)             (167,167)
   Provision for bad debts                                                       --             1,493,750                    --
   Realized and unrealized loss on marketable
     securities                                                                  --               359,325             6,053,298
   Loss on sale  of subsidiaries                                                 --                    --               563,667
   Issuance of stock for compensation expense                               186,233               196,900                40,000
   Forgiveness of debt                                                           --                    --               (50,342)
   Compensatory stock options
                                                                                 --                    --               744,700
   Issuance of stock and options for services                               468,220               255,814               247,607
   Changes in assets and liabilities:
     Accounts and notes receivable                                           50,889             1,313,816                57,835
     Inventory                                                              831,606              (798,974)             (698,746)
     Prepaid and other                                                     (507,224)              426,060            (1,387,484)
     Accounts payable and accrued liabilities                               495,021             2,968,458               (16,688)
                                                                       ------------          ------------          ------------
        Net cash provided by (used in) operating activities              (7,727,177)             (624,099)           (7,441,007)
                                                                       ------------          ------------          ------------

Cash flows from investing activities:
  Additions to oil and gas properties                                    (5,980,341)           (8,512,328)           (2,663,694)
  Additions to refinery property and equipment                             (800,974)           (8,578,049)           (5,581,714)
  Proceeds from sales of marketable securities                                   --               376,633             1,979,494
  Proceeds from sale of subsidiaries                                             --                    --             1,764,548
  Additions to other long term assets                                      (332,230)             (592,444)              (94,191)
                                                                       ------------          ------------          ------------
        Net cash used in investing activities                            (7,113,545)          (17,306,188)           (4,595,557)
                                                                       ------------          ------------          ------------

Cash flows from financing activities:
  Net increase (decrease) in short-term debt                              2,500,000                    --                    --
  Net increase (decrease) in notes payable                                   11,481             1,725,350              (237,162)
  Increase in notes payable - officers                                     (266,850)              266,850                    --
  Repayments of long-term debt                                           (3,500,000)                   --            (5,791,420)
  Proceeds from issuance of common stock and
    warrants, net                                                                --                    --               447,810
  Proceeds from exercise of stock warrants
    and options                                                             768,877               738,482             1,272,333
  Proceeds from issuance of debentures, net                              16,704,176            11,855,000            20,055,295
                                                                       ------------          ------------          ------------
        Net cash provided by financing activities                        16,217,684            14,585,682            15,746,856
                                                                       ------------          ------------          ------------
Net increase (decrease) in cash and
  cash equivalents                                                        1,376,962            (3,344,605)            3,710,292
Cash and cash equivalents at beginning of year                              376,745             3,721,350                11,058
                                                                       ------------          ------------          ------------
Cash and cash equivalents at end of year                               $  1,753,707          $    376,745          $  3,721,350
                                                                       ============          ============          ============

         AMERICAN INTERNATIONAL PETROLEUM CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                                  Common stock        Additional      Common
                                                  ------------         paid-in      Stock Held     Accumulated
                                               Shares      Amount      capital       In Escrow       deficit         Total
                                             ----------  ----------  ------------  ------------   -------------  ------------
Balance, January 1, 1999                     65,992,328  $5,279,385  $129,711,531           --     (88,460,749)  $ 46,530,167
Conversions of debentures                    17,574,305   1,405,944     6,196,429           --              --      7,602,373
Issuance of stock in lieu of current
    liabilities                               1,798,968     143,917     1,329,796           --              --      1,473,713
Issuance of stock for compensation              223,919      17,914       168,319           --              --        186,233
Issuance of stock and options for
services                                        425,000      34,000       434,220           --              --        468,220
Issuance of stock for property and
equipment                                     2,090,000     167,200     1,685,166           --              --      1,852,366

Issuance of stock options and warrants               --          --     1,455,835           --              --      1,455,835
Options and warrants exercised                1,283,253     102,661       666,216           --              --
Imputed interest on debentures                  768,877
    convertible at a discount to
    market                                           --          --     3,044,116           --              --      3,044,116
Issuance of stock for collateral on
    debt                                      1,895,000     151,600       914,338   (1,065,938)             --             --
Net loss for the year                                --          --            --           --     (14,917,868)   (14,917,868
                                           ------------  ----------  ------------  -----------   -------------   ------------
Balance, December 31, 1999                 $ 91,282,773  $7,302,621  $145,605,966   (1,065,938)  $(103,378,617)  $ 48,464,032
                                           ============  ==========  ============  ===========   =============   ============

         AMERICAN INTERNATIONAL PETROLEUM CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                                       Common stock              Additional
                                                       ------------                paid-in          Accumulated
                                                 Shares            Amount          capital            deficit            Total
                                               ----------       ------------    -------------     ---------------    ------------
Balance, January 1, 1998                       48,436,576       $ 3,874,926     $ 107,987,091     $ (79,357,636)     $ 32,504,381
Conversions of Debentures                      13,794,032         1,103,521        14,422,859                --        15,526,380
Issuance of stock in lieu of current
    liabilities                                 1,506,347           120,508         1,549,209                --         1,669,717
Issuance of stock for compensation                 50,000             4,000           192,900                --           196,900
Issuance of stock and options for services        100,000             8,000           247,814                --           255,814
Issuance of stock for refinery property and
     equipment - Regulation S Offering          1,500,000           120,000         1,567,500                --         1,687,500
Issuance of stock options and warrants                 --                --           936,459                --           936,459
Options and warrants exercised                    605,373            48,430           690,052                --           738,482
Imputed interest on debentures
    convertible at a discount to market                --                --         2,117,647                --         2,117,647
Net loss for the year                                  --                --                --        (9,103,113)       (9,103,113)
                                              -----------       -----------     -------------     -------------      ------------
Balance, December 31, 1998                     65,992,328       $ 5,279,385     $ 129,711,531     $ (88,460,749)     $ 46,530,167
                                              ===========       ===========     =============     =============      ============


CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                Common stock           Additional       Stock
                                                ------------            paid-in        purchase      Accumulated
                                            Shares        Amount        capital        warrants        deficit          Total
                                         ------------   ----------    ------------    -----------   ------------     ------------
Balance, January 1, 1997                  34,458,921    $2,756,714    $ 78,677,265    $1,297,754    $(61,404,015)    $ 21,327,718

Conversions of debentures                  7,246,882       579,751       8,763,271            --              --        9,343,022
Issuance of stock in lieu of current
    liabilities                              243,459        19,477         214,082            --              --          233,559
Issuance of stock for compensation           100,000         8,000          32,000            --              --           40,000

Issuance of stock  for services              260,000        20,800         226,807            --              --          247,607

Issuance of stock - Reg S Offering         1,635,593       130,847         314,465            --              --          445,312
Issuance of stock for oil and gas
properties - Reg S Offering                3,250,000       260,000       8,275,938            --              --        8,535,938

Issuance of stock warrants for oil and
gas properties                                    --            --         718,750            --              --          718,750
Issuance of stock warrants                        --            --       6,264,411            --              --        6,264,411
Otions and warrants exercised              1,241,721        99,337         694,189            --              --          793,526
Imputed interest on debentures
    convertible at a discount to market           --            --       1,763,459            --              --        1,763,459
Compensatory stock options                        --            --         744,700            --              --          744,700
Net loss for the year                             --            --              --            --     (17,953,621)     (17,953,621)
                                          ----------    ----------    ------------    ----------    ------------     ------------

Balance, December 31, 1997                48,436,576    $3,874,926    $106,689,337    $1,297,754    $(79,357,636)    $ 32,504,381
                                          ==========    ==========    ============    ==========    ============     ============

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - GENERAL, ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

American International Petroleum Corporation (the "Company") was incorporated in the State of Nevada and, through its wholly-owned subsidiaries, is the owner of a refinery in Lake Charles, Louisiana, which processes and sells asphalt into the Gulf Coast asphalt market and has the capability to refine other crude oil products, such as vacuum gas oil, naptha and diesel, a refinery and terminal in St. Marks, Florida, which it utilizes as a distribution facility to market some of its asphalt, a 26,000 barrel asphalt transport barge, a 100% working interest in a gas concession and a 70% working interest in an oil and gas concession in Kazakhstan. The Company is also seeking domestic and international oil and gas properties and projects.

Sale of Subsidiaries

On February 25, 1997, the Company sold all of the issued and outstanding common stock of two of its wholly-owned subsidiaries, American International Petroleum Corporation of Colombia ("AIPCC") and Pan American Petroleum Corporation ("PAIPC") to Mercantile International Petroleum Inc. ("MIP"). Consequently, all references to these subsidiaries herein are presented in the past tense.

The assets of AIPCC and PAIPC consisted of oil and gas properties and equipment in South America with an aggregate net book value of approximately $17.9 million. The total aggregate purchase price payable by MIP for the Purchased Shares was valued at up to approximately $20.2 million, determined as follows:

(a) Cash payments of approximately $3.9 million, of which approximately $2.2 million was paid simultaneously with the closing to retire the Company's 12% Secured Debentures due December 31, 1997, which were secured by the Company's shares of AIPCC, (b) assumption of AIPCC and PAIPC debt of an aggregate amount of $634,000, (c) 4,384,375 shares of MIP Common Stock (the "MIP Shares") with a trading price of approximately $2.00 per share on the date the parties agreed in principle to the sale, (d) a two-year $3 million 5% exchangeable subordinated debenture of AIPCC (the "Exchangeable Debenture"), exchangeable into shares of common stock of MIP on the basis of $3 principal amount of such debenture for one share of MIP on or after February 25, 1998; or Registrant may demand payment on that date of $1.5 million of the principal balance thereof, (e) a $1.4 million "performance earn-out" from future production in Colombia, plus interest at 8% per annum, (f) up to $2.5 million (reduced proportionately to the extent the Net Operating Loss and Deferred Cost Deductions accrued by AIPCC through December 31, 1996 ("Accrued Tax benefit Deductions") is less than $50 million but more than $20 million (payable from 25% of AIPCC's future tax savings related to Accrued Tax Benefit Deductions, if any, available to AIPCC on future tax filings in Colombia). In January 1998, the Company demanded payment of $1.5 million in principal, which was received by the Company in February 1998.

The purchase price included an aggregate of approximately $2.5 million in payments from MIP in connection with MIP's future potential tax savings in Colombia and $3 million of long and short-term notes at face value (not discounted to present value). Taking into consideration the $2.5 million tax payments, which were not recorded because of their contingent nature, and the discounted portion of the notes of approximately $452,000, the Company recorded an aggregate loss of approximately $564,000 on the sale of the subsidiaries.

Principles of consolidation

The consolidated financial statements of the Company include the accounts of the Company and its wholly-owned subsidiaries, American International Refinery, Inc. ("AIRI"), American International Marine, Inc. ("AIM"), St. Marks Refinery, Inc. ("SMR") American International Petroleum Kazakhstan ("AIPK"), American Eurasia Petroleum Corporation ("AEPC"), American International Petroleum Corporation Holding, Inc. ("AIPC Holdings), AIPCC and PAIPC.

Intercompany balances and transactions are eliminated in consolidation.

Cash and cash equivalents

All liquid short-term instruments purchased with original maturities of three months or less are considered cash equivalents

Marketable Securities

Marketable securities classified as available-for-sale are stated at market value, with unrealized gains and losses reported as a separate component of stockholders' equity, net of deferred income taxes. If a decline in market value is determined to be other than temporary, any such loss is charged to earnings. Trading securities are stated at fair value, with unrealized gains and losses recognized in earnings. The Company records the purchases and sales of marketable securities and records realized gains and losses on the trade date. Realized gains or losses on the sale of securities are recognized on the specific identification method.

The Company held 2,943,818 shares of MIP at December 31, 1997. During the year the Company sold or dispersed 1,440,557 shares for net cash proceeds of $1,979,494. The realized losses on shares disposed of during 1997 was $901,616. The unrealized loss on shares available for sale at December 31, 1997 was $5,151,682. The MIP stock was deemed permanently impaired at December 31, 1997 and the unrealized loss at that date was recognized as a loss during 1997. The impairment is reflected in realized and unrealized loss on marketable securities in the accompanying Statement of Operations. During 1998, the Company sold all its remaining shares of MIP for net cash proceeds of $376,633, recording a realized loss of $359,325.

Inventory

Inventory consists of crude oil and asphalt feedstock. Crude oil and asphalt feedstocks are stated at the lower of cost or market value by using the first-in, first-out method.

Property, plant and equipment

Oil and gas properties

The Company follows the full cost method of accounting for exploration and development of oil and gas reserves, whereby all costs incurred in acquiring, exploring and developing properties are capitalized, including estimates of abandonment costs, net of estimated equipment salvage costs. No costs related to production, general corporate overhead, or similar activities have been capitalized. Individual countries are designated as separate cost centers. All capitalized costs plus the undiscounted future development costs of proved reserves are depleted using the unit-of-production method based on total proved reserves applicable to each country. Under the full cost method of accounting, unevaluated property costs are not amortized. A gain or loss is recognized on sales of oil and gas properties only when the sale involves significant reserves. Costs related to acquisition, holding and initial exploration of concessions in countries with no proved reserves are initially capitalized and periodically evaluated for impairment.

Costs not subject to amortization:

The following table summarizes the categories of cost, which comprise the amount of unproved properties not subject to amortization.

                                                   December 31,
                                   ---------------------------------------------
                                       1999            1998              1997
                                   -----------      -----------      -----------
Kazakhstan:
    Acquisition Cost               $11,724,477      $11,724,477      $11,724,477
    Exploration Cost                19,072,440       10,748,427             --

Other
     Acquisition cost                  759,459          965,982             --
                                   -----------      -----------      -----------
                                   $31,556,376      $23,438,886      $11,724,477
                                   ===========      ===========      ===========

Acquisition costs of unproved properties not subject to amortization at December 31, 1999, 1998 and 1997, respectively, consists mainly of lease acquisition costs related to unproved areas. The period in which the amortization cost of the Kazakhstan properties will commence is subject to the results of the Company's exploration program, which began in 1999. Certain geological and general and administrative costs are capitalized into the cost pools of the country cost centers. Such costs include certain salaries and benefits, office facilities, equipment and insurance. Capitalized geological and general and administrative costs for Kazakhstan and the Other category totaled $8,117,490, $11,164,180 and $2,437,289 for 1999, 1998 and 1997, respectively.

The net capitalized costs of oil and gas properties for each cost center, less related deferred income taxes, are expensed to the extent they exceed the sum of
(i) the estimated  future net revenues from the  properties,  discounted at 10%,
(ii) unevaluated costs not being amortized; and (iii) the lower of cost or estimated fair value of unproved properties being amortized; less (iv) income tax effects related to differences between the financial statement basis and tax basis of oil and gas properties. The independent reservoir engineer's report of Estimated Future Reserves and Revenues is based on information available "as of" the date of such Report. Upward or downward revisions to the estimated value and volume of oil and gas reserves may occur based on circumstances occurring, and information obtained, subsequent to the date of the engineer's report. (See "Supplementary Oil and Gas Information for the Years Ended December 31, 1999, 1998 and 1997 - Oil and Gas Reserves.

Property and equipment - other than oil and gas properties

Property and equipment are carried at cost and included interest on funds borrowed to finance construction. Capitalized interest was $547,786, $7,055,340, and $341,000 in 1999, 1998 and 1997, respectively. Depreciation and amortization are calculated under the straight-line method over the anticipated useful lives of the assets, which range from 5 to 25 years. Major additions are capitalized. Expenditures for repairs and maintenance are charged against earnings. Depreciation, depletion and amortization expense on property and equipment were $1,730,710, $813,088, and $774,264 for the years ended December 31, 1999, 1998 and 1997, respectively.

Revenue recognition

Oil and gas production revenues are recognized at the time and point of sale after the product has been extracted from the ground. Pipeline fees are recognized at the time and point of expulsion of the product from the pipeline. Refinery revenues are recognized upon delivery.

Discounts and premiums

Discounts and premiums on accounts and notes receivables and notes payable are amortized as interest expense or income over the life of the instrument on the interest method.

Earnings per share

Earnings per share of common stock are based on the weighted-average number of shares outstanding. Basic and diluted earnings per share were the same for all years presented. Options to purchase 13,202,753 and 7,100,681 shares of common stock at various prices were outstanding during 1999 and 1998, respectively, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

                                        For the Year Ended December 31, 1999
                                        ------------------------------------

                                   Net Income(Loss)  Weighted Average  Per Share
                                      (Numerator)        Shares          Amount
                                     ------------     ------------     ---------
Basic EPS:
Loss available to                    $(14,917,868)      72,855,230     $  (0.20)

 Common Shareholders

Effect of Dilutive Securities
 Warrants and Options (1)(2)                   --               --           --
                                     ------------     ------------     ---------

Diluted EPS:
Loss available to                    $(14,917,868)      72,855,230     $  (0.20)

 Common Shareholders

(1) The effect of these shares in the Dilutive EPS were not reflected on the face of the Statement of Operations as they were anti-dilutive in accordance with paragraph 13, of SFAS 128.

(2) Options and warrants to purchase 13,202,753 shares of common stock at various prices were outstanding at December 31, 1999, but were not included in the computation of diluted EPS because the exercise price was greater than the average market price of the common shares or the options were not vested at December 31, 1999.

Foreign currency

Foreign currency transaction gains and losses are included in the consolidated statement of operations. The Company does not engage in hedging transactions to reduce the risk of foreign currency exchange rate fluctuations and has not experienced significant gains or losses related to such events. The functional currency of the AIPK subsidiary is U.S. dollars, as the Company negotiates all transactions based upon U.S. dollar-equivalents and the Company is providing all of the funding requirements of AIPK. The Company anticipates little, if any, currency and exchange risks during the initial three to five years of its operations in Kazakhstan due to the Company negotiating all transactions in U.S. dollars. Any revenues generated from Kazakhstan during this period are planned to be reinvested in the Company's projects in Kazakhstan. Subsequently, the Company will be exposed to the currency and exchange risks, which typically present themselves in the Confederate of Independent States ("CIS") countries. The Company collected sales of oil and gas in Colombia and Peru in local currency and utilized those receipts for local operations. Periodically, funds were transferred from U.S. accounts to Columbia or Peru and converted into pesos or soles, respectively, when local currency was insufficient to meet obligations payable in local currency. Foreign Exchange losses in 1997 were $75,878.

Deferred charges

The Company capitalizes certain costs, primarily commissions and legal fees, associated with the offering and sale of debentures. Such costs are amortized as interest expense over the life of the related debt instrument. Sales of debentures and notes at face value were $23,375,000, $12,000,000, and
$20,537,000 in 1999, 1998, and 1997, respectively. Debenture costs of $1,618,415, $1,126,930, and $3,253,035 were amortized in the years 1999, 1998 and 1997, respectively.

Stock-based compensation

Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" defines a fair value based method of accounting for an employee stock option or similar equity instrument or plan. However, SFAS No. 123 allows an entity to continue to measure compensation costs for these plans under APB 25. The Company has elected to account for employee stock compensation plans as provided under APB 25 and to adopt the disclosure provisions of SFAS 123.

Fair Value of Financial Instruments

The fair value of financial instruments, primarily accounts receivable, accounts payable and notes payable and debentures, closely approximate the carrying values of the instruments due to the short-term maturates or recent issuance of such instruments.

Comprehensive Income (Loss)

Comprehensive  income  is  defined  as  all  changes  in  stockholders'  equity, exclusive of transactions with owners, such as capital investments. Comprehensive income includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries, and certain changes in minimum pension liabilities. The Company's comprehensive income (loss) was equal to its net income (loss) for all periods presented in these financial statements.

Long Lived Assets

The Company reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. The Company has not identified any impairment loss during 1999, 1998 and 1997.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the related reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management believes that the estimates are reasonable. The Company's financial statements are based on a number of significant estimates including the valuation of unevaluated oil and gas properties which are the basis for the calculation of impairment of oil and gas properties. Because estimates of fair value of unevaluated oil and gas properties are inherently imprecise, it is reasonably probable that the estimates of fair value associated with the concession in Kazakhstan will materially change during the next year.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

Accounting for Income Taxes

The Company uses the asset and liability approach for financial accounting and reporting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

NOTE 2 - MANAGEMENT PLANS

The Company reported a net loss of approximately $14.9 million during 1999, of which approximately $6.3 million represented non-cash items, and has commitments to fund the operations of its Kazakhstan subsidiary (see Note 10), $4.2 million of non-convertible secured debt, and has convertible debentures totaling approximately $12.6 million (see Note 6 and 7), which may or may not be converted to common stock, that mature in 2004. As of December 31, 1999, the Company had 4.6 million of negative working capital. The Company intends to be very conservative with its spending overseas during 2000. As of March 2000, the Company's existing working capital was insufficient to provide all the funds it requires to complete its minimum work program in Kazakhstan during 2000. However, in the past, the Company has negotiated reductions and deferrals of its minimum requirements in Kazakhstan and believes that, if necessary, it can do so again. The Company's reservoir development studies, which have been verified by Ryder Scott Company L.P., a Houston-based petroleum consulting firm, indicate the presence of a significant amount of recoverable gas reserves at the Company's License 1551. The Company is currently negotiating with two separate large Russian/American oil and gas companies regarding a sale of up to 75% of its ownership interest in License 1551, and one of these companies has also expressed an interest in providing development financing to the Company in addition to a purchase of a partial interest. In addition, the Company expects to sign a gas sales agreement in the second quarter of 2000 with Gazprom, which will allow the Company to classify the gas reserves as proved reserves, thereby potentially providing it with a borrowing base (the "Borrowing Base") for development and working capital. The proceeds derived from the sale of a portion of License 1551 and/or the Borrowing Base should provide the Company with the necessary capital to fund its obligations during 2000 and beyond.

The Company recently signed an agreement with Maretech Corporation to lease its crude unit at Lake Charles. The agreement is expected to provide the Company with sufficient working capital to fund most of its domestic operations overhead during the year 2000 and beyond. This agreement will also enable the Company to continue its asphalt operations. As of March 21, 2000, the Company has a backlog of asphalt sales of approximately $10.5 million, which are primarily higher-margin polymer-enhanced products. Management of the Company has also been seeking sources of capital to enable the Company to supplement its operating activities and to fulfill commitments which may arise in 2000 and beyond. Maretech may cancel the agreement should they be unable to operate profitably and in certain other circumstances provided in the lease agreement.

As operations at the Refinery expand during 2000, the Company plans, to the extent possible, to prudently obtain bank or other conventional, non-equity financing to replace its existing convertible debt and provide the supplemental funds necessary to support its operations and minimum work program in Kazakhstan. If the Company is unable to derive the necessary working capital from the Refinery, St. Marks, AIM, the sale of a portion of its License 1551 properties, or from a joint venture partner in Kazakhstan to support its operations during 2000, or obtain the necessary financing to adequately supplement or provide all of its funding needs, its ability to continue operations could be materially and adversely effected. As a result, there is substantial doubt about the Company's ability to continue as a going concern.

NOTE 3 - ACCOUNTS AND SHORT-TERM NOTES RECEIVABLE:

Accounts and notes receivable are shown below:

                                                                                          December 31,
                                                                             ------------------------------------
                                                                                 1999                     1998
                                                                             -----------              -----------
Accounts receivable - trade                                                  $   377,125              $ 1,499,651
Note receivable - Gold Line (See Note 8)                                              --                  900,732
Current portion - Note receivable - MIP                                        1,493,750                1,515,750
Other                                                                            120,428                   46,936
                                                                             -----------              -----------
                                                                               1,991,303                3,963,069
Less - allowance for doubtful accounts                                        (1,493,950)              (3,414,627)
                                                                             -----------              -----------
                                                                             $   497,553              $   548,442
                                                                             ===========              ===========

NOTE 4 - OTHER LONG-TERM ASSETS:

                                                                                          December 31,
                                                                             ------------------------------------
                                                                                 1999                     1998
                                                                             -----------              -----------
Other long-term assets consist of the following:

  Note receivable - MIP (See Note 1), net of
   discount of $18,651 and $69,255, respectively                             $ 1,252,696              $ 1,118,200
                                                                             ===========              ===========

NOTE 5 - ACCRUED LIABILITIES:

Accrued liabilities consist of the following:

                                                                                          December 31,
                                                                             ------------------------------------
                                                                                 1999                     1998
                                                                             -----------              -----------
Accrued payroll                                                              $    15,935              $    35,756
Accrued interest                                                                 499,666                   47,206
Corporate taxes                                                                  116,608                  171,768
Excise taxes                                                                          --                1,246,684
Property taxes                                                                   176,591                  175,000
Sales Taxes                                                                       56,913                  107,135
Other                                                                            435,758                   56,944
                                                                             -----------              -----------

                                                                             $ 1,301,472              $ 1,840,493
                                                                             ===========              ===========

NOTE 6 - SHORT TERM DEBT

                                                                                          December 31,
                                                                             ------------------------------------
                                                                                 1999                     1998
                                                                             -----------              -----------
13% - $2,500,000 secured Bridge Note, net of unamortized
  discount of $276,500 - due June 1, 2000, collateralized
  by the shares of the St. Marks subsidiary and certain
  St. Marks real estate, effective interest rate - 13%                       $ 2,223,500              $        --

10% - $265,000 unsecured demand note due to officers -
 includes interest of $1,850 due at December 31, 1998.                                --                  266,850

Trade notes payable - various notes due from one
  month to twelve months - interest ranges from 8.5%
  to 14.5%, includes $106,851 of interest due at
  December 31, 1999 - collateralized by accounts
  receivable, inventory, and certain fixed assets.                             1,736,831                1,725,350
                                                                             -----------              -----------
                                                                             $ 3,960,331              $ 1,992,200
                                                                             ===========              ===========

NOTE 7 - LONG-TERM DEBT:
                                                                                          December 31,
                                                                             ------------------------------------
                                                                                 1999                     1998
                                                                             -----------              -----------

14% - $12,000,000 unsecured convertible debenture, due
 April 21, 2000, net of unamortized financing cost of $362,659,
 Effective interest rate - 40% (1)                                           $        --              $ 6,110,961

5% - $10,000,000 secured convertible debenture, due
February 18, 2004, net of unamortized financing cost
of $437,050, collateralized by the Lake Charles facility,
effective interest rate - 28% (2)                                              8,734,200                       --

6% - $7,250,000 secured convertible debenture, due
August 18, 2004, net of unamortized financing cost
of $199,608, collateralized  by the fixed assets at the
St. Marks facility, effective interest rate - 26% (2)                        $ 3,250,392                       --
                                                                             -----------              -----------
                                                                             $11,984,592              $ 6,110,961
                                                                             ===========              ===========

(1) Convertible into the Company's common stock at the average of the lowest five (5) consecutive daily weighted average sales prices of the common stock as reported by Bloomberg, LP for the forty (40) trading days ending on the day prior to the date of conversion.

(2) Convertible into the Company's common stock at the average of the lowest five (3) consecutive daily weighted average sales prices of the common stock as reported by Bloomberg, LP for the forty (20) trading days ending on the day prior to the date of conversion.

The effective interest rate as stated for debt instruments does not necessarily reflect the actual cash cost to the Company for that specific debt instrument. The effective interest rate reflects presumed incremental yield the holder of the debt instrument may derive from the discounted conversion rate of such instrument and the fair value of warrants issued to debt holders. During 1999, the Company sold convertible debentures totaling $17,250,000. During 1999, $7,602,373 of convertible debentures were converted into the Company's common stock at discounts to market of 15%.

NOTE 8 - REFINERY LEASE:

In October 1990, the Company leased its refinery to Gold Line. All amounts owed to AIRI by Gold Line on October 1, 1992 were restructured to a note totaling $1,244,192, due on September 30, 1995 bearing interest at prime plus 2%. The note was to be retired in monthly installments equal to 10% of Gold Line's monthly operating cash flow, if such operating cash flow was positive. No amounts were collected pursuant to the provision and the note was fully reserved for during 1992. No interest was accrued with respect to this note.

On March 22, 1995, the term of the lease was extended through March 31, 1998. In consideration for extending the lease, Gold Line executed a $1,801,464 promissory note (which amount includes the $1,244,192 note referred to above and certain trade receivables owed the Company by Gold Line of $506,332 at December 31, 1994) payable in installments of principal and interest through June 15, 1997. The promissory note bears interest at prime plus 1%. The Company established a reserve for doubtful accounts of $1,921,518 at December 31, 1996. In February 1996, in order to enhance the business strength of the lessee of its Refinery and to assist it in securing a new government contract, the Company agreed to reduce the fully reserved principal balance of its note receivable from the lessee to $900,732 from $1,801,464.

During the third and fourth quarters of 1996, Gold Line began to fall behind in their monthly lease fee payments to AIRI, even though it was processing an average in excess of 400,000 barrels of feedstock per month during these periods. On February 3, 1997, the Company delivered a Default Notice to Gold Line informing Gold Line of various items of default under the Lease Agreement, including non-payment of lease fees totaling approximately $567,000 and 1996 real estate taxes of approximately $208,000. Subsequent Notices of Default were also delivered to Gold Line covering additional items of default, including an additional $287,000 in unpaid lease fees and $29,000 of unpaid insurance premiums (which premiums were paid by AIRI). On February 18, 1997, the Company delivered a Termination Notice and Notice to Vacate, pursuant to the Lease Agreement, whereby the Company gave written notice to Gold Line to vacate the leased premises five days from the date the Notice was delivered. Gold Line did not comply with the Company's Notice to Vacate, so on February 26, 1997 the Company filed suit against Gold Line. On March 20, 1997, the court terminated the Lease Agreement and ordered Gold Line to vacate the refinery premises within 24 hours of the Order, with which Gold Line complied.

In light of the events, which occurred after December 31, 1996, the Company reserved all lease fees due from Gold Line as of December 31, 1996 and did not record earned lease fees of $443,000 during 1997. See Note 10 - "Commitments and Contingent Liabilities - Gold Line Defaults".

NOTE 9 - STOCK OPTIONS AND WARRANTS:

Outstanding warrants and options

At December 31, 1999, 1998 and 1997, the following warrants and options for the purchase of common stock of the Company were outstanding, which are exercisable upon demand any time prior to the expiration date.

           Number of Shares Underlying
                Options and Warrants
                  at December 31,                         Exercise                 Expiration
                  ---------------                         --------                 ----------
        1999            1998              1997            Price                    Date
        ----            ----              ----            -----                    ----
            --             --          5,957,207            $4.000                 March 1, 1998 (3)(2)
            --             --            100,000            $0.487                 January 31, 1999(4)(2)
            --         22,681             22,681            $2.131                 July 22, 1999(4)(2)
            --        864,000            960,000            $2.713                 August 6, 1999(4)(2)
            --        200,000                 --            $2.000                 August 24, 1999(4)(2)
            --      1,500,000                 --            $2.000                 October 9, 1999(1)(2)
            --             --          1,500,000            $6.250                 October 9, 1999(4)(2)
            --      1,781,000          1,852,500            $0.500                 December 31, 1999(1)(2)
            --      1,210,000                 --            $2.000                 December 31, 1999(1)(2)
     1,358,000             --                 --           $0.5000                 July 31, 2000(1)
        50,000         50,000             50,000           $0.5000                 November 1, 2000(1)
            --             --             61,547            $0.469                 July 15, 2001(4)(2)
            --             --            100,000            $1.000                 July 15, 2001(4)(2)
            --             --             10,500            $0.475                 July 16, 2001(4)(2)
            --             --              8,333            $0.415                 August 19, 2001(4)(2)
        16,667         16,667             16,667            $0.413                 August 20, 2001(4)
         8,420          8,420             18,519            $0.406                 October 31, 2001(4)
            --             --             10,000            $0.500                 November 11, 2001(4)(2)
            --             --             20,000            $0.500                 November 12, 2001(4)(2)
            --             --             30,000            $0.398                 April 1, 2002(4)(2)
            --         60,000             60,000            $0.398                 June 6, 2002(4)
       200,000        200,000            200,000            $2.000                 July 30, 2002(4)
        64,000             --                 --            $1.200                 October 6, 2002(4)
     1,500,000             --                 --            $2.000                 October 9, 2002(1)
            --        197,500                 --            $3.000                 October 14, 2002(4)(2)
            --             --            197,500            $6.250                 October 14, 2002(4)(2)
            --             --             10,000            $0.500                 November 5, 2002(4)(2)
       100,000        100,000                 --            $2.000                 December 1, 2002(1)
     1,400,000      1,500,000          1,518,750            $1.050                 December 31, 2002(1)(2)
            --             --            100,000            $4.280                 December 31, 2002(1)(2)
     1,400,000      1,400,000                 --            $2.000                 April 21, 2003(4)
            --        118,500                 --            $2.000                 April 21, 2003(4)(2)
            --        100,000                 --            $2.600                 April 21, 2003(4)(2)
            --         25,000                 --            $3.000                 April 21, 2003(4)(2)
     1,595,978             --                 --            $2.000                 April 22, 2003(4)
        15,000         15,000                 --            $1.375                 June 29, 2003(1)(2)
       782,000        782,000                 --            $2.000                 June 29, 2003(1)

       197,500             --                 --            $1.200                 October 14, 2003(4)
     2,000,000             --                 --            $2.562                 February 18, 2004 (4)
     1,342,275             --                 --            $0.825                 March 30, 2004(1)
       118,500             --                 --            $1.200                 April 21, 2004(4)
       200,000             --                 --            $1.238                 July 21, 2004 (1)
       712,500             --                 --            $1.450                 August 18, 2004(4)
       100,000             --                 --            $1.000                 September 30, 2004(4)
        50,000             --                 --            $1.500                 September 30, 2004(4)
        50,000             --                 --            $0.750                 October 19, 2004(4)
       375,000             --                 --            $0.800                 November 2, 2004(4)
       400,000             --                 --            $0.900                 December 1, 2004(4)
       250,000             --                 --            $0.500                 December 31, 2004(1)
       250,000             --                 --            $1.000                 December 31, 2004(1)
        50,000             --                 --            $0.800                 July 14, 2005(4)
       300,000             --                 --            $0.800                 August 18, 2005(4)
    ----------     ----------       ------------
    14,885,840     10,150,768         12,804,204
    ==========     ==========       ============

     (1) Represents options held by employees and directors of the Company. The exercise price and expiration date of such options reflects the adjustments approved by the Company's Board of Directors.

     (2) These options and warrants were canceled or expired, as applicable, in 1997 or 1998 as indicated in the table.

     (3)  Class A Warrants;

     (4)  Other non-employee warrants.


     Stock option plans

1995 Plan

The Company established a 1995 Stock Option Plan (the "1995 Plan"). The 1995 Plan was approved by the Board of Directors on November 8, 1995 and by the Company's shareholders on July 11, 1996. The 1995 Plan is administered by the Board of Directors of the Company or a Committee designated by them. Under the 1995 Plan employees, including officers and managerial or supervising personnel, are eligible to receive Incentive Stock Options ("ISO's") or ISO's in tandem with stock appreciation rights ("SAR's"), and employees, Directors, contractors and consultants are eligible to receive non-qualified stock options ("NQSO's") or NQSO's in tandemwith SAR's. Options may be granted under the 1995 Plan to purchase an aggregate of 3,500,000 shares of Common Stock. If an option granted under the 1995 Plan terminates or expires without having been exercised in full, the unexercised shares subject to that option will be available for a further grant of options under the 1995 Plan. Options may not be transferred other than by will or the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by the optionee.

Options may not be granted under the 1995 Plan after November 7, 2005. The exercise price of the options granted under the 1995 Plan cannot be less than the fair market value of the shares of Common Stock on the date the option is granted. ISO's granted to shareholders owning 10% or more of the outstanding voting power of the Company must be exercised at a price equal to at least 110% of the fair market value of the shares of Common Stock on the date of grant. The aggregate fair market value of Common Stock, as determined at the time of the grant with respect to which ISO's are exercisable for the first time by any employee during any calendar year, shall not exceed $100,000. Any additional Common Stock as to which options become exercisable for the first time during any such year are treated as NQSO's. The total number of options granted under the 1995 Plan, as of December 31, 1999 was 3,333,750.

1998 Plan

Under the Company's 1998 Stock Option Plan (the "1998 Plan"), the Company's employees, Directors, independent contractors, and consultants are eligible to receive options to purchase shares of the Company's common stock. The Plan allows the Company to grant incentive stock options ("ISOs"), nonqualified stock options ("NQSOs"), and ISOs and NQSOs in tandem with stock appreciation rights ("SARs", collectively "Options"). A maximum of 5,000,000 shares may be issued and no options may be granted after ten years from the date the 1998 Plan is adopted, or the date the Plan is approved by the stockholders of the Company, whichever is earlier. The exercise price of the Options cannot be less than the fair market value of the shares of common stock on the date the Option is granted. Options granted to individuals owning 10% or more of the outstanding voting power of the Company must be exercisable at a price equal to 110% of the fair market value on the date of the grant. The 1998 Plan was submitted to and approved by the Company's stockholders at its annual meeting in 1998.

Activity in the 1995 and 1998 Stock Option Plans for the years ended December 31, 1997, 1998 and 1999 was as follows:

                                                                Weighted Average
                                              Number of          Exercise Price
                                               Shares               Per Share
                                               ------               ---------

Outstanding, January 1, 1997                  1,902,500            $    0.50
Canceled                                     (1,852,500)           $    0.50
Granted                                       3,471,250            $    0.84
Expired                                              --                   --
                                              ---------

Outstanding, December 31, 1997                3,521,250            $    0.83
Canceled                                        (68,750)           $    .074
Granted                                       2,007,000            $    2.00
Exercised                                       (21,500)           $    .050
                                              ---------

Outstanding December 31, 1998                 5,438,000            $    1.23
Granted                                       2,242,275            $    0.95
Exercised                                      (523,000)           $    0.61
Expired                                      (1,410,000)           $    2.00
                                              ---------

Outstanding December 31, 1999                 5,747,275            $    0.99
                                              =========

As of December 31, 1999, options to acquire 4,093,850 shares of the Company's common stock with exercise prices ranging from $0.50 to $2.00, were fully vested and exercisable at a weighted average exercise price of $0.92 per share. The remaining 1,653,425 options, with exercise prices ranging from $0.825 to $2.00, having a weighted average exercise price of $1.15 per share, will vest through 2004.

If not previously  exercised,  options  outstanding  at December 31, 1999,  will expire as follows:  1,358,000  options  expire on July 31,2000;  50,000  options expire on November 1, 2000; 100,000 expire on December 1, 2002; 1,400,000 options expire on December 31, 2002; 797,000 options expire on June 29, 2003; 1,342,275 options expire on March 30, 2004; 200,000 options expire on July 21, 2004; and 500,000 options expire on December 31, 2004. The weighted average grant date fair value of the options issued during 1997 and the weighted average exercise price of those options amounted to $0.75 and $0.85, respectively. The weighted average grant date fair value of the options issued during 1998 and the weighted average exercise price of those options amounted to $0.68 and $2.00, respectively. The weighted average grant date fair value of the options issued during 1999 and the weighted averaged exercise price of those options amounted to $0.75 and $0.95, respectively.

The options to acquire 2,242,275 of common stock issued during 1999 were granted with exercise prices greater than the stock price on the grant date.

During 1997, 1,852,500 options were granted whose exercise price was less than the stock price on grant date. These options were existing options issued in prior years and whose expiration date was extended in 1997 to December 31, 1999. The option exercise price was not changed during 1997. Under generally accepted accounting practices, the extension of these expiration dates constitutes a new issue of options. New issues in 1997 of 1,618,750 options were granted with exercise prices greater than the stock price on grant date.

In October 1995, the Financial Accounting Standards Board issued a new statement titled "Accounting for Stock-Based Compensation" (SFAS 123). SFAS 123 encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based on fair value. Fair value is generally determined under an option pricing model using the criteria set forth in SFAS 123.

The Company applies APB Opinion 25, Accounting of Stock Issued to Employees, and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed price stock option plans. Had compensation expense for the Company's stock based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS 123, the Company's net loss and loss per common share would have been increased to the pro forma amounts indicated below:

                                                               1999               1998               1997
                                                               ----               ----               ----
Net loss                       As reported               $(14,917,868)      $  (9,103,113)     $ (17,953,621)
                               Pro forma                  (16,314,519)        (10,545,636)       (19,325,148)

Net loss per common share      As reported               $      (0.20)      $       (0.17)     $       (0.43)
                               Pro forma                        (0.22)              (0.20)             (0.47)

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk- free rates of 4.5% to 6.1%; volatility ranging from 96.01% to 105.51%, no assumed dividend yield; and expected lives of 1.5 months to 3 years.

During 1997, the expiration date of certain options were extended from December 31, 1997 until December 31, 1999. In accordance with SFAS 123 the revaluation and/or the extension of the expiration dates of the options constitutes a new issuance of options. In 1997, $744,000 was charged to compensation expense and is reflected in the net loss as reported.


NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES:

IRS Excise Tax Claim

In May 1992, AIRI was advised by the Internal Revenue Service ("IRS") that the IRS was considering an assessment of excise taxes, penalties and interest of approximately $3,500,000 related to the sale of fuel products during 1989. The IRS claimed that AIRI failed to comply with an administrative procedure that required sellers and buyers in tax-free transactions to obtain certification from the IRS. The Company believes that AIRI complied with the substance of the then existing requirements and that such sales were either tax-free or such excise taxes were paid by the end-users of such products. AIRI offered to negotiate a settlement of this matter with IRS Appeals since early 1993. Such negotiations included face-to-face meetings, numerous phone calls and written transmittals and several offers of settlement by both the Company and the IRS. During these negotiations, the IRS Appeals officers offered to waive all of the penalties and 75% of the amount of the proposed tax liability. However, AIRI rejected this offer and requested the IRS' National Office to provide technical advice to its Appeals officers. After numerous conferences and discussions with the National Office in 1995, the National Office issued an adverse Technical Advice Memorandum ("TAM") to its Appeals Office in Dallas, Texas, to the effect that AIRI should be liable for the tax on the sale of diesel fuel for the first three quarters of 1989. However, subsequent to the issuance of the TAM, the IRS Appeals officer indicated to AIRI that the IRS still wanted to negotiate a settlement. In 1998, the Company reached a final agreement (the "IRS Agreement") with the IRS to settle this matter by agreeing to pay an aggregate of $646,633 in tax, plus interest accrued for the applicable periods involved. In the IRS Agreement, the IRS waived all penalties and 75% of the amount of the originally proposed tax liability. The Company continues to maintain that it is not liable for the excise taxes at issue, but agreed to settle the dispute at a significantly lower amount of liability in order to bring this long-running issue to conclusion. In February 1999, the Company paid all amounts due to the IRS on this matter, which totaled approximately $1.3 million.

Environmental Lawsuit

In January 1994, a lawsuit captioned Paul R. Thibodeaux, et al. (the "Plaintiffs") v. Gold Line Refinery Ltd. (a limited partnership), Earl Thomas, individually and d/b/a Gold Line Refinery Ltd., American International Refinery, Inc., Joseph Chamberlain individually (collectively, the "Defendants") (Docket No. 94-396), was filed in the 14th Judicial District Court for the Parish of Calcasieu, State of Louisiana. Subsequently, several parties were joined as plaintiffs or defendants in the lawsuit. The lawsuit alleged, among other things, that the defendants, including AIRI, caused or permitted the discharge of hazardous and toxic substances from the Lake Charles Refinery into the Calcasieu River. The plaintiffs sought an unspecified amount of damages, including special and exemplary damages.

In October 1997, the Plaintiffs and Defendants agreed upon a cash settlement, of which the Company's share of $45,000 was placed into escrow in October 1997 and paid in 1998. This matter was fully and finally settled during the first quarter of 1998 and all claims were dismissed with prejudice as to all defendants, which included the Company and AIRI.

Employment agreements

The Company has employment agreements with its Chairman and its Chief Executive Officer under which these officers receive an annual base salary of $250,000 and $350,000, respectively.

Transfer of Funds - U.S. and Foreign

The Company currently operates in the Republic of Kazakhstan and there are no restrictions on the transfer of funds into and out of the country between the Company's U.S. and foreign branch of its subsidiary, AIPK.

Gold Line Defaults

During the third and fourth quarters of 1996, Gold Line defaulted on their obligations to pay lease fees, insurance premiums, property taxes and other items to AIRI under the terms of the Lease Agreement totaling an aggregate of $567,000. In addition, Gold Line paid no lease fees to AIRI during the first quarter of 1997. On February 18, 1997, AIRI filed suit against Gold Line for termination of the Lease Agreement and damages including unpaid processing fees, real-estate taxes, insurance premium and other items which may be due under the terms of the Lease Agreement. Notice to vacate was also sent to Gold Line, and after the demand to vacate was not met, a pleading to evict Gold Line was filed as an incident to the original suit. After a hearing on March 20, 1997, the court granted the eviction and Gold Line vacated the Refinery premises. The Company filed suit for damages and received a judgment in its favor of $1.5 million. However, since Gold Line has filed for protection under Chapter 11 of the Bankruptcy Code, and there are certain secured creditors who have made significant claims against Gold Line, the total of which claims may exceed the total value of Gold Line's assets, the collectibility of this judgment by the Company is uncertain. The Company has provided an allowance during 1996 of $682,000, which fully reserves all amounts due AIRI from Gold Line.

Lease commitments

The Company leases office space under two operating leases which expire in 2003 and 2006. Future minimum annual payments under these operating leases are $459,000, $464,000, $474,000, $479,000 and $268,800 for 2000, 2001, 2002,
2003and 2004, respectively, and $268,800 thereafter.

Minimum lease payments have not been reduced by minimum sublease rentals due in the future under noncancelable subleases. The composition of total rental expense for all operating leases was as follows:

                                  1999                1998               1997
                                  ----                ----               ----

Minimum rentals                 $431,242            $150,530           $158,313
Less - sublease rentals               --                  --            (21,740)
                                --------            --------           --------

Total rent expense              $431,242            $150,530           $136,573
                                ========            ========           ========

Other Contingencies

In addition to certain matters described above, the Company and its subsidiaries are party to various legal proceedings. Although the ultimate disposition of these proceedings is not presently determinable, in the opinion of the Company, any liability that might ensue would not be material in relation to the consolidated financial position or results of operations of the Company.

Trifinery Litigation

Trifinery V. American International Refinery, Inc. Etc. Cause No. 98-11453; in the 269th Judicial District; in and For Harris County, Texas Plaintiff, Trifinery, has filed suit in a Harris County District Court against the Company and its wholly-owned subsidiary, American International Refinery, Inc. ("AIRI"). Trifinery has asserted claims for recovery of compensatory and punitive damages based on the following theories of recovery; (1) breach of contract, (2) disclosure of confidential information; and (3) tortuous interference with existing contractual relations. Generally, Trifinery has alleged that in connection with the due diligence conducted by the Company and AIRI of the business of Trifinery, the Company and AIRI had access to confidential or trade secret information and that the Company and AIRI have exploited that information, in breach of an executed Confidentiality Agreement, to the detriment of Trifinery. Trifinery seeks the recovery of $20,000,000 in compensatory damages and an undisclosed sum in connection with its claim for the recovery of punitive damages.

In addition to seeking the recovery of compensatory and punitive damages, Trifinery sought injunctive relief. Specifically, Trifinery sought to enjoin the Company and AIRI from: (1) offering employment positions to the key employees of Trifinery; (2) contacting the suppliers, joint venture partners and customers of Trifinery in the pursuit of business opportunities; (3) interfering with the contractual relationship existing between Trifinery and St. Marks Refinery, Inc.; and (4) disclosing or using any confidential information obtained during the due diligence process to the detriment of Trifinery. The Company and AIRI have asserted to a general denial to the allegations asserted by Trifinery. The Company and AIRI also moved the district court to refer the matter to arbitration, as provided for in the Confidentiality Agreement, and to stay the pending litigation. On March 27, 1999, the district court referred the matter to arbitration, as requested by the Company and AIRI, and stayed litigation. At present, the dispute existing between the Company, AIRI and Trifinery in Texas will be decided by a panel of three arbitration judges under the American Arbitration Association rules for commercial disputes. Two arbitrators have been identified by the parties and the third is in the process of being chosen. The Company and AIRI are vigorously defending this matter and the Company's counsel anticipates a favorable outcome, although a definitive outcome is not yet determinable.

On February 26, 1998, the Company entered into a Letter Agreement with DSE, Inc., the parent corporation of St. Marks Refinery, Inc., whereby the Company agreed to purchase or lease the refinery and terminals facility located at St. Marks, Florida. Thereafter, St. Marks Refinery, Inc. elected to terminate its storage agreement with Trifinery. On March 10, 1998, Trifinery sued St. Marks Refinery, Inc. in the United states District Court for the Northern District of Florida, Case No. 4:98cv86-WS, and sought an injunction to prevent immediate termination of its storage agreement. Following an evidentiary hearing, the District Judge denied Trifinery's application for injunctive relief and adopted the recommendations of the Magistrate, who found in part that Trifinery had failed to prove a substantial likelihood of success on the merits. The District Court's order was appealed by Trifinery to the United States Court of Appeals for the Eleventh Circuit, but the Appellate Court denied Trifinery's motion for injunction pending appeal. On appeal, the federal court found in favor of Trifinery and issued a judgement related thereto for $175,000, which was paid by the Company on behalf of St. Marks in March 1999. However, DSE, Inc. has agreed to reimburse the Company $75,000 of the $175,000, pursuant to DSE, Inc.'s indemnification of the Company included in the Stock Purchase Agreement under which the Company purchased St. Marks. The remaining $100,000 was capitalized as acquisition cost of the St. Marks Refinery.

Kazakhstan

On May 12, 1997, the Company, through its wholly-owned subsidiary, American International Petroleum Kazakhstan ("AIPK"), entered into an agreement with Med Shipping and Trading S.A. ("MED"), a Liberian corporation, to buy from MED, in exchange for a combination of cash and stock, a 70% working interest in a Kazakhstan concession. As part of the acquisition, the Company is required to perform certain minimum work programs over a five year period which consists of the acquisition and processing of 3,000 kilometers of new seismic data, reprocessing 500 kilometers of existing seismic data, and a minimum of 6,000 linear meters of exploratory drilling. In addition, the Company assumed an obligation to pay the Kazakhstan Government three annual payments of $200,000 each beginning July 1998 for the purchase of existing seismic and geological data on the Kazakhstan concession. The total cost remaining for this minimum program is $5.6 million before the end of 2001.

The Company has also entered into a consulting agreement with certain MSUP joint venture partners. The consulting agreement requires monthly payments of $12,500 through July 31, 1998 and $23,000 monthly through April 22, 2000.

Year 2000 Issues

The Company evaluated the potential impact of the nearly universal practice in the computer industry of using two digits rather than four to designate the calendar year, leading to incorrect results when computer software performs arithmetic operations, comparisons or date field sorting involving years later than 1999. Management believes that in light of the limited nature of the computer software used by the Company and the limited scope of its electronic interaction with other entities, issues relating to modification or replacement of existing systems will not have a material effect on the operations or financial condition of the Company. Although the Company is not aware of any circumstances in which the failure of a supplier or customer to deal successfully with such issues would have a material impact, there can be no assurance that such will be the case. As of March 31, 2000, the Company had not encountered any negative effects relating to the Year 2000 issues, either internally or with any of its vendors or suppliers.

NOTE 11 - INCOME TAXES:

The Company reported a loss from operations during 1997, 1998, and 1999 and has a net operating loss carryforward from prior years' operations. Accordingly, no income tax provision has been provided in the accompanying statement of operations. The Company has available unused tax net operating loss carryforwards of approximately $52,000,000 which expire in years 2000 through 2019. Due to a change in control, as defined in Section 382 of the Internal Revenue Code ("382"), which occurred in 1994 and 1998, the Company's utilizable tax operating loss carryforwards to offset future income have been restricted. These restrictions will limit the Company's future use of its loss carryforwards.

The components of the Company's deferred tax assets and liabilities are as follows:

                                                                                December 31,
                                                                   -------------------------------------
                                                                        1999                     1998
                                                                   ------------             ------------
Deferred taxes:
     Net operating loss carryforwards                                19,745,000             $ 14,807,000
     Allowance for doubtful accounts                                  1,300,000                1,300,000
     Depreciation, depletion, amortization and impairment            (1,951,000)              (1,650,000)
                                                                   ------------             ------------
Net deferred tax asset                                               19,094,000               14,457,000
                                                                   ------------             ------------
Valuation allowance                                                $(19,094,000)            $(14,457,000)
                                                                   ============             ============

The valuation allowance relates to the uncertainty as to the future utilization of net operating loss carryforwards. The increase in the valuation allowance during 1999 of approximately $4,637,000 primarily reflects the increase in the Company's net operating loss carryforwards during the year.

A reconciliation of the provision for income taxes to the statutory United States tax rate is as follows (in thousands):

                                                                    For the Year Ended December 31,
                                                        -------------------------------------------------------
                                                            1999                 1998                  1999
                                                        -----------           -----------           -----------
Federal tax benefit computed at statutory rate          $(5,072,000)          $(3,095,000)          $(6,104,000)

Other, net                                                  435,000              (212,000)            1,633,000

Increase in valuation allowance                         $(4,637,000)          $(3,307,000)          $(4,471,000)
                                                        -----------           -----------           -----------
     Actual provision                                   $        --           $        --           $        --
                                                        ===========           ===========           ===========


NOTE 12 - CONCENTRATIONS OF CREDIT RISK AND FAIR VALUE OF FINANCIAL INSTRUMENTS:

Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable and notes receivable and marketable securities. For investments, fair value equals quoted market price. Trade accounts receivable outstanding at December 31, 1999 have been collected in the normal course of business. An MIP note receivable of $1,493,750 received in the sale of the Colombia and Peru properties, as previously discussed, was due during 1998 and in default and has been fully reserved at December 31, 1999. An additional MIP note receivable of $1,252,696 also received in the sale mentioned above and due in 2000 is payable out of production from the Colombia properties. This note is carried at full value at December 31, 1999 and the Company has no reason to believe that it will not collect this receivable. Fair value of fixed-rate long-term debt and notes receivable are determined by reference to rates currently available for debt with similar terms and remaining maturities. The Company believes the carrying value of its short-term and long-term debt approximates fair value. The reported amounts of financial instruments such as cash equivalents, accounts receivable, accounts payable, short-term debt, and accrued liabilities approximate fair value because of their short-term maturities. The MIP notes receivable were recorded at a discount to yield a fair market interest rate. The Company believes the effective interest rate on the MIP notes approximates market rates at December 31, 1999.

Four of the Company's asphalt customers account for an aggregate of 54% of the Company's sales in 1999. The Company has the ability to draw on it's customer's posted performance bonds and personal guarantees to collect any past due accounts.

The estimated fair value of the Company's financial instruments is as follows:

                                             1999                                        1998
                               ---------------------------------           ---------------------------------
                                Carrying                Fair                 Carrying                Fair
                                  value                 value                 value                  value
                                  -----                 -----                 -----                  -----
MIP Notes Receivable           $ 1,252,696           $ 1,252,696           $ 1,118,200           $ 1,118,200

Short-term debt                $ 3,960,331           $ 3,960,331           $ 1,992,200           $ 1,992,200

Long-term debt                 $11,984,592           $11,984,592           $ 6,110,961           $ 6,110,961


NOTE 13 - GEOGRAPHICAL SEGMENT INFORMATION:

The Company has had three reportable segments which are primarily in the business of oil and natural gas, exploration, development, and production and the refining and marketing of petroleum products. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performances based on profit and loss before income and expense items incidental to their respective operations. The Company's reportable segments are managed separately because of their geographic locations. Financial information by operating segment is presented below:

Financial information, summarized by geographic area, is as follows:


                               Geographic Segment
                               ------------------
                                                                                                            Consolidated
1999                                         United States            Colombia           Kazakhstan             Total
----                                         ------------            ------------       ------------        ------------
Sales and other
     operating revenue                       $  8,137,867            $       --         $         --        $  8,137,867
Interest income and other
     corporate revenues                                                                                          214,171
                                             ------------            ----------         ------------        ------------


Total revenue                                $   8,137,86                    --                   --           8,352,038
Costs and operating
     expense                                   13,116,830                    --         $         --          13,116,830
                                             ------------            ----------         ------------        ------------

Operating profit (loss)                      $ (4,978,963)           $       --         $         --        $ (4,764,792)
                                             ============            ==========         ============        ============

General corporate expense                                                                                      3,652,497
Interest expense                                                                                               6,500,579
                                                                                                            ------------

Net loss                                                                                                    $(14,917,868)
                                                                                                            ============

Identifiable assets
     at December 31, 1999                    $ 33,877,437            $       --         $ 32,162,385        $ 66,039,822
                                             ============            ==========         ============        ============

Corporate assets                                                                                               3,618,447
                                                                                                            ------------

Total assets at
     December 31, 1999                                                                                      $ 69,658,269
                                                                                                            ============

Depreciation, depletion
     and amortization                        $  1,730,710            $       --         $         --        $  1,730,710
                                             ------------            ----------         ------------        ============

Capital Expenditures,
     net of cost recoveries                  $  1,062,053            $       --         $  8,498,390        $  9,560,443
                                             ============            ==========         ============        ============


                                                               Geographic Segment
                                                               ------------------

                                                                                                            Consolidated
1998                                         United States            Colombia           Kazakhstan             Total
----                                         ------------            ----------         ------------        ------------
Sales and other
   Refinery operating revenue(1)             $ 11,394,009            $       --         $         --        $ 11,394,009
Interest income and other
   corporate revenues                                                                                            460,597
                                             ------------            ----------         ------------        ------------

Total revenue                                  11,394,009                    --                   --          11,854,606
Refinery costs and operating
   expense                                     14,214,767                    --         $         --          14,214,767
                                             ------------            ----------         ------------        ------------

Operating profit (loss)                      $ (2,820,758)           $       --         $         --        $ (2,360,061)
                                             ============            ==========         ============        ============

General corporate expense                                                                                      4,830,003
Interest expense                                                                                               1,912,949
                                                                                                            ------------

Net loss                                                                                                    $ (9,103,113)
                                                                                                            ============

Identifiable assets
     at December 31, 1998                    $ 35,234,530            $       --         $ 22,677,073        $ 57,911,603
                                             ============            ==========         ============        ============

Corporate assets                                                                                            $  2,949,731
                                                                                                            ------------

Total assets at
     December 31, 1998                                                                                      $ 60,861,334
                                                                                                            ============

Depreciation, depletion
     and amortization                        $    813,088            $       --         $         --        $    813,088
                                             ============            ==========         ============        ============
Capital Expenditures,
     net of cost recoveries                  $ 15,494,897            $       --         $ 10,748,427        $ 26,243,324
                                             ============            ==========         ============        ============

(1) Refinery sales to Conoco accounted for 19% of the Company's sales during the year.


                                                               Geographic Segment
                                                               ------------------

                                                                                                            Consolidated
1997                                         United States              Colombia         Kazakhstan             Total
----                                         ------------            ------------       ------------        ------------
Sales and other
     operating revenue                       $     23,298            $    292,947       $         --        $    316,245
Interest income and other
     corporate revenues                                                                                          511,719
                                             ------------            ------------       ------------        ------------

Total revenue                                                              23,298            292,947        $    827,964
Costs and operating
     expense                                    1,189,188                 463,371       $         --           1,652,559
                                             ------------            ------------       ------------        ------------

Operating profit (loss)                      $ (1,165,890)           $   (170,424)      $         --        $   (824,595)
                                             ============            ============       ============

General corporate expense                                                                                     10,465,064
Interest expense                                                                                               6,663,992
                                                                                                            ------------

Net loss                                                                                                    $(17,953,651)
                                                                                                            ============

Identifiable assets
     at December 31, 1997                    $ 21,159,627            $        --        $ 11,724,477        $ 32,884,104
                                             ------------            ------------       ------------

Corporate assets                                                                                               8,955,756
                                                                                                            ------------

Total assets at
     December 31, 1997                                                                                      $ 41,839,860
                                                                                                            ============

Depreciation, depletion
     and amortization                        $    704,048            $    70,216        $         --        $    774,264
                                             ============            ============       ============        ============

Capital Expenditures,
     net of cost recoveries                  $  5,606,031            $        --        $ 11,724,477        $ 17,330,508
                                             ============            ============       ============        ============

NOTE 14 - SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES AND DISCLOSURES OF CASH FLOW INFORMATION:

The Company has issued shares of common stock and common stock warrants in the acquisitions and conversions of the following noncash transactions:

                                                                      1999               1998               1997
                                                                      ----               ----               ----
Conversion of debentures                                          $ 7,602,373        $15,526,380        $ 9,343,022
Stock issued in lieu of current liabilities                         1,473,713          1,669,717            233,559
Issuance of warrants related to convertible debentures              1,584,106            936,459          6,264,411
Issuance of stock - unearned compensation                                  --            196,900                 --
Issuance of stock - compensation                                           --                 --             40,000
Issuance of stock - services                                          654,453            128,125            247,607
Issuance of stock and warrants - for oil and gas properties         1,852,366                 --          9,254,688
Issuance of stock- for refinery and equipment                              --          1,687,500                 --
Issuance of stock for collateral on debt                          $ 1,065,938                 --                 --

Cash paid for interest, net of amounts capitalized, was $1,943,124, $62,532, and $765,312, during 1999, 1998, and 1997, respectively.

Cash paid for corporate franchise taxes was $94,506, $60,078, and $70,003, during 1999, 1998 and 1997, respectively.

Interest capitalized was $547,786; $7,055,340; $340,966 during the years ended December 31, 1999, 1998, and 1997, respectively.

NOTE 15 - SUBSEQUENT EVENTS:

Financing

In February 2000, the Company sold a $2,500,000 Bridge Note in a private placement to a single investor. The note is a 13% six-month note due June 1, 2000. The proceeds of the sale were used for working capital.

NOTE 16 - EMPLOYEE BENEFITS:

During the fourth quarter of 1997 the Company established a defined contribution 401(k) Plan for its employees. The plan provides participants a mechanism for making contributions for retirement savings. Each employee may contribute certain amounts of eligible compensation. In July 1998, the Company amended the plan to include a Company matching contribution provision. The plan allows for the Company to match employee contributions into the plan at the rate of $0.50 for each $1.00 contributed by the employee, with a Company matching contribution limited to a maximum of 5% of the employee salary. To be eligible for the Company matching program, employees must be employed by the Company for 90 days. Employer contributions vest evenly over three years from the employee's anniversary date. The Company had contributions for the year ended December 31, 1999 totaling approximately $61,500.

                      SUPPLEMENTARY OIL AND GAS INFORMATION
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

The   accompanying   unaudited  oil  and  gas   disclosures   are  presented  as
supplementary information in accordance with Statement No. 69 of the Financial Accounting Standards Board.

                AMERICAN INTERNATIONAL PETROLEUM AND SUBSIDIARIES
                      SUPPLEMENTARY OIL AND GAS INFORMATION

Capitalized costs relating to oil and gas activities and costs incurred in oil and gas property acquisition, exploration and development activities for each year are shown below:

CAPITALIZED COSTS

                                             Colombia                             Kazakhstan
                                ---------------------------------   ---------------------------------------
                                  1999       1998         1997         1999(1)      1998(1)       1997(2)
                                  ----       ----         ----         -------      -------       -------
Unevaluated property not
   subject to amortization      $   --     $   --     $        --   $31,556,376   $23,438,886   $11,724,477
Proved and unproved
   properties                       --         --              --            --            --            --
Accumulated deprecia-
   tion, depletion and
   amortization                     --         --              --            --            --            --
                                ------     ------     -----------   -----------   -----------   -----------
Net Capitalized costs           $   --     $   --     $        --   $31,556,376   $23,438,886   $11,724,477
                                ======     ======     ===========   ===========   ===========   ===========

Costs incurred in oil and gas
 property acquisition,
exploration and
development activities

Property acquisition            $   --     $   --     $        --   $31,556,376   $23,438,886   $11,724,477
   costs - proved and
   unproved properties
Exploration Costs                   --         --              --            --            --            --
Development costs                   --         --              --            --            --            --
Results of operations for oil
and gas producing activities

Oil and gas sales               $   --     $   --     $   292,947   $        --   $        --   $        --
                                ------     ------     -----------   -----------   -----------   -----------
Lease operating costs               --         --          98,766            --            --            --
Depreciation, depletion
   and amortization                 --         --          70,216            --            --            --
Provision for reduction
   of oil and gas properties        --         --              --            --            --            --
                                ------     ------     -----------   -----------   -----------   -----------
                                    --         --         168,982            --            --            --
                                ------     ------     -----------   -----------   -----------   -----------
Income (loss) before
   tax provision                    --         --         123,965            --            --            --
Provision (benefit) for
   income tax                       --         --              --            --            --            --
                                ------     ------     -----------   -----------   -----------   -----------
Results of operations           $   --     $   --     $   123,965            --            --            --
                                ======     ======     ===========   ===========   ===========   ===========

                                                 Total
                                 ---------------------------------------
                                     1999         1998          1997
                                     ----         ----          ----
Unevaluated property not
   subject to amortization       $31,556,376   $23,438,886   $11,724,477
Proved and unproved
   properties                             --            --            --
Accumulated deprecia-
   tion, depletion and
   amortization                           --            --            --
                                 -----------   -----------   -----------
Net Capitalized costs            $31,556,376   $23,438,886   $11,724,477
                                 ===========   ===========   ===========

Costs incurred in oil and gas
 property acquisition,
exploration and
development activities

Property acquisition             $31,556,376   $23,438,886   $11,724,477
   costs - proved and
   unproved properties
Exploration Costs                         --            --            --
Development costs                         --            --            --
Results of operations for oil
and gas producing activities

Oil and gas sales                $        --   $        --   $   292,947
                                 -----------   -----------   -----------
Lease operating costs                     --            --        98,766
Depreciation, depletion
   and amortization                       --            --        70,216
Provision for reduction
   of oil and gas properties              --            --            --
                                 -----------   -----------   -----------
                                          --            --       168,982
                                 -----------   -----------   -----------
Income (loss) before
   tax provision                          --            --       123,965
Provision (benefit) for
   income tax                             --            --            --
                                 -----------   -----------   -----------
Results of operations                     --            --   $   123,965
                                 ===========   ===========   ===========

(1) Unevaluated property not subject to amortization reflected in 1999 and 1998 includes Kazakhstan properties and non-Kazakhstan oil and gas properties.

(2) Unevaluated property not subject to amortization reflected in 1997 includes Kazakhstan properties only.


OIL AND GAS RESERVES:

Oil and gas proved reserves cannot be measured exactly. Reserve estimates are based on many factors related to reservoir performance which require evaluation by the engineers interpreting the available data, as well as price and other economic factors. The reliability of these estimates at any point in time depends on both the quality and quantity of the technical and economic data, the production performance of the reservoirs as well as extensive engineering judgment. Consequently, reserve estimates are subject to revision as additional data become available during the producing life of a reservoir. When a commercial reservoir is discovered, proved reserves are initially determined based on limited data from the first well or wells. Subsequent data may better define the extent of the reservoir and additional production performance, well tests and engineering studies will likely improve the reliability of the reserve estimate. The evolution of technology may also result in the application of improved recovery techniques such as supplemental or enhanced recovery projects, or both, which have the potential to increase reserves beyond those envisioned during the early years of a reservoir's producing life.

The  following  table   represents  the  Company's  net  interest  in  estimated
quantities of proved developed and undeveloped reserves of crude oil, condensate, natural gas liquids and natural gas and changes in such quantities at December 31, 1999, 1998 and 1997. Net proved reserves are the estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserve volumes that can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves are proved reserve volumes that are expected to be recovered from new wells on undrilled acreage or from existing wells where a significant expenditure is required for recompletion.

                                               United States                   Colombia                       Total
                                               -------------                   --------                       -----
                                             Oil            Gas           Oil           Gas             Oil           Gas
                                             BBLS           MCF           BBLS          MCF             BBLS          MCF
                                             ----           ---           ----          ---             ----          ---
January 1, 1997                                 --            --       4,010,419     14,679,400      4,010,419     14,679,400
       Revisions of
       previous estimates                       --            --              --             --             --             --
       Extensions, discoveries
       and other additions                      --            --              --             --             --             --
       Sales of reserves                        --            --      (3,892,146)   (14,679,400)    (3,892,146)   (14,679,400)
       Production                               --            --        (118,273)            --       (118,273)            --
                                         ---------     ---------     -----------    -----------    -----------    -----------
December 31, 1997                               --            --              --             --             --             --
       Revisions of
       previous estimates                       --            --              --             --             --             --
       Extensions, discoveries
       and other additions                      --            --              --             --             --             --
       Sales of reserves                        --            --              --             --             --             --
       Production                               --            --              --             --             --             --
                                         ---------     ---------     -----------    -----------    -----------    -----------
December 31, 1998                               --            --              --             --             --             --
       Revisions of
       previous estimates                       --            --              --             --             --             --
       Extensions, discoveries
       and other additions                      --            --              --             --             --             --
       Sales of reserves                        --            --              --             --             --             --
       Production                               --            --              --             --             --             --
                                         ---------     ---------     -----------    -----------    -----------    -----------
December 31, 1999                               --            --              --             --             --             --
                                         =========     =========     ===========    ===========    ===========    ===========

                                               United States                   Colombia                       Total
                                               -------------                   --------                       -----
                                             Oil            Gas           Oil           Gas             Oil           Gas
                                             BBLS           MCF           BBLS          MCF             BBLS          MCF
                                             ----           ---           ----          ---             ----          ---
Net proved developed reserves
January 1, 1997                                 --            --         948,721      6,321,100        948,721      6,321,000
December 31, 1997                               --            --            --             --             --             --
December 31, 1998                               --            --            --             --             --             --
December 31, 1999                               --            --            --             --             --             --

Changes to reserves in 1997 reflect the sale of the Colombia subsidiary as of February 25, 1997.

CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS:

The aggregate change in the standardized measure of discounted future net cash flows was $0 in 1999 and 1998 and a decrease of $21,902,016 in 1997. The principal sources of change were as follows:

                                                                For the years ended December 31,
                                                       ---------------------------------------------------
                                                            1999               1998               1997
                                                            ----               ----               ----
Beginning of year                                      $        --        $        --      $  21,902,016
Sales and transfer of oil and gas produced,
     net of production costs                                    --                 --           (161,813)

Net changes in prices and production costs                      --                 --                 --
Extensions, discoveries, additions and
     improved recovery, less related costs                      --                 --                 --
Net change due to sales of minerals in place                    --                 --        (21,740,203)

Previously estimated development costs
     incurred during the year                                   --                 --                 --
Changes in estimated future
     development costs                                          --                 --                 --
Revisions of previous reserve
     quantity estimates                                         --                 --                 --
Changes in timing and other                                     --                 --                 --
Accretion of discount                                           --                 --                 --
                                                       -----------        -----------      -------------
End of year                                            $        --        $        --      $          --
                                                       ===========        ===========      =============

          AMERICAN INTERNATIONAL PETROLEUM CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                  September 30,   September 30,
                                                                      2000             1999
                              Assets                              (Unaudited)       (Unaudited)
                                                                ---------------  --------------
Current assets:
  Cash and cash equivalents                                     $     748,158    $   1,175,590
  Accounts and notes receivable, net                                  677,694        1,142,143
  Inventory                                                           161,787          845,807
  Deferred financing costs                                             92,567          572,139
  Prepaid expenses                                                    694,885        1,145,405
       Total current assets                                         2,375,091        4,881,354
Property, plant and equipment:
  Unevaluated oil and gas property                                 33,176,504       28,812,748
  Refinery property and equipment                                  38,026,963       37,992,214
  Other                                                             1,038,335          811,006
                                                                   72,241,802       67,615,968

Less - accumulated depreciation, depletion, and amortization       (8,025,168)      (5,957,877)
       Net property, plant and equipment                           64,216,634       61,658,091
Notes receiviable, less current portion                               785,112        1,219,072
Other long-term assets, net                                           280,449           26,250
                                                                -------------    -------------

       Total assets                                             $  67,657,286    $  67,784,767
                                                                =============    =============

               Liabilities and Stockholders' Equity
Current liabilities:
  Short-term debentures                                         $   6,581,447    $          --
  Notes payable - officers and directors                              450,000          240,000
  Notes payable - trade                                             1,262,035        1,946,245
  Other short term debt and current portion of long term debt              --        1,233,604
  Accounts payable                                                  1,331,840        2,898,378
  Accrued liabilities                                               1,396,061        1,070,704
       Total current liabilities                                   11,021,383        7,388,931
Long-term debt                                                      5,503,765       13,435,859
       Total liabilities                                           16,525,148       20,824,790

Commitments and contingent liabilities                                     --               --
Minority Interest Liability                                           305,956               --

Stockholders' equity:
  Preferred stock, par value $0.01, 7,000,000 shares
    authorized, 1,250 and no shares issued and outstanding at
   September 30, 2000 and September 30, 1999, respectively                 13               --
  Additional paid-in capital, preferred stock                       1,186,738               --
  Common stock, par value $.08,  200,000,000 shares
    authorized,  114,192,964 and 76,535,262 shares issued
    outstanding at September 30, 2000 and September 30, 1999,
    respectively                                                    9,135,436        6,122,821
  Additional paid-in capital, common stock                        154,467,480      142,952,863
  Common stock issued as collateral, held in escrow                  (731,250)      (1,932,863)
  Accumulated deficit                                            (113,232,235)    (100,182,173)
       Total stockholders' equity                                  50,826,182       46,959,977
                                                                -------------    -------------
Total liabilities and stockholders' equity                      $  67,657,286    $  67,784,767
                                                                =============    =============

                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 2000

1. Statement of Information Furnished

The accompanying unaudited condensed consolidated financial statements of American International Petroleum Corporation and Subsidiaries (the "Company") have been prepared in accordance with Form 10-Q instructions and in the opinion of management contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of September 30, 2000, the results of operations and cash flows for the three and six month periods ended September 30, 2000 and 1999. These results have been determined on the basis of generally accepted accounting principles and practices applied consistently with those used in the preparation of the Company's 1999 Annual Report on Form 10-K.

Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that the accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's 1999 Annual Report on Form 10-K.

The Company utilizes the Equity Method to account for its asphalt joint venture operations. The profits from the joint venture, after all costs have been recovered, are to be split on a fifty fifty basis. Because the Company is an equal share participant in the joint venture, the sales of asphalt for the joint venture are not reported in the Company's consolidated financials; its investment in the joint venture is initially recorded at cost, then is reduced by dividends and increased or decreased by the Company's proportionate share in the net earnings or loss of the joint venture.

                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 1999

1. Statement of Information Furnished

The accompanying unaudited condensed consolidated financial statements of American International Petroleum Corporation and Subsidiaries (the "Company") have been prepared in accordance with Form 10-Q instructions and in the opinion of management contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of September 30, 1999, the results of operations and cash flows for the three and nine month periods ended September 30, 1999 and 1998. These results have been determined on the basis of generally accepted accounting principles and practices applied consistently with those used in the preparation of the Company's 1998 Annual Report on Form 10-K.

Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that the accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's 1998 Annual Report on Form 10-K.

          AMERICAN INTERNATIONAL PETROLEUM CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                   (Unaudited)

                                                                      2000             1999
                                                                 -------------    -------------

Revenues:
  Refinery operating revenues                                    $   2,708,374    $   6,948,853
  Other                                                                119,386          171,275
       Total revenues                                                2,827,760        7,120,128
Expenses:

  Costs of goods sold - refinery                                     3,383,644        6,993,606
  General and administrative                                         4,994,368        4,809,263
  Depreciation, depletion and
   amortization                                                      1,554,494        1,250,773
  Interest                                                           2,748,872        5,787,910
                                                                 -------------    -------------
       Total expenses                                               12,681,378       18,841,552
                                                                 -------------    -------------

Net loss                                                         $  (9,853,618)   $ (11,721,424)
                                                                 =============    =============

Net loss per share of common stock - basic and diluted           $       (0.09)   $       (0.17)
                                                                 =============    =============

Weighted-average number of shares
 of common stock outstanding                                       105,258,877       69,675,997
                                                                 =============    =============

          AMERICAN INTERNATIONAL PETROLEUM CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                   (Unaudited)

                                                                         2000            1999
                                                                    ------------    ------------
Cash flows from operating activities:
  Net loss                                                          $ (9,853,618)   $(11,721,424)
  Adjustments to reconcile net loss to net
   cash used by operating activities:
     Depreciation, depletion, amortization and accretion of
          discount on debt                                             2,725,413       4,886,549
     Accretion of premium on notes receivable                            (22,416)        (37,953)
     Non-cash provision for services                                      20,000         742,488
     Issuance of stock for compensation expense                          147,790              --
     Changes in assets and liabilities:
        Accounts and notes receivable                                   (180,141)       (593,971)
        Inventory                                                        561,301         708,887
        Prepaid and other                                                 95,633        (906,222)
        Accounts payable and accrued liabilities                        (344,171)       (726,160)
                                                                    ------------    ------------
            Net cash used in operating activities                     (6,850,209)     (7,647,806)
Cash flows from investing activities:
  Additions to oil and gas properties                                 (1,620,128)     (3,827,413)
  Additions to refinery property and equipment                           (27,281)       (793,506)
  (Increase) decrease to other long term assets                          540,263        (224,507)
                                                                    ------------    ------------
             Net cash used in investing activities                    (1,107,146)     (4,845,426)
Cash flows from financing activities:
  Net increase in short-term debt                                      4,419,163       1,075,000
  Net decrease in notes payable                                         (474,796)        (45,955)
  Net increase in notes payable - officers                               450,000         240,000
  Repayments of long-term debt                                                --      (3,500,000)
  Proceeds from exercise of stock warrants
    and options                                                          191,438         773,032
  Proceeds from sale of preferred stock                                2,366,001              --
  Proceeds from issuance of debentures, net                                   --      14,750,000
                                                                    ------------    ------------
             Net cash provided by financing activities                 6,951,806      13,292,077
                                                                    ------------    ------------
Net increase (decrease) in cash and
  cash equivalents                                                    (1,005,549)        798,845
Cash and cash equivalents at beginning of period                       1,753,707         376,745
                                                                    ------------    ------------

Cash and cash equivalents at end of period                          $    748,158    $  1,175,590
                                                                    ============    ============


Supplemental cash flow information:
Preferred stock converted in common stock                           $  1,179,250    $         --

          AMERICAN INTERNATIONAL PETROLEUM CORPORATION AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                   (Unaudited)

                                                                                               Common
                                                                                Additional     Stock
                                Preferred stock          Common stock           paid-in      Held In     Accumulated
                              Shares        Amount     Shares      Amount       capital      Escrow        deficit         Total
                            ----------------------- ------------------------ -------------- -----------  -------------  -----------
Balance, January 1, 2000            --      $    --  91,282,773 $ 7,302,621  $ 145,605,966  $(1,065,938) $(103,378,617) $48,464,032

Conversions of debentures                            14,941,073   1,195,286      5,656,829           --             --    6,852,115
Issuance of stock in lieu
of current liabilities                                2,595,349     207,628      1,346,518           --             --    1,554,146
Issuance of stock for
compensation                                            262,762      21,021        126,769           --             --      147,790
Issuance of stock options
and warrants                                                 --          --        385,746           --             --      385,746
Options and warrants
exercised                                             1,558,340     124,667         64,471           --             --      189,138
Stock issued and adjustment
to value of stock
previously issued for
collateral on debt                                      300,000      24,000        144,752      334,688             --      503,440
Sale of Convertible
Preferred Stock                  1,250      $    13          --          --      1,186,738           --             --    1,186,751
Preferred stock converted
into common stock                                     3,252,667     260,213        919,037           --             --    1,179,250
Imputed interest
convertible preferred stock                                  --          --        217,392           --             --      217,392
Net loss for the period                                      --          --                          --     (9,853,618)  (9,853,618)
                              --------      ------- -----------  -----------  ------------  -----------  -------------  -----------

Balance, September 30, 2000      1,250      $    13 114,192,964 $ 9,135,436  $ 155,654,218  $  (731,250) $(113,232,235)  50,826,182
                              ========      ======= =========== ===========  =============  ===========  =============   ==========

          AMERICAN INTERNATIONAL PETROLEUM CORPORATION AND SUBSIDIARIES
       CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                   (Unaudited)

                                                                                           Common
                                                                        Additional         Stock
                                                 Common stock             paid-in          Held In     Accumulated
                                              Shares       Amount         capital          Escrow         deficit           Total
                                           ----------   -----------   -------------    -----------    -------------    ------------
Balance, January 1, 1999                   65,992,328   $ 5,279,385   $ 129,711,531             --    $ (88,460,749)   $ 46,530,167

Conversions of debentures                   4,053,020       324,242       2,471,004             --               --       2,795,246
Issuance of stock in lieu of current
    liabilities                             1,553,926       124,315       1,429,720             --               --       1,554,035
Issuance of stock and options for
    services                                  648,919        51,914         690,574             --               --         742,488
Issuance of stock for property and
    equipment                               1,090,000        87,200       1,174,466             --               --       1,261,666
Issuance of stock options and warrants             --            --       2,421,827             --               --       2,421,827
Imputed interest on debentures
    convertible at a discount to market            --            --       2,602,940             --               --       2,602,940
Options and warrants exercised              1,302,069       104,166         668,866             --               --         773,032
Issuance of stock for collateral on debt    1,895,000       151,600       1,781,263             --               --              --
Net loss
                                                   --            --              --     (1,932,863)     (11,721,424)    (11,721,424)
                                           ----------   -----------   -------------    -----------    -------------    ------------

Balance, September 30, 1999                76,535,262   $ 6,122,821   $ 142,952,192    $(1,932,863)   $(100,182,173)   $ 46,959,977
                                           ==========   ===========   =============    ===========    =============    ============

INDEPENDENT AUDITOR'S REPORT ON SCHEDULE


Stockholders and Board of Directors
American International Petroleum Corporation
New York, New York

We have audited the consolidated financial statements of American International Petroleum Corporation and its subsidiaries as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999. Our audits for such years also included the financial statement schedule of American International Petroleum Corporation and its subsidiaries, listed in Item 14-2, for each of the years in the three-year period ended December 31, 1999. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to report on this schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



HEIN + ASSOCIATES
Houston, Texas
March 30, 2000

          AMERICAN INTERNATIONAL PETROLEUM CORPORATION AND SUBSIDIARIES
                 SCHEDULE I - VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)

                                         Balance at       Additions Charged            Deductions:           Balance at End of Year
                                      Beginning of Year      to Costs and         Accounts Written off
                                                               Expenses             Against Allowance
Description

December 31, 1997
Allowance for Doubtful Accounts            $ 1,921             $    --                   $   --                      $1,921

December 31, 1998
Allowance for Doubtful Accounts            $ 1,921             $ 1,494                   $   --                      $3,415

December 31, 1999
Allowance for Doubtful Accounts            $ 3,415             $    --                   $1,921                      $1,494

                Part II - Information not Required in Prospectus

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses that will be paid by us in connection with the distribution of the shares of common stock being registered under this registration statement:

         Securities and Exchange Commission registration fee........ $  3,386.25
         Legal fees and expenses....................................   15,000.00
         Accounting fees............................................    5,000.00
         Miscellaneous..............................................      613.75
                                                                     -----------
                  Total............................................. $ 24,000.00
                                                                     ===========


Item 14.  Indemnification of Directors and Officers

Under Section 78.751 of the Revised Nevada Statutes, directors and officers may be indemnified against judgments, fines and amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and reasonably incurred as a result of specified actions or proceedings, including appeals, whether civil or criminal, other than an action by or in the right of the corporation - a derivative action if they acted in good faith and for a purpose which they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and reasonably incurred by them in connection with the defense or settlement of such an action, including appeals, except in respect of a claim, issue or matter as to which such person shall have been finally adjudged to be liable to the corporation, unless and only to the extent a court of competent jurisdiction deems proper.

In accordance with Section 78.037(1) of the Revised Nevada Statutes, Article VIII of the our Articles of Incorporation, as amended, eliminates the personal liability of our directors to our company or our shareholders for monetary damages for breach of their fiduciary duties as directors, with certain limited exceptions set forth in said Article VIII and Section 78.037(1).

Article VII of our Bylaws provides for indemnification of directors, officers and others as follows:

"On the terms, to the extent, and subject to the condition prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees of any such action or proceeding, or any appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action or proceeding, expenses incurred by such person in defending such action or proceeding. On the terms, to the extent, and subject to the conditions prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made a party to an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, against the reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of such action, or in connection with an appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action, expenses incurred by such person in defending such action or proceeding."

We maintain insurance, at our expense, to reimburse our company and directors and officers of the company and of direct and indirect subsidiaries against any expense, liability or loss arising out of indemnification claims against directors and officers and to the extent otherwise permitted under the Revised Nevada Statutes.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.  Recent Sales of Unregistered Securities

During the past three years, we have sold securities to a limited number of persons, as described below. Except as indicated, there were no underwriters involved in the transactions and there were no underwriting discounts or commissions paid in connection therewith. The purchasers of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the certificates for the securities issued in such transactions. All purchasers of securities in each such transaction had adequate access to information about us, and in the case of transactions exempt from registration under Section 4(2) of the Securities Act, were sophisticated investors.


     1. On April 21, 1998, we issued and sold $12,000,000 principal amount of our 14% convertible notes due 2002, together with warrants to purchase an aggregate of 1,400,000 shares of common stock, to four accredited investors for a total purchase price of $11,880,000. The issuance and sale of these securities was exempt from the registration requirement of the Securities Act under Section 4(2) and Rule 506 of Regulation D. During 1998 and 1999, we issued a total of 12,110,632 shares of our common stock to the investors upon conversion of $5,000,000 principal amount of the notes and in payment of $2,388,619 accrued interest on the notes. The issuance of these shares was exempt from the registration requirements of the Securities Act under Section 3(a)(9).

     2. On April 21, 1999, we entered into an equity line of credit agreement with four accredited investors for the sale of up to $40,000,000 of our common stock. We issued warrants to purchase 3,595,978 shares of common stock to these investors in connection with the equity line of credit agreement. This transaction and the issuance of the warrants was exempt from the registration requirements of the Securities Act under Section 4(2) and Rule 506 of Regulation D.

     3. On January 22, 1999, we issued and sold $1,800,000 principal amount of bridge notes, together with warrants to purchase 200,000 shares of our common stock, to an accredited investor. The issuance and sale of these securities was exempt from the registration requirements of the Securities Act under Section 4(2) and Rule 506 of Regulation D.

     4. On February 9, 1999, we issued and sold $10,000,000 principal amount of our 5% convertible secured debenture due 2004, together with warrants to purchase 2,000,000 shares of common stock, to an accredited investor for a purchase price of $10,000,000. The issuance and sale of these securities was exempt from the registration requirements of the Securities Act under Section 4(2) and Rule 506 of Regulation D. We have issued a total of 12,169,453 shares of our common stock upon conversion of $4,359,865 principal amount of the debenture and in payment of $244,856 accrued interest on the debenture. The issuance of these shares was exempt from the registration requirements of the Securities Act under Section 3(a)(9).

     5. On March 15, 1999, we issued 40,000 shares of common stock to a consultant as partial consideration for services rendered on our behalf. This issuance and sale of these shares was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

     6. On April 12, 1999, we issued and sold $1,825,000 principal amount of bridge notes, together with warrants to purchase 500,000 shares of common stock, to an accredited investor for a total purchase price of $1,825,000. The issuance and sale of these securities was exempt from the registration requirements of the Securities Act under Section 4(2) and Rule 506 of Regulation D.

     7. From March 30, 1999 to June 17, 1999, we issued an aggregate of 1,952,113 shares of common stock to fourteen business entities as consideration for services rendered on our behalf. The issuance of these shares were exempt from the registration requirements of the Securities Act under Section 4(2).

     8. On August 19, 1999, we issued and sold $7,250,000 principal amount of our 6% convertible debentures due 2004, together with warrants to purchase 1,087,500 shares of common stock, to two accredited investors for a total purchase price of $7,250,000. We paid a commission of $145,000 and issued a warrant to purchase 200,000 shares of common stock to J. W.

          Genesis Financial Corporation in connection with this transaction. The issuance and sale of these securities was exempt from the registration requirements of the Securities Act under Section 4(2) and Rule 506 of Regulation D.

          During 1999 and 2000, we issued a total of 17,174,285 shares of common stock to the investors upon conversion of $7,250,000 principal amount of the debentures and in payment of $170,033 accrued interest on the debentures. The issuance of these shares was exempt from the registration requirements of the Securities Act under Section 3(a)(9).

     9. From July 9, 1999 to September 30, 1999, we issued an aggregate of 1,508,968 shares to six business entities as consideration for services rendered on our behalf. The issuance of these shares was exempt from the registration requirements of the Securities Act under
          Section 4(2).

     10. From July 1, 1989 to September 29, 1999, we issued an aggregate of 810,000 shares of common stock to J. W. Genesis Securities, Inc., GCA, Ms. Caroline Mia Reed, and H. Glenn Bagwell upon exercise of warrants. The issuance of these shares was exempt from the registration requirement of the Securities Act under Section 4(2).

     11. On September 2, 1999, we issued an aggregate of 25,000 shares of our common stock to Lockwood Resources Ltd. and Mr. Chaim Klapholtz in settlement of a litigation. The issuance of these shares was exempt from the registration requirements of the Securities act under Section 4(2).

     12. On August 6, 1999 we issued 5,000 shares of common stock to Mr. Joe Michael McKinney as a signing bonus. The issuance of these shares was exempt from the registration requirements of the Securities Act under
          Section 4(2).

     13. On February 28, 2000, we issued and sold $1,850,000 principal amount of bridge notes, together with warrants to purchase 500,000 shares of common stock, to an accredited investor for a total purchase price of $1,609,500. The issuance and sale of these securities was exempt from the registration requirements of the Securities Act under Section 4(2) and Rule 506 of Regulation D.

     14. On May 8, 2000, we issued $3,000,000 principal amount of bridge notes, together with 250,000 shares of our common stock and warrants to purchase an additional 350,0000 shares of common stock, to an accredited investor for a purchase price of $2,700,000. The issuance and sale of these securities was exempt from registration requirements of the Securities Act under Section 4(2) and Rule 506 of Regulation D.

     15. On July 18, 2000, we entered into a securities purchase agreement to sell up to $10,000,000 of our series A convertible preferred stock to an accredited investor. We issued warrants to purchase 200,000 shares of our common stock to the investor in connection with this transaction. We have issued and sold 6,250 shares of series A convertible preferred stock to the investor under this agreement for a total purchase price of $6,250,000. We have paid commissions of $312,500 and issued warrants to purchase 375,000 shares of common stock to LKB Financial LLC in connection with this transaction. The issuance and sale of these securities was exempt from the registration requirements of the Securities Act under Section 4(2) and Rule 506 of Regulation D.

          We have issued 24,963,624 shares of common stock to the investor upon conversion of the series A convertible preferred stock. The issuance of these shares was exempt from the registration requirements of the Securities Act under Section 3(a)(9).


Exhibits and Financial Statement Schedules.

(a)      Exhibits

2.1 Share Purchase Agreement dated February 25, 1997, among AIPC and AIPCC, PAIPC and Mercantile. (8)

3.1  Our Restated Articles of Incorporation. (6)

3.2  Our By-laws, as amended. (11)

4.1  Form of Securities Purchase Agreement dated February 28, 2000. (17)

4.2  Form of Bridge Note issued in connection with Exhibit 4.1. (17)

4.3  Form of Warrant issued in connection with Exhibit 4.1. (17)

4.4  Form of Security Agreement issued in connection with Exhibit 4.1. (17)

4.5  Form of Registration Rights issued in connection with Exhibit 4.1. (17)

4.6  Form of Promissory Note (17)

4.7  Form of Warrant issued in connection with Exhibit 4.6 (17)

4.8  Form of 8% Convertible Subordinated Debentures due August 1, 1999. (9)

4.9 Form of Subscription Agreement used in connection with the offering of the Registrants' debentures referenced in Exhibit 4.8. (9)

4.10 Form of Warrant to purchase shares of the Registrants' Common Stock issued in connection with the offering of the Registrants' debentures referenced in Exhibit 4.8. (9)

4.11 Form of Registration Agreement used in connection with the offering of the Registrants' debentures referenced in Exhibit 4.8.(9)

4.12 Form of 14% Convertible Notes due October 15, 1999. (10)

4.13 Form of Subscription Agreement used in connection with the offering of the Registrants' debentures referenced in Exhibit 4.12. (10)

4.14 Form of Warrant to purchase shares of the Registrants' common Stock issued in connection with the offering of the Registrants' debentures referenced in Exhibit 4.12. (10)

4.15 Form of Registration Rights Agreement used in connection with the offering of the Registrants' debentures referenced in Exhibit 4.12. (10)

4.16 Form of Subscription Agreement used in connection with the repayment of debt to a foreign individual. (10)

4.17 Form of Subscription Agreement used in connection with the Registrant's purchase of a 70% interest of MED Shipping Usturt Petroleum Company Ltd.(10)

4.18 Form of Warrant to purchase shares of the Registrant's common Stock issued in connection with the purchase referenced in Exhibit 4.17. (10)

4.19 Our 1998 Stock Option Plan.(14)

4.20 Our 1998 Stock Award Plan.(14)

4.21 14% Convertible Note due April 21, 2000 (12)

4.22 Securities Purchase Agreement dated April 21, 2000 (12)

4.23 Agreement and First Amendment dated April 21, 1998 to the Securities Purchase Agreement dated October 9, 1997. (12)

4.24 Form of Warrant issued pursuant to the Securities Purchase and Equity Agreements associated with Exhibits 4.22 and 4.23 (12)

4.25 Equity Financing Agreement dated April 21, 1998. (12)

4.26 Registration Rights Agreement dated April 21, 1998. (12)

4.27 Letter Agreement dated June 26, 1998 between the Registrant and certain investors. (13)

4.28 Convertible Debenture Purchase Agreement dated February 18, 1999. (2)

4.29 Form of 5% Convertible Secured Debenture dated February 18, 1999. (2)

4.30 Form of Warrant issued pursuant to Convertible Secured Debenture dated February 11, 1999. (2)

4.31 Form of Registration Rights Agreement dated February 18, 1999. (2)

4.32 Form of Mortgage and Security Agreement issued pursuant to the Convertible Secured Debentures dated February 11, 1999. (2)

4.33 Form of 6% Convertible  Debenture Purchase Agreement dated August 19, 1999.
     (15)

4.34 Form of 6% Convertible Secured Debenture issued in connection with the 6% Convertible Debentures referenced in Exhibit 4.33 (15)

4.35 Form of Warrant issued in connection with the 6% Convertible Debentures referenced in Exhibit 4.33. (15)

4.36 Form of Registration Rights Agreement issued in connection with the 6% Convertible Debentures in Exhibit 4.33. (15)

4.37 Form of Security Agreement issued in connection with the 6% Convertible Debentures in Exhibit 4.33. (15)

4.38 Form of Securities Purchase Agreement dated December 1, 1999 by and among the Registrant and GCA Investment Fund Limited. (16)

4.39 Form of Mortgage and Security Agreement between St. Marks Refinery, Inc. and GCA Strategic Investment Fund. (16)

4.40 Form of Warrant issued in connection with the Securities Purchase Agreement referenced in Exhibit 4.38. (16)

4.41 Our 2000 Stock Option Plan. (18)

4.42 Our 2000 Stock Award Plan. (18)

5.1  Consent of Snow Becker Krauss P.C.

10.1 Employment Agreement dated May 1, 1989 by and between George N. Faris and the Registrant. (1)

10.2 Amendment #1 to Employment Agreement, dated May 1, 1989, between George N. Faris and the Registrant. (6)

10.3 Registration Rights Agreement dated July 11, 1996 between George N. Faris and the Registrant. (6)

10.4 $3 million Exchangeable Debenture, granted by AIPCC to the Registrant due February 25, 1999. (8)

10.5 Our Agreement dated April 22, 1997 with MED Shipping and Trading S.A. used in connection with the Registrant's purchase of a 70% interest of MED Shipping Usturt Petroleum Company Ltd. (10)

10.6 Amendment  dated May 9, 1997 to the  Agreement  attached  hereto as Exhibit
     10.5. (10)

10.7 Consulting Agreement dated December 2, 1998. (15)

10.8 Amendment #2 to our Employment Agreement dated May 1, 1989 with George N. Faris. (16)

21.1 Our Subsidiaries.

23.1 Consent of Snow Becker Krauss P.C. (included in Exhibit 5.1)

23.2 Consent of Independent Auditors
-------------
(1) Incorporated herein by reference to our Registration Statement on Form S-1 declared effective on February 13, 1990.

(2) Incorporated herein by reference to our form 8-K, dated March 1, 1999, as amended April 26, 1999.

(3) Incorporated herein by reference to our Registration Statement on Form S-3, declared effective January 15, 1998.

(4) Incorporated  herein by reference to Amendment #19 to Schedule 13D of George
N. Faris for October 13, 1995.

(5) Incorporated herein by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

(6) Incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended June 30, 1996

(7) Incorporated herein by reference to our Form 8-K dated August 19, 1996.

(8) Incorporated herein by reference to our Form 8-K dated March 12, 1997.

(9) Incorporated herein by reference to our Quarterly Report on Form 10-QA for the quarter ended June 30, 1997.

(10) Incorporated herein by reference to our Quarterly Report on Form 10-QA for the quarter ended September 30, 1997.

(11) Incorporated herein by reference to our Annual Report on Form 10-KA for the year ended December 31, 1997.

(12) Incorporated by reference to our Quarterly Report on Form 10-Q-A for the quarter ended March 31, 1998

(13) Incorporated by reference to our Quarterly Report on Form 10-Q-A for the quarter ended June 30, 1998

(14) Incorporated by reference to our Report on Form S-8 dated January 4, 1999.

(15)  Incorporated  by  reference  to our Report on Form 8-K dated  September 9,
1999.

(16) Incorporated by reference to our Annual Report Form 10-K for the fiscal year ended December 31, 1999.

(17)Incorporated by reference to our Quarterly Report on Form 10Q for the quarter ended March 31, 2000.

(18) Incorporated by reference to our Report on Form S-8 dated August 15, 2000.


(b)  Financial Statement Schedules

     None.

Item 17. Undertakings.

     The undersigned Registrant hereby undertakes that it will:

     (a)(l) File, during any period in which it offers or sells the securities offered hereby, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act.

          (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii)Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) For determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to any arrangement, provision or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February ___, 2001.

                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION

By: /s/ George N. Faris             By: /s/ Denis J. Fitzpatrick
    ----------------------------        --------------------------
    George N. Faris                     Denis J. Fitzpatrick
    Chairman of the Board of            Vice President, Chief Financial Officer
    Directors (principal executive      and Secretary (principal financial
    officer)                            and accounting officer)

                                POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints George
N. Faris and/or Denis J. Fitzpatrick, his true and lawful attorney-in-fact and agent, with power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying all that said attorney-in-fact and agent or his substitute or substitutes, or any of them, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February ___, 2001.

Signature

/s/ George N. Faris
------------------------
George N. Faris
Chairman of the Board of
Directors (principal
executive officer)

/s/ Denis J. Fitzpatrick
Denis J. Fitzpatrick
Vice President, Chief
Financial Officer and
Secretary(principal
financial and accounting officer)

/s/ William R. Smart
William R. Smart
Director

/s/ John H. Kelly
------------------
John H. Kelly
Director

/s/Donald G. Rynne
------------------
Donald G. Rynne
Director

/s/Daniel Y. Kim
------------------
Daniel Y. Kim
Director